As filed with the Securities and Exchange Commission on August 24, 2012

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	3841	98-0573252
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4690 Executive Drive, Suite 250

San Diego, CA 92121

(855) 662-6732

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Punit Dhillon

President and Chief Executive Officer

4690 Executive Drive, Suite 250

San Diego, CA 92121

(855) 662-6732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Steven G. Rowles, Esq.

Jeannette V. Filippone, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $0.0001	$	$
Warrants to purchase shares of common stock	—	—
Shares of common stock issuable upon exercise of the Warrants	$	$
Total:	$10,000,000	$1,146.00

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of OncoSec Medical Incorporated as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, on the basis of the maximum aggregate offering price of all of the securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2012

ONCOSEC MEDICAL INCORPORATED

PROSPECTUS

         Shares of Common Stock

Warrants to Purchase up to       Shares of Common Stock

                Shares of Common Stock Underlying the Warrants

We are offering up to            shares of our common stock and warrants to purchase up to             shares of our common stock.  Each purchaser in the offering will receive a unit consisting of one share of our common stock and a warrant to purchase up to         additional share of our common stock.  Units will not be issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.  We are not required to sell any specific dollar amount or number of securities, but will use our best efforts to sell all of the securities being offered.  This offering will terminate on                 , unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. The offering price for the units and the exercise price of the warrants will remain fixed for the duration of the offering.  All costs associated with the registration will be borne by us.

Our common stock is traded on the OTC Bulletin Board under the symbol “ONCS.OB”.  We do not intend to apply for listing of the warrants on any securities exchange and we do not expect that the warrants will be quoted on the OTC Bulletin Board.  On August 22, 2012, the closing price of our common stock on the OTC Bulletin Board was $0.20 per share.

	Per Unit	Total
Offering Price	$	$
Placement Agent’s Fees	$	$
Offering Proceeds, Before Expenses	$	$

(1) In addition we have agreed to issue to the placement agent warrants to purchase up to an aggregate of     % of the aggregate number of shares of common stock sold in this offering and to pay to the placement agent a non-accountable expense allowance equal to     % of the aggregate gross proceeds raised in the offering.

has agreed to act as our lead placement agent in connection with this offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered.  We have agreed to pay the placement agent a placement fee equal to    % of the aggregate gross proceeds to us from the sale of the common stock in the offering.  We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $                  . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.  See “Plan of Distribution” beginning on page 27 of this prospectus for more information on this offering and the placement agent arrangements.

Investing in our common stock involves a high degree of risk.  Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 9 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto.  We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated                       , 2012

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock and warrants.  Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock and warrants discussed in this prospectus under “Risk Factors” beginning on page 9 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to OncoSec Medical Incorporated, a Nevada corporation, and its consolidated subsidiary.

Our Company

We are an emerging drug-medical device and therapeutic company focused on designing, developing and commercializing innovative and proprietary medical approaches for the treatment of solid cancers that have unmet medical needs or where currently approved therapies are inadequate based on their efficacy or side-effects.  We were incorporated under the laws of Nevada on February 8, 2008 as Netventory Solutions Inc. Initially, we provided online inventory services to small and medium sized companies. In March 2011, we acquired from Inovio Pharmaceuticals, Inc. (“Inovio”) certain assets related to the use of drug-medical device combination products for the treatment of different cancers. With this acquisition, we have abandoned our efforts in the online inventory services industry and are focusing our efforts in the biomedical industry.

The assets we acquired from Inovio include intellectual property relating to certain delivery technologies, which we now refer to as the OncoSec Medical System (“OMS”), a therapeutic approach which is based on the use of an electroporation delivery device in combination with an approved chemotherapeutic drug or a DNA-based cytokine to treat solid tumors.  These two different approaches represent unique therapeutic modalities, ImmunoPulse (formerly OMS ElectroImmunotherapy) and NeoPulse (formerly OMS ElectroChemotherapy).  Our ImmunoPulse approach is based on the use of electroporation to enhance the local delivery of DNA plasmids which, upon uptake into cells, direct the production of immunostimulatory cytokines to generate a local, regional and systemic immune response for the treatment of various cutaneous cancers.  NeoPulse utilizes our electroporation technologies for the local delivery of the chemotherapeutic drug bleomycin to treat solid tumors.  OMS consists of an electrical pulse generator console and various disposable applicators specific to the individual tumor size, type and location and is designed to increase the permeability of cancer cell membranes and, as a result, increases the intracellular delivery of selected therapeutic agents.  Our electroporation platform for the delivery of therapeutic agents is designed to target and kill cancerous cells while leaving healthy normal tissues unharmed.  Our mission is to enable people with cancer to live longer with a better quality of life than otherwise possible or available with existing therapies.

Cancer is a disease of uncontrolled cell growth.  The primary front line treatment of solid tumors involves surgical resection and/or radiation to eliminate or debulk tumor growth prior to initiating systemic therapy with chemotherapeutic agents. In the case of invasive surgical procedures, surgeons will often remove or resect an area outside of the obvious tumor mass to ensure that they have excised all of the cancerous tissue because of the difficulty in determining the border, or margin, between healthy and diseased tissue. This treatment can result in the loss of function and appearance of the surrounding tissues, significantly reducing the patient’s quality of life. Although there have been recent advances in non-surgical forms of tumor ablation, such as cryoablation, stereotactic, microwave and high frequency radio ablation therapy, we believe they fail to fully satisfy the clinical need to preserve normal healthy tissue. Given the desire for improved outcomes in the surgical resection of solid tumors, we believe that there can be significant demand for our NeoPulse technology from patients, dermatologists and surgical oncologists.

The NeoPulse approach has been developed up to Phase III clinical trials in the United States for the treatment of recurrent head and neck cancer and Phase I/II for the treatment of recurrent breast cancer. NeoPulse has potential application in a wide range of solid tumors, including basal cell carcinoma, squamous cell carcinoma, melanoma, breast, prostate, and pancreatic cancers.  In addition, Phase IV pre-marketing studies to support the commercialization of NeoPulse in Europe were also performed for the treatment of primary and recurrent head and neck cancers and cutaneous skin cancers.

When detected early and still confined to a single location, cancer may be cured by surgery or irradiation and potentially, by promising new technologies such as NeoPulse. However, neither surgery nor irradiation can cure cancer that has spread throughout the body. Although chemotherapy can sometimes effectively treat cancer that has spread throughout the body, a number of non-cancerous cells, such as bone marrow cells, are also highly susceptible to chemotherapy. As a result, chemotherapy often has fairly significant side effects. In addition, it is common to see cancer return after apparently successful treatment by each of these means.

Immunotherapy, a process which uses the patient’s own immune system to treat cancer, may have advantages over surgery, irradiation, and chemotherapy. Many cancers appear to have developed the ability to “hide” from the immune system. A treatment that can augment the immune response against tumor cells by making the cancer more “visible” to the immune system would likely represent a significant improvement in cancer therapy. Immune-enhancing proteins such as interleukin-2, or IL-2, and interferon-alpha, or IFN- µ , have shown encouraging results. However, these agents often require frequent doses that regularly result in severe side effects.

Two new drugs for metastatic melanoma were approved in 2011, both on the basis of increased survival. Yervoy ®, a monoclonal antibody marketed by Bristol-Myers Squibb Co., increases the effectiveness of T-cells that can seek out and destroy melanoma cells. Zelboraf ®, a B-Raf inhibitor marketed by Roche and Daiichi Sankyo, interrupts a key process in melanoma growth in patients with a particular melanoma mutation. Both drugs are associated with significant side effects, and neither is considered a cure for melanoma.

Our current ImmunoPulse clinical-stage approach consists of directly injecting solid tumors with a DNA plasmid which, upon uptake into cells, direct the production of the encoded immunostimulatory cytokine to generate a local, regional and systemic immune response. The ease of manufacture, convenience, and ability to repeat administration may offer advantages over current modalities of therapy. In addition, cancer therapies using non-viral DNA delivery may offer an added margin of safety compared with viral-based delivery, as no viral particles or other potentially infectious agents are contained in the formulation.

A Phase I clinical trial using our ImmunoPulse approach has been completed and three Phase II clinical trials focused on melanoma, Merkel cell carcinoma and cutaneous t-cell lymphoma have been initiated.

Our business model is based on a commercialization strategy that leverages previous in-depth clinical experiences, previous approvals for the electroporation-based devices and late stage clinical studies in the United States and Europe.  We plan to seek regulatory approvals to initiate specific studies in target markets to collect clinical, reimbursement, and pharmacoeconomic data in order to advance our commercialization strategy.  Our clinical development strategy includes completing the necessary additional clinical trials in accordance with United States Food and Drug Administration (the “FDA”) guidelines for cutaneous cancers including select rare cancers that have limited, adverse or no therapeutic alternatives.  Our strategy also includes expanding the applications of our technologies through strategic collaborations or evaluation of other opportunities such as in-licensing and strategic acquisitions.  We may collaborate with major pharmaceutical and biotechnology companies and government agencies, providing us access to complementary technologies or greater resources. These business activities are intended to provide us with mutually beneficial opportunities to expand or advance our product pipeline and serve significant unmet medical needs. We may license our intellectual property to other companies to leverage our technologies for applications that may not be appropriate for our independent product development.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on February 8, 2008 under the name Netventory Solutions Inc.  to pursue the business of inventory management solutions.  Effective March 1, 2011, we completed a merger with our subsidiary, OncoSec Medical Incorporated, a Nevada corporation which was incorporated solely to effect a change in our name. As a result, we have changed our name from “Netventory Solutions Inc.” to “OncoSec Medical Incorporated”.  Our principal executive offices are located at 4690 Executive Drive, Suite #250, San Diego, CA 92121.  The telephone number at our principal executive office is (855) 662-6732.  Our website address is www.oncosec.com.  Information contained on our website is not deemed part of this prospectus.

The Offering

Securities offered	Up to shares of common stock Warrants to purchase up to shares of common stock Up to shares of common stock issuable upon exercise of the warrants

Common stock outstanding prior to offering	87,856,000(1)

Common stock to be outstanding after the offering	(2)

Use of Proceeds

We expect to use the proceeds received from the offering for payment of amounts due to Inovio in accordance with the Asset Purchase Agreement with Inovio, to fund our clinical trials, and for working capital and general corporate purposes. See “Use of Proceeds” for more information.

OTC Bulletin Board Symbol	“ONCS.OB”

Risk Factors	See “Risk Factors” beginning on page 9 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock and warrants.

(1) Excludes (i) 5,200,000 shares of common stock reserved for future issuance under our 2011 Stock Incentive Plan (the “2011 Plan”) and (ii) 42,246,000 shares of common stock issuable upon the exercise of outstanding warrants.  As of August 22, 2012, there were (i) options to purchase 4,475,000 shares of our common stock outstanding under the 2011 Plan, with a weighted average exercise price of $0.23 per share and (ii) 42,246,000 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $0.50 to $1.20 per share.

(2) Assuming the sale of all shares of common stock covered by this prospectus.  Excludes the up to                shares of common stock that could be issued upon exercise of the warrants sold as part of this offering.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus.  This prospectus contains forward-looking statements.  Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business financial condition, results of operations and stock price.

Risks Related to this Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to             shares of common stock and warrants to purchase an additional            shares of our common stock, and after deducting placement agent commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of                per share, or      %, at the public offering price, assuming no exercise of the warrants.

Since inception we have funded our operations primarily through equity financings, including our issuance on June 24, 2011 of 4,000,000 shares of common stock and three series of warrants to purchase an aggregate of 12,000,000 shares of our common stock to two institutional investors for proceeds of $3.0 million (the “June 2011 Private Placement”), and our issuance on March 28, 2012 of 31,000,000 shares of common stock and warrants to purchase an aggregate of 31,000,000 shares of our common stock to investors in a public offering for proceeds of $7.75 million (the “March 2012 Public Offering”).  To the extent any of the warrants and options we have issued are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

We must raise additional capital in order to continue operating our business, and such additional funds may not be available on acceptable terms or at all.

We do not generate any cash from operations and must raise additional funds in order to continue operating our business.  We expect our cash requirements over the annual fiscal period ending July 31, 2013, including our mandatory payments to Inovio under the Asset Purchase Agreement, to be approximately $6,400,000.  As of April 30, 2012, we had cash and cash equivalents of $6,569,626.  During the nine month period ended April 30, 2012, our cash outflow was approximately $3,600,000.  Cash outflows for the period from April 30, 2012 through July 31, 2012 are expected to be approximately $1,400,000. We will be required to make a payment of $500,000 to Inovio by September 24, 2012. We will also be obligated to make payments to Inovio of $1,000,000 on March 24, 2013 and $1,000,000 on December 31, 2013.

We expect to continue to fund our operations primarily through equity and debt financings in the future.  This offering may not be fully subscribed and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely. Based on our proposed use of proceeds for this offering, even following the completion of this offering, we will likely need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. The placement agent in this offering will offer the securities on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts. We will require additional financing to fund our planned operations, including developing and commercializing the assets obtained under the Asset Purchase Agreement with Inovio, seeking to license or acquire new assets, researching and developing any potential patents, related compounds and other intellectual property, funding potential acquisitions, and supporting clinical trials and seeking regulatory approval relating to our assets and any assets we may acquire in the future. Additional financing may not be available to us when needed or, if available, may not be available on commercially reasonable terms. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments.

We may not be able to obtain additional financing if the volatile conditions in the capital and financial markets, and more particularly the market for early development stage biomedical company stocks, persist.  Weak economic and capital markets conditions could result in increased difficulties in raising capital for our operations. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable. If we cannot raise the funds that we need, we will be unable to continue our operations, and our stockholders could lose their entire investment in our company.

We will have immediate and broad discretion over the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. We currently expect to use the net proceeds from this offering to pay certain amounts due to Inovio under the Asset Purchase Agreement, for our clinical development and for working capital and general corporate purposes.  We may also use a portion of these proceeds for the potential acquisition of, or investment in, product candidates, technologies, formulations or companies that complement our business, although we have no current understandings, commitments, or agreements to do so.  You must rely on our judgment regarding the application of the net proceeds of this offering.  Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or expect the warrants to trade on the OTC Bulletin Board. Without an active market, the liquidity of the warrants will be limited.

Risks Related to Our Business

We have never generated revenue from our operations and our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We have not generated any revenue from operations since our incorporation. During the period ended April 30, 2012, our net loss was $771,391.  During the annual period ended July 31, 2011, we incurred a net loss of $3,758,817. From inception through April 30, 2012, we incurred an aggregate loss of $4,607,267. We expect that our operating expenses will increase substantially over the 2013 fiscal year as we continue to pursue U.S. Food and Drug Administration (“FDA”) approval for our product candidates.  During the period ended April 30, 2012, our cash outflow was approximately $3,600,000, and we estimate our expenses from May 1, 2012 through the end of our fiscal year ended July 31, 2012 to be approximately $1,400,000. We expect our expenses from August 1, 2012 through the end of our fiscal year ending July 31, 2013 to be approximately $6,400,000, including general and administrative expenses and our mandatory payments to Inovio but excluding the cost of any future acquisitions and development activities.  As of April 30, 2012, we had cash and cash equivalents of $6,569,626.

In order to fund our anticipated budget through the end of our fiscal year ending July 31, 2013, including payments owing to Inovio under the Asset Purchase Agreement, we believe that we will need to raise approximately $1,200,000 in additional funds.  This amount could increase if we encounter unanticipated difficulties.  In addition, our estimates of the amount of cash necessary to fund our business and development and commercialization activities may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.  If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors’ report on our financial statements for the year ended July 31, 2011, which are included in our annual report on Form 10-K for the fiscal year ended July 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2011. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. Our financial statements contain additional note disclosure describing the circumstances that lead to this disclosure by our independent auditors.

We are an early-stage company with a limited operating history, which may hinder our ability to successfully meet our objectives.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. Only recently have we explored opportunities in the biomedical industry.  As a result, the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. Errors may be made in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

We have not commercialized any of our potential product candidates and we cannot predict if or when we will become profitable.

We have not commercialized any product candidate relating to our current assets in the biomedical industry. Our ability to generate revenues from any of our product candidates will depend on a number of factors, including our ability to successfully complete clinical trials, obtain necessary regulatory approvals and negotiate arrangements with third parties to help finance the development of, and market and distribute, any product candidate that receives regulatory approval. In addition, we will be subject to the risk that the marketplace will not accept our products.

Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict the extent of our future losses or when or if we will become profitable, and it is possible we will never commercialize any of our product candidates or become profitable. Our failure to obtain regulatory approval and successfully commercialize any of our product candidates would have a material adverse effect on our business, results of operations, financial condition and prospects and could result in our inability to continue operations.

If we are unable to successfully recruit and retain qualified personnel, we may not be able to continue our operations.

In order to successfully implement and manage our business plan, we will depend upon, among other things, successfully recruiting and retaining qualified personnel having experience in the biomedical industry. Competition for qualified individuals is intense. If we are not able to find, attract and retain qualified personnel on acceptable terms, our business operations could suffer.

Additionally, although we have employment agreements with each of our executive officers, these agreements are terminable by them at will and we may not be able to retain their services. The loss of the services of any members of our senior management team could delay or prevent the development and commercialization of any other product candidates and our business could be harmed to the extent that we are not able to find suitable replacements.

Future growth could strain our resources, and if we are unable to manage our growth, we may not be able to successfully implement our business plan.

We hope to experience rapid growth in our operations, which will place a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our executive officers to manage growth effectively. This will require that we hire and train additional personnel to manage our expanding operations. In addition, we must continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

We may be unable to successfully develop and commercialize the assets we recently acquired, or acquire, or develop and commercialize new assets and product candidates.

Our future results of operations will depend to a significant extent upon our ability to successfully develop and commercialize in a timely manner the assets we recently acquired from Inovio related to certain non-DNA vaccine technology and intellectual property relating to selective electrochemical tumor ablation, which we now refer to as the OncoSec Medical System (“OMS”). In addition, we may acquire new assets or product candidates in the future. There are numerous difficulties inherent in acquiring, developing and commercializing new products and product candidates, including difficulties related to:

•successfully identifying potential product candidates;

•developing potential product candidates;

•difficulties in conducting or completing clinical trials, including receiving incomplete, unconvincing or equivocal clinical trials data;

•obtaining requisite regulatory approvals for such products in a timely manner or at all;

•acquiring, developing, testing and manufacturing products in compliance with regulatory standards in a timely manner or at all;

•being subject to legal actions brought by our competitors, which may delay or prevent the development and commercialization of new products;

•delays or unanticipated costs; and

•significant and unpredictable changes in the payer landscape, coverage and reimbursement for any products we develop.

As a result of these and other difficulties, we may be unable to develop potential product candidates using our intellectual property, and potential products in development by us may not receive timely regulatory approvals, or approvals at all, necessary for marketing by us or our third-party partners. If we do not acquire or develop product candidates, any of our product candidates are not approved in a timely fashion or at all or, when acquired or developed and approved, cannot be successfully manufactured and commercialized, our operating results would be adversely affected. In addition, we may not recoup our investment in developing products, even if we are successful in commercializing those products.  Our business expenditures may not result in the successful acquisition, development or commercialization of products that will prove to be commercially successful or result in the long-term profitability of our business.

Regulatory authorities may not approve our product candidates or the approvals may be too limited for us to earn sufficient revenues.

The FDA and other foreign regulatory agencies can delay approval of or refuse to approve our product candidates for a variety of reasons, including failure to meet safety and efficacy endpoints in our clinical trials. Our product candidates may not be approved even if they achieve their endpoints in clinical trials. Regulatory agencies, including the FDA, may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials. Clinical trials of our product candidates may not demonstrate that they are safe and effective to the extent necessary to obtain regulatory approvals. We have initiated three Phase II clinical trials to assess our ImmunoPulse technology in patients with metastatic melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma. If we cannot adequately demonstrate through the clinical trial process that a therapeutic product we are developing is safe and effective, regulatory approval of that product would be delayed or prevented, which would impair our reputation, increase our costs and prevent us from earning revenues. Even if a product candidate is approved, it may be approved for fewer or more limited indications than requested or the approval may be subject to the performance of significant post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any limitation, condition or denial of approval would have an adverse affect on our business, reputation and results of operations.

In connection with our acquisition of the OMS technology we acquired an extensive clinical database from two Phase III clinical trials that were halted in June 2007 before enrollment was completed. These two Phase III clinical trials, HNBE-01 and HNBE-02, were designed to evaluate the use of the NeoPulse technology as a treatment for resectable recurrent and second primary squamous cell carcinomas of the head and neck.  In recommending halting the clinical trials, the Data Monitoring Committee (the “DMC”) cited concerns regarding efficacy and safety, including mortality rates and enrollment futility. In the DMC’s opinion, although no single parameter was sufficient to warrant recommending a review of the trial, the totality of data for these recurrent head and neck cancer studies suggested an unfavorable benefit-to-risk profile for the NeoPulse arm relative to the surgery arm. Without conducting further analysis, Inovio halted enrollment for both studies.  However, the treated patients were followed up to two years to further evaluate safety and efficacy, as per the protocol. The clinical trials were not reinitiated. Following our acquisition of the OMS technology, we carried out an extensive analysis of the available data from 214 patients treated in both Phase III studies, which indicated that there were no statistically significant differences between time to death or duration of local control between the control or experimental arms, or the combined groups across studies. Furthermore, none of the other parameters examined, including demographics, time since original diagnosis, prior therapies or tumor stage, showed any significant statistical difference between these parameters.   We are continuing to evaluate this data, however, if we are unable to partner, initiate or complete new Phase III or pivotal clinical studies, we will be unable to commercialize the NeoPulse technology. While we believe this technology works and is promising, there is no guarantee that the oncology community will accept it.

Delays in the commencement or completion of clinical testing for product candidates based on the OMS technology could result in increased costs to us and delay or limit our ability to pursue regulatory approval or generate revenues.

Clinical trials are very expensive, time consuming and difficult to design and implement. Even if the results of our proposed clinical trials are favorable, clinical trials for product candidates based on the OMS technology will continue for several years and may take significantly longer than expected to complete. Delays in the commencement or completion of clinical testing could significantly affect our product development costs and business plan. We do not know whether our Phase II clinical trials will be completed on schedule, if at all. In addition, we do not know whether any other pre-clinical or clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•obtaining clearance from the FDA or respective international regulatory equivalent to commence a clinical trial;

•reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, clinical investigators and trial sites;

•obtaining institutional review board, or IRB, approval to initiate and conduct a clinical trial at a prospective site;

•identifying, recruiting and training suitable clinical investigators;

•identifying, recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including competition from other clinical trial programs for similar indications; and

•retaining patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy, personal issues, or for any other reason they choose, or who are lost to further follow-up.

We believe that we have planned and designed an adequate clinical trial program for our product candidates based on our OMS technology.  However, the FDA could determine that it is not satisfied with our plan or the details of our pivotal clinical trial protocols and designs.

Additionally, changes in applicable regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be harmed, which may have a material adverse effect on our business, results of operations, financial condition and prospects.

We expect to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We expect to enter into agreements with third-party CROs to conduct our planned clinical trials and anticipate that we may enter into other such agreements in the future regarding any future product candidates. We rely heavily on these parties for the execution of our clinical and pre-clinical studies, and control only certain aspects of their activities. We, and our CROs, are required to comply with the current FDA Code of Federal Regulations for Conducting Clinical Trials and GCP and ICH guidelines. The FDA enforces these GCP regulations through periodic inspections of trial sponsors, principal investigators, CRO trial sites, laboratories, and any entity having to do with the completion of the study protocol and processing of data. If we, or our CROs, fail to comply with applicable GCP regulations, the data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. Upon inspection, the FDA and similar foreign regulators may determine that our clinical trials are not compliant with GCP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs on commercially reasonable terms, or at all. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates could be harmed, our costs could increase and our ability to generate additional revenues could be delayed.

We may participate in clinical trials conducted under an approved investigator sponsored investigational new drug (IND) application and correspondence and communication with the FDA pertaining to these trials will strictly be between the investigator and the FDA.

Currently, our three Phase II clinical trials, for metastatic melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma, are being conducted under an approved investigator sponsored investigational new drug (IND) application. Regulations and guidelines imposed by the FDA with respect to IND applications include a requirement that the sponsor of a clinical trial provide ongoing communication with the agency as it pertains to safety of the treatment.  This communication can be relayed to the agency in the form of safety reports, annual reports or verbal communication at the request of the FDA. Accordingly, since the IND applications under which each of our three clinical trials will be conducted is held by the investigators, it is the responsibility of each investigator (as the sponsor of the trial) to be the point of contact with the FDA. The communication and information provided by the investigator may not be appropriate and accurate, and the investigator has the ultimate responsibility and final decision-making authority with respect to submissions to the FDA. This may result in reviews, audits, delays or clinical holds by the FDA ultimately affecting the timelines for these studies and potentially risking the completion of these trials.

We may incur liability if our promotions of product candidates are determined, or are perceived, to be inconsistent with regulatory guidelines.

The FDA provides guidelines with respect to appropriate product promotion and continuing medical and health education activities. Although we endeavor to follow these guidelines, the FDA or the Office of the Inspector General: U.S. Department of Health and Human Services may disagree, and we may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions. In addition, management’s attention could be diverted and our reputation could be damaged.

We have limited experience in manufacturing our product candidates in quantities required to conduct our clinical trials, and if our products are eventually approved for sale by the FDA, in manufacturing commercial quantities. We may not be able to comply with applicable manufacturing regulations or produce sufficient product for contract, clinical trial or commercial purposes.

The commercial manufacturing of DNA based cytokines and other biological products is a time-consuming and complex process, which must be performed in compliance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations. We may not be able to comply with the cGMP regulations, and our manufacturing process may be subject to delays, disruptions or quality control problems. In addition, we may need to complete the installation and validation of additional large-scale fermentation and related purification equipment to produce the quantities of product expected to be required for clinical trials, and if our products are eventually approved for sale by the FDA, for commercial purposes. We have limited experience in manufacturing at this scale. Noncompliance with the cGMP regulations, the inability to complete the installation or validation of additional large-scale equipment, or other problems with our manufacturing process may limit or delay the development or commercialization of our product candidates, and cause us to breach our contract manufacturing service arrangements.

If any product candidate for which we receive regulatory approval does not achieve broad market acceptance or coverage by third-party payors, the revenues that we generate may be limited.

The commercial success of any potential product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our approved product by third-party payors is also necessary for commercial success. The degree of market acceptance of any potential product candidates for which we may receive regulatory approval will depend on a number of factors, including:

•our ability to provide acceptable evidence of safety and efficacy;

•acceptance by physicians and patients of the product as a safe and effective treatment;

•the prevalence and severity of adverse side effects;

•limitations or warnings contained in a product’s FDA-approved labeling;

•the clinical indications for which the product is approved;

•availability and perceived advantages of alternative treatments;

•any negative publicity related to our or our competitors’ products;

•the effectiveness of our or any current or future collaborators’ sales, marketing and distribution strategies;

•pricing and cost effectiveness;

•our ability to obtain sufficient third-party payor coverage or reimbursement; and

•the willingness of patients to pay out of pocket in the absence of third-party payor coverage.

Our efforts to educate the medical community and third-party payors on the benefits of any of our potential product candidates for which we obtain marketing approval from the FDA or other regulatory authorities may require significant resources and may never be successful. If our potential products do not achieve an adequate level of acceptance by physicians, third-party payors and patients, we may not generate sufficient revenue from these products to become or remain profitable.

We may not be successful in executing our strategy for the commercialization of our product candidates. If we are unable to successfully execute our commercialization strategy, we may not be able to generate significant revenue.

We intend to advance a commercialization strategy that leverages previous in-depth clinical experiences, previous CE (Conformité Européene) approvals for the electroporation-based devices and late stage clinical studies in the United States (Phase III) and Europe (Phase IV).  This strategy includes seeking approval from the FDA to initiate pivotal registration studies in the United States for select rare cancers that have limited, adverse or no therapeutic alternatives.  This strategy also includes expanding the addressable markets for the OMS therapies through the addition of relevant indications. Our commercialization plan also includes partnering and/or co-developing OMS in developing geographic locations, such as Eastern Europe and Asia, where local resources are best leveraged and appropriate collaborators can be secured.

We may not be able to implement our commercialization strategy as we have planned.  Further, we have little experience and have not proven our ability to succeed in the biomedical industry and are not certain that our implementation strategy, if implemented correctly, would lead to significant revenue.  If we are unable to successfully implement our commercialization plans and drive adoption by patients and physicians of our potential future products through our sales, marketing and commercialization efforts, then we will not be able to generate significant revenue which will have a material adverse effect on our business, results of operations, financial condition and prospects.

In order to market our proprietary products, we may choose to establish our own sales, marketing and distribution capabilities. We have no experience in these areas, and if we have problems establishing these capabilities, the commercialization of our products would be impaired.

We may choose to establish our own sales, marketing and distribution capabilities to market products to our target markets. We have no experience in these areas, and developing these capabilities will require significant expenditures on personnel and infrastructure. While we intend to market products that are aimed at a small patient population, we may not be able to create an effective sales force around even a niche market. In addition, some of our product candidates may require a large sales force to call on, educate and support physicians and patients. We may desire in the future to enter into collaborations with one or more pharmaceutical companies to sell, market and distribute such products, but we may not be able to enter into any such arrangement on acceptable terms, if at all. Any collaboration we do enter into may not be effective in generating meaningful product royalties or other revenues for us.

Our success depends in part on our ability to protect our intellectual property. Because of the difficulties of protecting our proprietary rights and technology, we may not be able to ensure their protection.

Our commercial success will depend in large part on obtaining and maintaining patent, trademark and trade secret protection of our product candidates and their respective components, formulations, manufacturing methods and methods of treatment, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The coverage claimed in a patent application typically is significantly reduced before a patent is issued, either in the United States or abroad. Consequently, any of our pending or future patent applications may not result in the issuance of patents and any patents issued may be subjected to further proceedings limiting their scope and may in any event not contain claims broad enough to provide meaningful protection. Any patents that are issued to us or our future collaborators may not provide significant proprietary protection or competitive advantage, and may be circumvented or invalidated. In addition, unpatented proprietary rights, including trade secrets and know-how, can be difficult to protect and may lose their value if they are independently developed by a third party or if their secrecy is lost. Further, because development and commercialization of our potential product candidates can be subject to substantial delays, our patents may expire and provide only a short period of protection, if any, following any future commercialization of products. Moreover, obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements. If any of our patents are found to be invalid or unenforceable, or if we are otherwise unable to adequately protect our rights, it could have a material adverse impact on our business and our ability to commercialize or license our technology and products.

We may incur substantial costs as a result of litigation or other proceedings relating to protection of our patent and other intellectual property rights, and we may be unable to successfully protect our rights to our potential products and technology.

If we choose to go to court to stop a third party from using the inventions claimed by our patents, that third party may ask the court to rule that the patents are invalid and/or should not be enforced. These lawsuits are expensive and could consume time and other resources even if we were successful in stopping the infringing activity. In addition, the court could decide that our patents are not valid and that we do not have the right to stop others from using the inventions claimed by the patents.

Additionally, even if the validity of these patents is upheld, the court could refuse to stop a third party’s infringing activity on the ground that such activities do not infringe our patents. The U.S. Supreme Court has recently revised certain tests regarding granting patents and assessing the validity of patents to make it more difficult to obtain patents. As a consequence, issued patents may be found to contain invalid claims according to the newly revised standards. Some of our patents may be subject to challenge and subsequent invalidation or significant narrowing of claim scope in a reexamination proceeding, or during litigation, under the revised criteria.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the biomedical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. In addition, if we infringe on the rights of others, we could lose our right to develop, manufacture or market products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. Although the parties to patent and intellectual property disputes in the biomedical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on commercially reasonable terms or at all. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.

All biomedical companies are subject to extensive, complex, costly and evolving government regulation. For the U.S., these regulations are principally administered by the FDA and to a lesser extent by the United States Drug Enforcement Agency (the “DEA”) and state government agencies, as well as by various regulatory agencies in foreign countries where products or product candidates are being manufactured and/or marketed. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations, and similar foreign statutes and regulations, govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products.  Under these regulations, we may become subject to periodic inspection of our facilities, procedures and operations and/or the testing of our product candidates and products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we are in compliance with all applicable regulations. In addition, the FDA and foreign regulatory agencies conduct pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with cGMP and other regulations. Following such inspections, the FDA or other agency may issue observations, notices, citations and/or warning letters that could cause us to modify certain activities identified during the inspection. To the extent that we successfully commercialize any product, we may also be subject to ongoing FDA obligations and continued regulatory review with respect to manufacturing, processing, labeling, packaging, distribution, storage, advertising, promotion and recordkeeping for the product.  Additionally, we may be required to conduct potentially costly post-approval studies and report adverse events associated with our products to FDA and other regulatory authorities. Unexpected or serious health or safety concerns would result in labeling changes, recalls, market withdrawals or other regulatory actions.

The range of possible sanctions includes, among others, FDA issuance of adverse publicity, product recalls or seizures, fines, total or partial suspension of production and/or distribution, suspension of the FDA’s review of product applications, enforcement actions, injunctions, and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on our business, operating results, financial condition and cash flows. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Similar sanctions as detailed above may be available to the FDA under a consent decree, depending upon the actual terms of such decree. If internal compliance programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could materially harm our business.

Moreover, the regulations, policies or guidance of the FDA or other regulatory agencies may change and new or additional statutes or government regulations may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our potential product candidates, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

We face potential product liability exposure and if successful claims are brought against us, we may incur substantial liability.

The clinical use of our product candidates exposes us to the risk of product liability claims. Any side effects, manufacturing defects, misuse or abuse associated with our product candidates could result in injury to a patient or even death. In addition, a liability claim may be brought against us even if our product candidates merely appear to have caused an injury. Product liability claims may be brought against us by consumers, healthcare providers, pharmaceutical companies or others coming into contact with our product candidates, among others.

Regardless of merit or potential outcome, product liability claims against us may result in, among other effects, the inability to commercialize our product candidates, impairment of our business reputation, withdrawal of clinical trial participants and distraction of management’s attention from our primary business. If we cannot successfully defend ourselves against product liability claims we could incur substantial liabilities.

The biomedical industry is highly competitive.

The biomedical industry has an intensely competitive environment that will require an ongoing, extensive search for technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of products to healthcare professionals in private practice, group practices and payers in managed care organizations, group purchasing organizations and Medicare & Medicaid services. We face competition from a number of sources, including large pharmaceutical companies, biotechnology companies, academic institutions, government agencies and private and public research institutions. We are smaller than almost all of our competitors. Most of our competitors have been in business for a longer period of time than us, have a greater number of products on the market and have greater financial and other resources than we do. Furthermore, recent trends in this industry are that large drug companies are consolidating into a smaller number of very large entities, which further concentrates financial, technical and market strength and increases competitive pressure in the industry. If we directly compete with these very large entities for the same markets and/or products, their financial strength could prevent us from capturing a share of those markets. It is possible that developments by our competitors will make any products or technologies that we develop or acquire noncompetitive or obsolete.

If our competitors market and/or develop competing product candidates that are marketed more effectively, approved more quickly or demonstrated to be safer or more effective than our product candidates, then our clinical development and commercial opportunities may be reduced or eliminated.

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary therapeutics. If we are able to obtain regulatory approval of our product candidates related to our OMS technology or any assets we may acquire in the future, we will face competition from products currently marketed by companies much larger than us that address our targeted indications.

In addition to already marketed products, we also face competition from product candidates that are or could be under development. We expect our product candidates, if approved and commercialized, to compete on the basis of, among other things, product efficacy and safety, time to market, price, patient reimbursement by third-party payors, extent of adverse side effects and convenience of treatment procedures. We may not be able to effectively compete in one or more of these areas. We also may not be able to differentiate any products that we are able to market from those of our competitors or successfully develop or introduce new products that are less costly or offer better results than those of our competitors.

Additionally, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit or block us from developing or commercializing our product candidates. Our competitors may also develop products that are more effective, more useful, better tolerated, subject to fewer or less severe side effects, more widely prescribed or accepted or less costly than ours and may also be more successful than us in manufacturing and marketing their products. These factors can also adversely impede our development timelines and success of our clinical trials due to modifications that may be required based on the success of certain products that change the standard of care for a particular indication. If we are unable to compete effectively with the marketed therapeutics of our competitors or if such competitors are successful in developing products that compete with our potential product candidates that are approved, our business, results of operations, financial condition and prospects may be materially adversely affected.

If we fail to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights may be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. To the extent that any product we make is sold in a foreign country, we also may be subject to foreign laws and regulations. If we or our operations are found to be in violation of any of these laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in

U.S. federal or state health care programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could materially adversely affect our ability to operate our business and our financial results. Further, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time we may consider engaging in strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including, among others, exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies, difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel, and inability to retain key employees of any acquired businesses. Accordingly, although we may not choose to undertake or may not be able to successfully complete any transactions of the nature described above, any transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our current and any future partners, contractors and consultants are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in our operations, and could result in a material disruption of our commercialization activities, development programs and our business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the commercialization of any potential product candidate could be delayed.

We may invest or spend our cash in ways with which you may not agree or in ways which may not yield a significant return.

Our management has considerable discretion in the use of our cash. Our cash may be used for purposes that do not increase our operating results or market value. Until the cash is used, it may be placed in investments that do not produce significant income or that may lose value. The failure of our management to invest or spend our cash effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

As described in our periodic reports filed with the SEC, including Item 4 of Part I of our Quarterly Report on Form 10-Q for the period ended April 30, 2012 and our Annual Report on Form 10-K for the fiscal year ended July 31, 2011, we have identified material weaknesses in our internal controls and procedures. As a result, we have concluded that our disclosure controls and procedures were not effective as of the end of the period covered by these reports. We have implemented, and continue to implement, actions to address these weaknesses and to enhance the reliability and effectiveness of our internal controls and operations; however, the measures we have taken to date and any future measures may not remediate the material weaknesses discussed in our periodic reports.

In addition, we may not be able to maintain adequate controls over our financial processes and reporting in the future. We may discover additional material weaknesses, which we may not successfully remediate on a timely basis or at all. Any failure to remediate material weaknesses identified by us or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock. Moreover, we will be required to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The costs associated with external consultants, as well as internal resources are significant and difficult to predict. As a result of these matters, our business, results of operations, financial condition and cash flows could be adversely affected.

Risks Related to our Common Stock

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

If we issue additional shares in the future, our existing shareholders will be diluted.

Our articles of incorporation authorize the issuance of up to 3,200,000,000 shares of common stock with a par value of $0.0001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or products and to fund our overhead and general operating requirements. The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Sales of common stock by our stockholders, or the perception that such sales may occur, could depress our stock price.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

In addition, the market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  Since March 2011 we have completed a number of private placements and one public offering of our common stock and warrants, pursuant to which we issued an aggregate of 82,702,000 shares of our common stock, including common stock underlying warrants. Future sales of common stock by significant stockholders, including by those who acquired their shares in our prior offerings or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Trading of our stock is restricted by the SEC’s “penny stock” regulations and certain FINRA rules, which may limit a stockholder’s ability to buy and sell our common stock.

Our securities are covered by certain “penny stock” rules, which impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale, among other things. These rules may affect the ability of broker-dealers and holders to sell our common stock and may negatively impact the level of trading activity for our common stock. To the extent our common stock remains subject to the penny stock regulations, such regulations may discourage investor interest in and adversely affect the market liquidity of our common stock.

The Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock only recently began trading on the OTC Bulletin Board (“OTCBB”), and has a limited trading history on that market.  Trading on the OTCBB is frequently highly volatile, with low trading volume. Since our common stock became available for trading on the OTCBB in March 2011, we have experienced significant fluctuations in the stock price and trading volume of our common stock. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for stockholders to sell their stock. The market price of our common stock could continue to fluctuate substantially.

Factors affecting the trading price of our common stock may include:

•adverse research and development or clinical trial results;

•our inability to obtain additional capital;

•announcement that the FDA denied our request to approve our products for commercialization in the United States, or similar denial by other regulatory bodies which make independent decisions outside the United States;

•potential negative market reaction to the terms or volume of any issuance of shares of our stock to new investors or service providers;

•sales of substantial amounts of our common stock, or the perception that substantial amounts of our common stock will be sold, by our stockholders in the public market;

•declining working capital to fund operations, or other signs of apparent financial uncertainty;

•significant advances made by competitors that adversely affect our potential market position; and

•the loss of key personnel and the inability to attract and retain additional highly-skilled personnel.

Additionally, our clinical trials will be open-ended and, therefore, there is the possibility that information regarding the success (or setbacks) of our clinical trials may be obtained by the public prior to a formal announcement by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements.  Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, and general economic developments.  Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.  Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

We will receive up to $            million in net proceeds from the sale of the securities in this offering, based on a price of $      per unit and after deducting placement agent fees and estimated offering expenses payable by us and assuming the sale of all of the securities offered in this offering.  However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net proceeds, and the net proceeds received may not be sufficient to continue to operate our business.

We currently expect to use the net proceeds from this offering as follows:

•Payment of amounts due to Inovio, in accordance with the Asset Purchase Agreement, as amended;

•Continued clinical development efforts; and

•Working capital and general corporate purposes, including general development efforts.

We may also use a portion of these proceeds for the potential acquisition of, or investment in, product candidates, technologies, formulations or companies that complement our business, although we have no current understandings, commitments, or agreements to do so.

If a warrant holder elects to exercise the warrants issued in this offering, we may also receive proceeds from the exercise of the warrants.  We cannot predict when or if the warrants will be exercised.  It is possible that the warrants may expire and may never be exercised.

DESCRIPTION OF SECURITIES

We are offering up to           units, each unit consisting of (i) one share of common stock and (ii)       warrant to purchase one share of common stock, such warrant being exercisable at an exercise price of $      per share.  This prospectus also relates to the offering of up to              shares of our common stock issuable upon exercise, if any, of the warrants. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

The Securities Purchase Agreement entered into with investors in the June 2011 Private Placement grants to each of those investors, until the eighteen month anniversary of the date of the agreement, the right to participate in any financing by us through an issuance of our common stock for cash or indebtedness up to an amount equal to 50% of such financing and on the same pricing and other terms and conditions as such financing. As a result, each of the investors in the June 2011 Private Placement may choose to acquire up to 50% of the securities issued in the offering.  The terms and conditions of such financing shall not include any provision that requires a participating investor to agree to any restrictions on its trading of any of the shares acquired in connection with the June 2011 Private Placement without such investor’s consent.

Authorized Capital Stock

On March 1, 2011 we effected a 32 for one forward stock split of our authorized and issued and outstanding common stock.  As a result, our authorized capital has increased from 100,000,000 shares of common stock at $0.001 par value to 3,200,000,000 shares of common stock at $0.0001 par value.  Following the effectiveness of the forward split, our outstanding capital stock increased from 2,140,000 shares of common stock to 68,480,000 shares of common stock. On February 28, 2011, the Company’s former majority shareholders and directors, Ronald Dela Cruz and David Marby, entered into an agreement to sell certain of the shares held by them to Mr. Punit Dhillon, Dr. Avtar Dhillon and certain other purchasers in a private transaction.  The Company was not a party to this agreement.  As a condition of their acquisition of such shares from Mr. Dela Cruz and Mr. Marby, the purchasers of such shares required Mr. Dela Cruz and Mr. Marby to cancel and return to the Company the remaining shares of the Company’s common stock held by them, for no consideration. On March 22, 2011, 17,280,000 shares of common stock held by Mr. Dela Cruz and Mr. Marby were returned to the Company for no consideration. The shares were not retired and are available for future issuance.

Capital Stock Issued and Outstanding

As of August 22, 2012, there were issued and outstanding:

•87,856,000 shares of common stock, including 31,000,000 shares issued to investors in the March 2012 Public Offering, 4,000,000 shares issued to investors in the June 2011 Private Placement and 1,456,000 shares issued as part of units issued to three subscribers in an offshore transaction pursuant to Regulation S of the Securities Act (the “March 2011 Private Placement”);

•Options to purchase 4,475,000 shares of common stock at exercise prices ranging from $0.18 to $0.40 per share, issued to employees, directors, and consultants under the 2011 Plan;

•Warrants to purchase 1,456,000 shares of common stock at a price of $1.00 per share, issued as part of units issued in the March 2011 Private Placement;

•Series A Warrants to purchase 4,240,000 shares at an exercise price of $1.20 per share issued to two investors, two placement agents and two designees of a placement agent in connection with the June 2011 Private Placement;

•Warrants to purchase 31,000,000 and 1,550,000 shares of common stock at an exercise price of $0.35 and $0.3125 per share, respectively, issued to the investors, and the placement agent designees and the financial advisor in connection with the March 2012 Public Offering; and

•Warrants to purchase 1,000,000 and 3,000,000 shares of common stock with an exercise price of $1.20 and $1.00 per share issued to Inovio on September 28, 2011 and March 24, 2012, respectively

Description of Common Stock

We are authorized to issue 3,200,000,000 shares of common stock.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock that we may issue.  Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock that we may issue, amendments to our articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock.  Our articles of incorporation do not provide for cumulative voting in the election of directors.  Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available.  Subject to any preferential rights of any outstanding series of preferred stock that we may issue, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Our common stock is traded on the OTC Bulletin Board under the symbol “ONCS.OB”.

Description of Warrants

Warrants Issued in the March 2011 Private Placement

In March 2011 we sold 1,456,000 units to three investors pursuant to an exemption from registration under Regulation S under the Securities Act.  Each unit consisted of one share of our common stock and one share purchase warrant entitling the holder to acquire one share of our common stock at an exercise price of $1.00 per share.  We are not obligated to register any of the shares issued or issuable upon exercise of the warrants issued in such private placement.

The warrants issued in the March 2011 Private Placement provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with a stock split or reverse stock split of the shares of our common stock, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of outstanding shares of common stock as a result of the event.  Upon a capital reorganization or reclassification, or merger of the Company with or into any other company, each warrant will confer the right to purchase the number of shares or other securities of the Company (or of the company resulting from such transaction) which the holder would have been entitled to if the warrant holder had been a stockholder at the time of such transaction.

Warrants Issued in the June 2011 Private Placement

On June 24, 2011, each of the two investors participating in the June 2011 Private Placement were issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to 2,000,000 shares of our common stock.  The Series A Warrants have an exercise price of $1.20 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.  On February 21, 2012, the Series B and Series C Warrants expired unexercised.

In addition, we issued warrants to purchase 144,000 shares of our common stock to Rodman & Renshaw, LLC or its designees and 96,000 shares of our common stock to Roth Capital Partners, LLC pursuant to the terms of a Placement Agent Agreement entered into in connection with the June 2011 Private Placement. The warrants have an exercise price of $1.20 per share and have a term of exercise equal to five years.  These warrants have terms similar to those of the Series A Warrants.

The Series A Warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants under the following circumstances:

Payment of a dividend or distribution on common stock in shares of common stock or a stock split or reverse stock split of the shares of our common stock:	Number of shares issuable upon exercise of the Warrant is adjusted in proportion to the change in the number of outstanding shares of common stock as a result of the event.

Subdivision of outstanding shares of common stock into a larger number of shares or combination (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares:

Exercise price is further adjusted to the lower of (a) the exercise price as adjusted and (b) the average of the volume weighted average price (“VWAP”) of the common stock for the five trading days immediately following the date on which the applicable subdivision or combination becomes effective.

Distribution of, among other things, dividends, rights, warrants or other assets to all holders of common stock other than holder of the Warrant:

The exercise price is adjusted by multiplying the then-effective exercise price by a fraction, of which the denominator would be the VWAP of the common stock as of such distribution and the numerator would be such VWAP less the then per share fair market value of the portion of the dividends or other assets so distributed applicable to one outstanding share of our common stock.

In addition, upon the reclassification, reorganization or recapitalization of our common stock, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of the outstanding shares of the common stock are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the Series A Warrants is entitled to receive the number of shares of our common stock or the common stock of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such transaction.  The holder of the warrant may also require us or any successor entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the transaction.

The Series A Warrants are also subject to adjustment of the per share exercise price upon the disposition of shares of our common stock at a lower effective price than the applicable warrant’s exercise price. If we sell or grant any option to purchase, or otherwise dispose of or issue any common stock or common stock equivalents, at an effective price per share lower than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to equal the lower effective price per share, provided that the exercise price will not be reduced to less than $0.50 per share.  On March 28, 2012, the exercise price of the Series A Warrants reset to $0.50 upon the closing of the March 2012 Public Offering.

Warrants Issued in the March 2012 Public Offering

On March 28, 2012, we issued one warrant for each share of common stock purchased by the investors participating in the March 2012 Public Offering, or 31,000,000 warrant shares.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.35 per share.  The warrants are exercisable immediately upon issuance and have an exercise term equal to five years.  The warrants issued in the March 2012 Public Offering provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with the payment of a dividend or distribution on common stock in shares of common stock or a stock split or reverse stock split of the shares of our common stock, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of outstanding shares of common stock as a result of the event.

In addition, upon the reclassification, reorganization or recapitalization of our common stock, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of the outstanding shares of the common stock are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the warrants is entitled to receive the number of shares of our common stock or the common stock of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such transaction. The holder of the warrant may also require us or any successor entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the transaction.

In addition, we issued warrants to purchase 1,085,000 shares of our common stock to Rodman & Renshaw, LLC or its designees and 465,000 shares of our common stock to Roth Capital Partners, LLC pursuant to the terms of a Placement Agent Agreement entered into in connection with the March 2012 Public Offering. The warrants have an exercise price of $0.3125 per share and have a term of exercise equal to five years.  These warrants have terms similar to those issued to investors in the March 2012 Public Offering.

Inovio Warrants

On September 28, 2011, in consideration for an amendment to the Asset Purchase Agreement with Inovio, we issued to Inovio a warrant to purchase 1,000,000 shares of our common stock.  The warrant has an exercise price of $1.20 per share, is exercisable immediately upon issuance and has an exercise term of five years.  The warrant also contains a mandatory exercise provision allowing us to request the exercise of the warrant in whole provided that our daily market price (as that term is defined in the warrant) is equal to or greater than $2.40 for 20 consecutive trading days.

On March 24, 2012, in consideration for a second amendment to the Asset Purchase Agreement, we issued to Inovio a warrant to purchase 3,000,000 shares of our common stock at an exercise price of $1.00 per share. The warrant contains the same terms as the previous warrant issued to Inovio.

The warrants issued to Inovio provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with the payment of a dividend or distribution on common stock in shares of common stock or a stock split or reverse stock split of the shares of our common stock, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of outstanding shares of common stock as a result of the event.  In addition, the exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment upon the distribution or dividend to our common stockholders of cash, property, or warrants to purchase common stock.

Upon the acquisition by an individual or legal entity or group of more than one-half of the voting rights or equity interests in the Company; or the sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Company, the holder of the warrant has the right to receive, for each share of stock that would have been issuable upon exercise of the warrant immediately prior to the occurrence of such change of control, the number of shares of common stock of the successor or acquiring corporation that the holder would have received if the holder had exercised immediately prior to the change of control, and any additional consideration receivable as a result of such change of control by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such change of control.

Liability and Indemnification of Directors and Officers

                Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers.  The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests.  In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we must indemnify any of our directors or officers, or any of our former directors or officers, to the full extent permitted by law.  If Section 2115 of the California Corporations Code is applicable to us, certain laws of California relating to the indemnification of directors, officer and others also will govern.

At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.  We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Provisions of Nevada State Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. Our Amended and Restated Bylaws provide that these provisions will not apply to us or to any existing or future stockholder or stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. These provisions may have the effect of delaying or making it more difficult to affect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of our subsidiaries, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Transfer Company.  The transfer agent address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

DILUTION

If you invest in the securities offered in this offering, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.  As of April 30, 2012, our net tangible book value was $3,775,211 million, or $0.04 per share of common stock.  Or net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding common stock.

Net tangible book value dilution per share represents the difference between the amount per share of common stock paid by the new investors who purchase securities in this offering and the pro forma net tangible book value per share in common stock immediately after completion of this offering, assuming no value is attributed to the warrants.  After giving effect to our sale of up to             shares of common stock at a public offering price of $          per share, and after deducting placement agent commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of April 30, 2012 would have been $              million, or $         per share.  This represents an immediate increase of net tangible book value of $0.   per share to our existing shareholders and an immediate dilution in net tangible book value of $       per share to purchasers of securities in this offering.  The following table illustrates this per share dilution:

Adjusted
Assumed public offering price per unit	$
Net tangible book value per share as of April 30, 2012	0.04
Increase attributable to this offering
Adjusted net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors

The above discussion and table do not include the following:

•5,200,000 shares of common stock reserved for future issuance under our 2011 Stock Incentive Plan (the “2011 Plan”).  As of August 22, 2012 there were options to purchase 4,475,000 shares of our common stock outstanding under the 2011 Plan with a weighted average exercise price of $0.23 per share

•42,246,000 shares of common stock issuable upon the exercise of outstanding warrants as of August 22, 2012, with exercise prices ranging from $0.50 to $1.20 per share; and

•Up to             shares of common stock issuable upon exercise of warrants at an exercise price of $        per share sold as part of this offering

PLAN OF DISTRIBUTION

We are offering up to           shares of common stock and warrants to purchase an additional           shares of common stock for $       per unit, each unit consisting of one share of common stock and a warrant to purchase an additional one share of common stock for $       per share, with aggregate gross proceeds of up to $         .  However, there is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering.  The offering will terminate on           , 2012, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date.

In determining the offering price of the units and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering.  Once the offering price is determined, the offering price for the units and the exercise price of the warrants will remain fixed for the duration of the offering.

, referred to as the placement agent, has entered into a placement agent agreement with us in which it has agreed to act as lead placement agent in connection with the offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of units, but will assist us in this offering on a “best efforts” basis.  Subject to the terms and conditions contained in the placement agent agreement, the placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agent has no obligation to buy any of the shares from us nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares.  The placement agent agreement terminates within            months of the date of the agreement and further provides that the agreement may be terminated by the placement agent at any time upon ten days prior written notice, or by us at any time after the end of the term upon ten days written notice.

We have agreed to pay                 a placement fee equal to    % of the aggregate gross proceeds to us from the sale of the common stock in the offering and, subject to compliance with FINRA Rule 5110(f)(2)(D), a non-accountable expense allowance equal to    % of the aggregate gross proceeds of the offering.  We have advanced the sum of $                  against the    % nonaccountable expense allowance, which pursuant to FINRA Rule 5110(f)(2)(C) shall be reimbursed to us in the event that the offering is terminated and to the extent the expenses have not been actually incurred.  We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $           .  The following table shows the per share and total fees we will pay to the placement agent assuming the sale of all of the shares offered pursuant to this prospectus.

Per unit	$
Total	$

In addition to the cash fees set forth above, we have agreed to issue to the placement agent warrants to purchase up to an aggregate of     % of the aggregate number of shares of common stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants).  The placement agent warrants shall have substantially the same terms as the warrants offered by this prospectus, except that the exercise price shall be         % of the public offering price per share, or $              per share, and the expiration date shall be            years from the effective date of the registration statement of which this prospectus forms a part. Pursuant to FINRA Rule 5110(f)(2)(H)(vi) and (vii), the placement agent warrants do not have anti-dilution protections.  Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the placement agent or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.  The warrants and the shares underlying the warrants issuable to the placement agent in the offering are not being registered under the registration statement of which this prospectus forms a part.  Because there is no minimum offering amount required as a condition to closing, the actual total proceeds received by us and total offering commissions and warrants issuable to the placement agent, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended. The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent.  Under these rules and regulations, the placement agent many not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.  The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement, as amended, has been filed with the registration statement of which this prospectus forms a part.

State Blue Sky Information

We intend to offer and sell the common stock offered hereby to institutional investors in certain states.  However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

Our common stock has been quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol ONCS.OB since March 2011.  Prior to March 2011, our common stock traded on the OTCBB under the symbol NTVS.  As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on a national securities exchange, although we cannot be certain that any application would be approved or that we will ever be able to satisfy the qualitative or quantitative listing requirements for our common stock to be listed on an exchange.  We do not intend to apply for listing of the warrants on any securities exchange and we do not expect that the warrants will be quoted on the OTCBB.

The transfer agent for our common stock is Nevada Agency and Transfer Company at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

The following table sets forth the range of reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported on the OTCBB.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Fiscal 2010
First Quarter ended October 31, 2009*	—	—
Second Quarter ended January 31, 2010*	—	—
Third Quarter ended April 30, 2010	$0.0022	$0.0022
Fourth Quarter ended July 31, 2010*	—	—

Fiscal 2011
First Quarter ended October 31, 2010*	—	—
Second Quarter ended January 31, 2011*	—	—
Third Quarter ended April 30, 2011#	—	—
Fourth Quarter ended July 31, 2011	$1.99	$0.65

Fiscal 2012
First Quarter ended October 31, 2011	$1.00	$0.31
Second Quarter ended January 31, 2012	$0.81	$0.12
Third Quarter ended April 30, 2012	$1.00	$0.18
Fourth Quarter ended July 31, 2012	$0.30	$0.15

Fiscal 2013
First Quarter ended October 31, 2012 (through August 22, 2012)	$0.22	$0.18

* There was no market for our common stock during this period.

# There was no market for our common stock during portions of this period

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock.  On August 22, 2012, the closing bid price of our common stock, as reported on the OTCBB, was $0.20.

As of August 22, 2012, there were 42 holders of record of our common stock, not including stockholders whose shares are held in street name.

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The Securities and Exchange Commission also has rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system).  The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividends

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In May 2011, our Board of Directors adopted the OncoSec Medical Incorporated 2011 Stock Incentive Plan (the “2011 Plan”), subject to stockholder approval. We obtained stockholder approval of the 2011 Plan at our March 2, 2012 annual meeting of stockholders.  The 2011 Plan provides for the issuance of a variety of forms of awards, including stock options, stock appreciation rights, restricted stock and restricted stock units.  The number of shares of common stock initially reserved for issuance under the 2011 Plan is five million two hundred thousand (5,200,000) shares.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,185,000	$0.24	2,015,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,185,000	$0.24	2,015,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus.  In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties.  Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Company Overview

We were incorporated under the laws of the State of Nevada on February 8, 2008 under the name Netventory Solutions Inc. to pursue the business of inventory management solutions.  Effective March 1, 2011, we completed a merger with our subsidiary, OncoSec Medical Incorporated, a Nevada corporation which was incorporated solely to effect a change in our name.  As a result, we have changed our name from “Netventory Solutions Inc.” to “OncoSec Medical Incorporated”.  On March 1, 2011 we effected a 32 for one forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 100,000,000 shares of common stock at $0.001 par value to 3,200,000,000 shares of common stock at $0.0001 par value, and our outstanding common stock increased from 2,140,000 shares of common stock to 68,480,000 shares of common stock as of that date.  The accompanying consolidated financial statements for interim and annual prior periods presented have been retroactively adjusted to reflect the effects of the forward stock split.

Asset Purchase Agreement

On March 24, 2011, we completed the acquisition of certain assets of Inovio Pharmaceuticals, Inc. (“Inovio”) pursuant to an Asset Purchase Agreement dated March 14, 2011 by and between the Company and Inovio (the “Asset Purchase Agreement”).  The acquired assets relate to certain non-DNA vaccine technology and intellectual property relating to selective tumor ablation technologies, which we now refer to as the OncoSec Medical System (“OMS”), a therapy which uses an electroporation device to facilitate delivery of chemotherapy agents, or nucleic acids encoding cytokines, into tumors and/or surrounding tissue for the treatment and diagnosis of various cancers.  The acquired assets included, among other things: certain equipment, machinery, inventory and other tangible assets of Inovio related to the OMS technology; certain engineering and quality documentation related to the OMS technology; the assignment of certain contracts; and certain of Inovio’s patents, including patent applications, and trademarks, and all goodwill associated therewith related to the OMS technology.

We did not assume any of the liabilities of Inovio except liabilities under the assigned contracts and assigned intellectual property arising after the closing date of the Asset Purchase Agreement. We are required to pay Inovio $3,000,000 in scheduled payments over a period of two years from the closing date and a royalty on any commercial product sales related to the OMS technology.  We made our first payment upon closing of the acquisition under the Asset Purchase Agreement, using proceeds received in the March 2011 Private Placement described below.  On September 28, 2011, we entered into a First Amendment to Asset Purchase Agreement (the “First Amendment”).  The First Amendment modified the payment terms of the $750,000 due to Inovio by September 24, 2011, instead requiring us to make a payment of $100,000 to Inovio on September 30, 2011, with the remaining $650,000 to be paid to Inovio at the earlier of (a) 30 days following the receipt by us of aggregate net proceeds of more than $5,000,000 from one or more financings occurring on or after September 30, 2011, or (b) March 31, 2012.  On March 24, 2012, we entered into a Second Amendment to Asset Purchase Agreement (the “Second Amendment”).  The Second Amendment further modified the payment terms for the $1,150,000 scheduled payments due to Inovio in March 2012 by requiring us to make a payment of $150,000 on March 31, 2012, with the remaining $1,000,000 to be paid to Inovio on December 31, 2013.

In consideration for the First Amendment we issued to Inovio a warrant to purchase 1,000,000 shares of common stock with an exercise price of $1.20 per share.  In consideration for the Second Amendment, we issued to Inovio a warrant to purchase 3,000,000 shares of our common stock with an exercise price of $1.00 per share.  Each of the warrants was exercisable immediately upon issuance and has an exercise term of five years.  Each of the warrants also contains a mandatory exercise provision allowing us to request the exercise of the warrant in whole provided that our daily market price (as defined in the warrant) is equal to or greater than $2.40 for twenty consecutive trading days.  We completed an evaluation of the warrants issued to Inovio and determined the warrants should be classified as equity within the consolidated balance sheet.

In connection with the Asset Purchase Agreement, on March 24, 2011 we entered into a cross-license agreement with Inovio pursuant to which we granted Inovio a fully paid-up, exclusive, worldwide license to certain of the OMS technology patents in the field of gene or nucleic acids, outside of those encoding cytokines, delivered by electroporation.  Inovio also granted us a non-exclusive, worldwide license to certain non-OMS technology patents in the OMS field in exchange for: a fee for any sublicense of the Inovio technology, not to exceed 10%; a royalty on net sales of any business we develop with the Inovio technology, not to exceed 10%; and payment to Inovio of any amount Inovio pays to the licensor of the Inovio technology that is a direct result of the license.

Following the acquisition of the OMS technology assets from Inovio, we relocated our principal office to San Diego, California.  Our business is now focused on designing, developing and commercializing innovative and proprietary medical approaches for the treatment of solid tumors that have unmet medical needs or where currently approved therapies are inadequate based on their therapeutic benefit or side-effect profile.  Our therapies are based on the use of electroporation to deliver either an approved chemotherapeutic agent (“NeoPulse”), or a DNA plasmid construct that encodes for a cytokine (“ImmunoPulse”) to treat solid tumors.  NeoPulse and ImmunoPulse specifically target destruction of cancerous cells and not healthy normal tissues.  Our goal is to improve the lives of people suffering from the life-altering effects of cancer through the development of our novel treatment approaches.  We have initiated three Phase II clinical trials for the use of our therapies to treat metastatic melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma.

Private Placements

On March 18, 2011, we closed a private placement of 1,456,000 units at a purchase price of $0.75 per unit for gross proceeds of $1,092,000 (the “March 2011 Private Placement”).  Each unit consists of one share of our common stock and one share purchase warrant entitling the holder to acquire one share of common stock at a price of $1.00 per share for a period of five years from the closing of the March 2011 Private Placement.  The warrants were exercisable as of March 18, 2011 and any unexercised warrants will expire on March 18, 2016.  We completed an evaluation of the warrants issued with this private placement and determined the warrants should be classified as equity within the consolidated balance sheet.  We are not obligated to register any of the shares issued or issuable upon exercise of the warrants issued in the March 2011 Private Placement.

On June 24, 2011, we sold in a private placement an aggregate of 4,000,000 shares of our common stock and three series of warrants to purchase an aggregate of 12,000,000 shares of our common stock, for proceeds to us of $3.0 million (the “June 2011 Private Placement”).  We also issued warrants to purchase 240,000 shares of our common stock to the co-placement agents in the offering. After deducting for fees and expenses, the aggregate net cash proceeds from the June 2011 Private Placement were approximately $2.79 million.

Pursuant to the terms of the Securities Purchase Agreement that we entered into with the purchasers in the June 2011 Private Placement, each purchaser was issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of our common stock equal to 100% of the shares issued to such purchaser pursuant to the Securities Purchase Agreement.  The Series A Warrants had an initial exercise price of $1.20 per share, are exercisable immediately upon issuance and have a term of five years.  On February 21, 2012, the Series B and Series C Warrants expired unexercised.  On March 28, 2012, the exercise price of the Series A Warrants reset to $0.50 upon the closing of the March 2012 Public Offering.

March 2012 Public Offering

On March 28, 2012, we completed a registered public offering of an aggregate of 31,000,000 shares of common stock and warrants to purchase an aggregate of 31,000,000 shares of common stock at a purchase price of $0.25 per unit, for gross proceeds of $7.75 million (the “March 2012 Public Offering”).  After deducting for fees and expenses, the aggregate net proceeds to us from the March 2012 Public Offering were approximately $7.2 million.  The warrants issued in the offering have an exercise price of $0.35 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance of the warrants.

Under our placement agent agreement with Rodman & Renshaw, LLC (“Rodman”), we agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds of the offering, as well as a non-accountable expense allowance equal to 1% of the gross proceeds of the offering.  In addition, we agreed to issue to the placement agent warrants to purchase up to an aggregate of 5% of the aggregate number of shares of common stock sold in the offering, or 1,550,000 shares of common stock (the “Placement Agent Warrants”).  As permitted under the agreement, we elected to pay 30% of the 5% Placement Agent Warrants directly to Roth Capital Partner, LLC (“Roth”), who acted as our financial advisor in the offering, and as a result issued a warrant to purchase 1,085,000 shares of common stock to Rodman and a warrant to purchase 465,000 shares of common stock to Roth.  The Placement Agent Warrants have substantially the same terms as the warrants issued to the purchasers in the offering, except that such warrants have an exercise price of $0.3125 and expire on March 23, 2017.  The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants have not been registered.  We completed an evaluation of all of the warrants issued in connection with the March 2012 Public Offering and determined the warrants should be classified as equity within the consolidated balance sheet.

As further discussed in “Liquidity and Capital Resources” below, we will need to raise additional funds in order to continue operating our business.

Critical Accounting Policies

Accounting for Long-Lived Assets / Intangible Assets

We assess the impairment of long-lived assets, consisting of property and equipment, and finite-lived intangible assets, whenever events or circumstances indicate that the carrying value may not be recoverable.  Examples of such circumstances include: (1) loss of legal ownership or title to an asset; (2) significant changes in our strategic business objectives and utilization of the assets; and (3) the impact of significant negative industry or economic trends.

Recoverability of assets to be held and used in operations is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the assets.  The factors used to evaluate the future net cash flows, while reasonable, require a high degree of judgment and the results could vary if the actual results are materially different than the forecasts.  In addition, we base useful lives and amortization or depreciation expense on our subjective estimate of the period that the assets will generate revenue or otherwise be used by us.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

We also periodically review the lives assigned to our intangible assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the technologies.  If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

Derivative Liabilities

In conjunction with the June 2011 Private Placement, we issued warrants that are accounted for as derivative liabilities.  These derivative liabilities were determined to be ineligible for equity classification due to certain price protection and anti-dilution provisions.

These derivative liabilities were initially recorded at their estimated fair value on the date of issuance of the common stock and warrants, and are subsequently adjusted to reflect the estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded as other income or expense. The fair value of these liabilities is estimated using option pricing models that are based on the individual characteristics of the common stock, the derivative liabilities on the valuation date, probabilities related to future financings, as well as assumptions for volatility, remaining expected life, and risk-free interest rate. The option pricing models of our derivative liabilities are estimates and are sensitive to changes to inputs and assumptions used in the option pricing models.

Share-Based Compensation

We grant equity-based awards under our share-based compensation plan. We estimate the fair value of share-based payment awards using the Black-Scholes option valuation model. This fair value is then amortized over the requisite service periods of the awards. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. Share-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. Changes in assumptions used under the Black-Scholes option valuation model could materially affect our net loss and net loss per share.

Results of Operations

Years Ended July 31, 2011 and 2010

The audited consolidated financial data for the years ended July 31, 2011 and July 31, 2010 is presented in the following table and the results of these two periods are used in the discussion thereafter.

	July 31, 2011 ($)	July 31, 2010 ($)	Increase/ (Decrease) ($)	Increase/ (Decrease) %
Revenue	—	—	—	—
Operating expenses
Research and development	648,314	—	648,314	100
General and administrative	1,047,161	27,158	1,020,003	**
Loss from operations	(1,695,475)	(27,158)	(1,668,317)	**
Other expenses
Interest expense	1,357	—	1,357	100
Impairment charges	—	9,000	(9,000)	(100)
Fair value of derivative liabilities in excess of proceeds	808,590	—	808,590	100
Adjustments to fair value of derivative liabilities	1,041,795	—	1,041,795	100
Financing transaction costs	210,000	—	210,000	100
Net loss before income taxes	(3,757,217)	(36,158)	(3,721,059)	**
Income tax provision	1,600	—	1,600	100
Net loss	(3,758,817)	(36,158)	(3,722,659)	10,296

** Percentage increase/(decrease) is greater than 100%.

Research and Development Expenses

Prior to our acquisition of certain assets of Inovio in March 2011, we did not engage in any research and development activities during the fiscal years ended July 31, 2011 and 2010.  The $648,000 increase in research and development expenses for the year ended July 31, 2011 as compared to the year ended July 31, 2010 was mainly the result of increased salary and associated costs of $221,000, patent amortization of $247,000, contract labor costs of $46,000, write-down of acquisition supplies inventory of $38,000, and travel and related costs of $35,000, following our acquisition of the OMS technology.  We expect research and development to account for a significant portion of our total expenses in the future.

General and Administrative

Our general and administrative expenses increased from $27,158 during the fiscal year ended July 31, 2010 to $1,047,161 during the fiscal year ended July 31, 2011.  The $1,020,000 increase in general and administrative expenses for the year ended July 31, 2011 as compared to the year ended July 31, 2010 was primarily the result of increased legal costs of $358,000 as a result of our entry into the Asset Purchase Agreement with Inovio, the March and June 2011 Private Placements and other legal costs related to the termination of our status as a “shell company”, and increased salary and associated costs of $256,000 resulting from the hiring of a new management team and technical staff beginning in March 2011.  In addition, during the fiscal year ended July 31, 2011 we incurred corporate communications costs of $104,000, office related expenses of $73,000, travel and related costs of $65,000, and filing and conference fees of $57,000

Other Expenses

The $2,053,000 increase in other expense for the year ended July 31, 2011 as compared to the year ended July 31, 2010 was primarily due to transaction costs related to the June 2011 Private Placement.  During the fourth quarter of fiscal 2011, we paid the co-placement agents in the June 2011 Private Placement fees of $180,000 and reimbursed expenses and legal fees of $30,000.  In addition, we issued warrants to purchase 240,000 shares of our common stock to the co-placement agents and warrants to purchase 12,000,000 shares of our common stock to the investors in the private placement.  During the fourth quarter of the fiscal year ended July 31, 2011, we recorded $1,850,000 in non-cash net charges to record the fair value of derivative liabilities in excess of proceeds as of the closing date of the June 2011 Private Placement and the adjustment to fair value of the derivative liabilities as of July 31, 2011.  As more fully described in Note 7 to our consolidated financial statements, the Series A and Series C Warrants issued in connection with the June 2011 Private Placement were determined to be derivative liabilities as a result of the anti-dilution provisions in the warrant agreements that may result in an adjustment to the warrant exercise price. We will revalue the derivative liability on each subsequent balance sheet date until the securities to which the derivative liabilities relate are exercised or expire.

Results of Operations for the Nine Months Ended April 30, 2012 Compared to the Nine Months Ended April 30, 2011

The unaudited consolidated financial data for the nine months ended April 30, 2012 and April 30, 2011 is presented in the following table and the results of these two periods are used in the discussion thereafter.

	April 30, 2012 ($)	April 30, 2011 ($)	Increase/ (Decrease) ($)	Increase/ (Decrease) %
Revenue	—	—	—	—
Operating expenses
Research and development	1,725,194	216,658	1,508,536	**
General and administrative	2,238,222	286,547	1,951,675	**
Loss from operations	(3,963,416)	(503,205)	3,460,211	**
Other income (expense)
Interest expense	—	(1,400)	(1,400)	100
Interest expense — non-cash	(236,864)	—	236,864	100
Loss on extinguishment of debt	(761,492)	—	761,492	100
Adjustments to fair value of derivative liabilities	4,192,781	—	4,192,781	100
Net income (loss) before income taxes	(768,991)	(504,605)	264,386	52
Income tax provision	2,400	1,600	800	50
Net income (loss)	(771,391)	(506,205)	265,186	53

** Percentage increase/(decrease) is greater than 100%.

Research and Development Expenses

Prior to our acquisition of certain assets of Inovio in March 2011, we did not engage in any research and development activities.  The $1,509,000 increase in research and development expenses for the nine month period ended April 30, 2012 as compared to the nine month period ended April 30, 2011 was mainly the result of salary and associated costs of $601,000, patent amortization of $508,000, contract labor and professional services of $294,000 and travel and related costs of $31,000.  We expect research and development to account for a significant portion of our total expenses in the future as we continue to focus on designing and developing our therapies.

General and Administrative

The $1,952,000 increase in general and administrative expenses for the nine month period ended April 30, 2012 as compared to the nine month period ended April 30, 2011 was primarily the result of legal costs of $236,000 and filing fees of $40,000 associated with the June 2011 Private Placement and the Public Offering, including the preparation and filing of our Registration Statements on Form S-1, as well as other periodic filings during that period, corporate communications costs of $387,000 consisting primarily of investor relation services as well as other general corporate matters and increased salary and associated costs of $725,000 resulting from the hiring of a new management team and staff beginning in March 2011.  In addition, during the nine month period ended April 30, 2012 we incurred board and committee fees of $158,000, accounting and audit fees of $108,000 and travel and related costs of $134,000.

Other Income (Expense)

The $3,193,000 net increase in other income for the nine month period ended April 30, 2012 as compared to the same period ended April 30, 2011 was due primarily to the recording of other income of $4,193,000 as a result of the adjustment to fair value of the derivative liabilities through March 28, 2012. In connection with the June 2011 Private Placement, we issued warrants to purchase 240,000 shares of our common stock to the co-placement agents and warrants to purchase 12,000,000 shares of our common stock to the investors in the private placement. As more fully described in Note 7 to our consolidated financial statements, the Series A and Series C Warrants issued in connection with the June 2011 Private Placement, as well as the warrants issued to the co-placement agents, were determined to be derivative liabilities as a result of the anti-dilution provisions contained in the warrant agreements, which may result in an adjustment to the warrant exercise price. On February 21, 2012, the Series C Warrants expired unexercised. On March 28, 2012, the anti-dilution provisions of the Series A Warrants were triggered and the exercise price of the warrants reset to $0.50.  Effective March 28, 2012 the Series A Warrants qualified for equity classification and ceased to be classified as derivative liabilities.  In addition, during the period ended April 30, 2012, we recorded a loss on extinguishment of debt of $761,000 as a result of the modification of the payment terms from the Second Amendment to the Asset Purchase Agreement with Inovio, as more fully described in Note 6 to our consolidated financial statements.

Liquidity and Capital Resources

Working Capital

Our working capital as of April 30, 2012 and July 31, 2011 is summarized as follows:

	At April 30, 2012 ($)	At July 31, 2011 ($)
Current assets	6,717,147	2,901,593
Current liabilities	2,030,862	6,538,934
Working capital (deficiency)	4,686,285	(3,637,341)

Current Assets

The increase in our current assets was primarily due to an increase in cash from $2,458,000 as of July 31, 2011, to $6,570,000 as of April 30, 2012, as a result of approximately $7.2 million of cash received from our Public Offering, offset by cash used in operations during the period ended April 30, 2012.  As of April 30, 2012, our current assets included cash and cash equivalents of $6,570,000.

Current Liabilities

Current liabilities at April 30, 2012 decreased to $2,031,000 from $6,539,000 as of July 31, 2011. This decrease was primarily due to the decrease in fair value of the derivative liability of $4,193,000 recorded for the Series A and Series C Warrants issued in connection with the June 2011 Private Placement, as more fully described above and in Note 7 to our consolidated financial statements.

Cash Flow

Cash Used in Operating Activities

Cash used in operating activities for the nine month period ended April 30, 2012 was $2,822,000, as compared to $267,000 for the period ended April 30, 2011.  This increase was related to costs of operations such as salary expense and associated costs, legal fees and professional fees, offset by a gain recorded for the fair value revaluation of the Company’s derivative liabilities, as more fully described above.

Cash Used in Investing Activities

Cash used in investing activities for the nine month period ended April 30, 2012 was $23,000, as compared to $268,000 for the period ended April 30, 2011.  This activity is related to the purchase of property and equipment and intangible assets.

Cash Provided by Financing Activities

Cash provided by financing activities was $6,957,500 for the period ended April 30, 2012, and primarily related to cash received from the March 2012 Public Offering offset by scheduled payments to Inovio in connection with the Asset Purchase Agreement.  Cash provided by financing activities was $1,078,000 for the period ended April 30, 2011, and was primarily related to the March 2011 Private Placement, which resulted in proceeds of $1,092,000 in March 2011.

Recent Financings

As described above, on March 18, 2011, in the March 2011 Private Placement, we issued 1,456,000 units at a price of $0.75 per unit for gross proceeds of $1,092,000.  Each unit consisted of one share of our common stock and one share purchase warrant entitling the warrant holder to purchase an additional share of our common stock at a price of $1.00 per share for a period of five years from closing.  We issued the units to three subscribers. We used $250,000 of the proceeds as the first payment to Inovio pursuant to the Asset Purchase Agreement and used the remaining funds for general working capital purposes.

On June 24, 2011, in the June 2011 Private Placement, we sold an aggregate of 4,000,000 shares of our common stock and issued three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase an aggregate of 12,000,000 shares of the our common stock, for proceeds to us of $3.0 million.  We paid fees and expenses of $210,000 to the co-placement agents and issued the co-placement agents warrants to purchase 240,000 shares of our common stock on terms substantially similar to the Series A Warrants.  After deducting for fees and expenses, the aggregate net cash proceeds from the June 2011 Private Placement were approximately $2,790,000.  The Series A Warrants currently have an exercise price of $0.50 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years.  On February 21, 2012, the Series B and Series C Warrants expired unexercised.

On March 28, 2012, in the March 2012 Public Offering, we sold an aggregate of 31,000,000 units, each consisting of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $0.25 per unit.  The warrants have an exercise price of $0.35 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. We paid fees and expenses of $542,500 and issued warrants to purchase 1,550,000 shares of our common stock on terms substantially similar to the purchaser warrants to the placement agent and a financial advisor in the March 2012 Public Offering.  After deducting for fees and expenses, our aggregate net proceeds from the offering were approximately $7.2 million.

Cash Requirements

Our primary objectives are to develop and pursue the commercialization of our planned products and to identify additional products for acquisition and development. We have hired and continue to search for industry experts to expand our management team and better position our company. In addition, we continue to pursue raising sufficient capital to fund our operations and to acquire and develop additional assets and technology consistent with our business objectives.

We estimate our operating expenses and working capital requirements for the full fiscal year ending July 31, 2013 to be as follows:

Expense	Amount
Product development	$2,700,000
Employee compensation	2,000,000
General and administration	1,300,000
Professional services fees	400,000
Total	$6,400,000

As of April 30, 2012, we had cash and cash equivalents of approximately $6,570,000.  We expect these funds to be sufficient to continue to operate our business through the remainder of our fiscal period ended July 31, 2012.  In addition to the funds raised in the March 2011 and June 2011 Private Placements and the March 2012 Public Offering, we will require additional financing to fund our planned operations beyond our fiscal period ended July 31, 2012, including the completion of our ongoing clinical trials, commercializing any assets obtained under the Asset Purchase Agreement, seeking to license or acquire new assets, and researching and developing any potential patents, the related compounds and any further intellectual property that we may acquire.  We will also require additional financing to meet our remaining obligation to Inovio under the Asset Purchase Agreement, which requires that we make the following payments:  (i) $500,000 September 24, 2012; (ii) $1,000,000 on March 24, 2013; and (iii) $1,000,000 December 31, 2013.

If the investors and placement agents in the June 2011 Private Placement and March 2012 Public Offering choose to exercise their remaining outstanding warrants in full on a cash basis, we would receive approximately $2 million and $11 million, respectively.  However, the warrant holders may choose not to exercise any of the warrants they hold, may choose to net exercise their warrants as provided in such warrants under certain limited circumstances, or may choose to exercise only a portion of the warrants issued.  The exercise prices of the outstanding warrants currently exceed the current market price of our common stock on the OTC Bulletin Board.  As a result, we may never receive proceeds from the exercise of such warrants.

We currently do not have committed sources of financing and may not be able to obtain a financing, particularly if the volatile conditions in the capital and financial markets, and more particularly the market for early development stage biomedical company stocks persist.  Additional financing may not be available to us when needed or, if available, may not be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we may be forced to delay or scale down some or all of our development activities or cease the operation of our business.

Since inception we have funded our operations primarily through equity and debt financings and we expect to continue to do so in the future. If we obtain additional financing by issuing equity securities, our existing stockholders’ ownership will be diluted. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. We may be unable to maintain operations at a level sufficient for investors to obtain a return on their investments in our common stock. Further, we may continue to be unprofitable.

Going Concern

As of July 31, 2011, we had incurred a net loss of $3,835,876 since our inception. In their report on our annual consolidated financial statements for the fiscal year ended July 31, 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern.  As further discussed in Note 3 to the financial statements for the fiscal year ended July 31, 2011, during that fiscal year we incurred losses from operations, had negative working capital, and were in need of additional capital to grow our operations to become profitable.  Management’s plans are to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan.

As further described elsewhere in this filing, in fiscal year 2011 we completed the acquisition of certain technology and related assets from Inovio.  With this acquisition, we are now focusing our efforts in the biomedical industry and abandoning our efforts in the online inventory services industry.  We expect our cash requirements over the annual fiscal period ending July 31, 2013 to be approximately $6,400,000, and will be mainly for payroll and related expenses, and product development expenditures.  As of April 30, 2012, we had cash and cash equivalents of $6,570,000.  During the nine month period ended April 30, 2012, our cash outflow was approximately $3,600,000.  Cash outflows for the period from April 30, 2012 through July 31, 2012 are expected to be approximately $1,400,000. We will be required to make a payment of $500,000 to Inovio on September 24, 2012. We will also be obligated to make payments to Inovio of $1,000,000 on March 24, 2013 and $1,000,000 on December 31, 2013.

In order to fund our anticipated budget for the remainder of our 2012 fiscal period and for fiscal year ending July 31, 2013, excluding acquisition costs, we believe that we will need to raise approximately $1,200,000 in additional funds.  This amount could increase if we encounter unanticipated difficulties.  In addition, our estimates of the amount of cash necessary to fund our business and development and commercialization activities may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.  If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the continued support of our stockholders to aid in financing our operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF THE BUSINESS

Overview

We are an emerging drug-medical device and therapeutic company focused on designing, developing and commercializing innovative and proprietary medical approaches for the treatment of solid cancers that have unmet medical needs or where currently approved therapies are inadequate based on their efficacy or side-effects.  Our company was incorporated under the laws of Nevada on February 8, 2008 as Netventory Solutions Inc. Initially, we provided online inventory services to small and medium sized companies. On March 1, 2011, we changed our name from “Netventory Solutions, Inc.” to “OncoSec Medical Incorporated”.  In March 2011, we acquired from Inovio Pharmaceuticals, Inc. (“Inovio”) certain assets related to the use of drug-medical device combination products for the treatment of different cancers. With this acquisition, we have abandoned our efforts in the online inventory services industry and are focusing our efforts in the biomedical industry.

Our Strategy

The assets we acquired from Inovio include intellectual property relating to certain delivery technologies, which we now refer to as the OncoSec Medical System (“OMS”), a therapeutic approach which is based on the use of an electroporation delivery device in combination with an approved chemotherapeutic drug or a DNA-based cytokine to treat solid tumors.  These two different approaches represent unique therapeutic modalities, ImmunoPulse (formerly OMS ElectroImmunotherapy) and NeoPulse (formerly OMS ElectroChemotherapy).  Our ImmunoPulse approach is based on the use of electroporation to enhance the local delivery of DNA plasmids which, upon uptake into cells, direct the production of immunostimulatory cytokines to generate a local, regional and systemic immune response for the treatment of various cutaneous cancers.  NeoPulse utilizes our electroporation technologies for the local delivery of the chemotherapeutic drug bleomycin to treat solid tumors.  OMS consists of an electrical pulse generator console and various disposable applicators specific to the individual tumor size, type and location and is designed to increase the permeability of cancer cell membranes and, as a result, increases the intracellular delivery of selected therapeutic agents.  Our electroporation platform for the delivery of therapeutic agents specifically and effectively targets and kills cancerous cells while leaving healthy normal tissues unharmed.  Our mission is to enable people with cancer to live longer with a better quality of life than otherwise possible or available with existing therapies.

Cancer is a disease of uncontrolled cell growth. The primary front line treatment of solid tumors involves surgical resection and/or radiation to eliminate or debulk tumor growth prior to initiating systemic therapy with chemotherapeutic agents. In the case of invasive surgical procedures, surgeons will often remove or resect an area outside of the obvious tumor mass to ensure that they have excised all of the cancerous tissue because of the difficulty in determining the border, or margin, between healthy and diseased tissue. This treatment can result in the loss of function and appearance of the surrounding tissues, significantly reducing the patient’s quality of life. Although there have been recent advances in non-surgical forms of tumor ablation, such as cryoablation, stereotactic, microwave and high frequency radio ablation therapy, we believe they fail to fully satisfy the clinical need to preserve normal healthy tissue. Given the desire for improved outcomes in the surgical resection of solid tumors, we believe that there can be significant demand for our NeoPulse technology from patients, dermatologists and surgical oncologists.

The NeoPulse approach has been developed up to Phase III clinical trials in the United States for the treatment of recurrent head and neck cancer and Phase I/II for the treatment of recurrent breast cancer. NeoPulse has potential application in a wide range of solid tumors, including basal cell carcinoma, squamous cell carcinoma, melanoma, breast, prostate, and pancreatic cancers.  In addition, Phase IV pre-marketing studies to support the commercialization of NeoPulse in Europe were also performed for the treatment of primary and recurrent head and neck cancers and cutaneous skin cancers.

When detected early and still confined to a single location, cancer may be cured by surgery or irradiation and potentially, by promising new technologies such as NeoPulse. However, neither surgery nor irradiation can cure cancer that has spread throughout the body. Although chemotherapy can sometimes effectively treat cancer that has spread throughout the body, a number of non-cancerous cells, such as bone marrow cells, are also highly susceptible to chemotherapy. As a result, chemotherapy often has fairly significant side effects. In addition, it is common to see cancer return after apparently successful treatment by each of these means.

Immunotherapy, a process which uses the patient’s own immune system to treat cancer, may have advantages over surgery, irradiation, and chemotherapy. Many cancers appear to have developed the ability to “hide” from the immune system. A treatment that can augment the immune response against tumor cells by making the cancer more “visible” to the immune system would likely represent a significant improvement in cancer therapy. Immune-enhancing proteins such as interleukin-2, or IL-2, and interferon-alpha, or IFN- µ , have shown encouraging results. However, these agents often require frequent doses that regularly result in severe side effects.

Two new drugs for metastatic melanoma were approved in 2011, both on the basis of increased survival. Yervoy ®, a monoclonal antibody marketed by Bristol-Myers Squibb Co., increases the effectiveness of T-cells that can seek out and destroy melanoma cells. Zelboraf ®, a B-Raf inhibitor marketed by Roche and Daiichi Sankyo, interrupts a key process in melanoma growth in patients with a particular melanoma mutation. Both drugs are associated with significant side effects, and neither is considered a cure for melanoma.

Our current ImmunoPulse clinical-stage approach consists of directly injecting solid tumors with a DNA plasmid which, upon uptake into cells, direct the production of the encoded immunostimulatory cytokine to generate a local, regional and systemic immune response. The ease of manufacture, convenience, and ability to repeat administration may offer advantages over current modalities of therapy. In addition, cancer therapies using non-viral DNA delivery may offer an added margin of safety compared with viral-based delivery, as no viral particles or other potentially infectious agents are contained in the formulation.

A Phase I clinical trial using our ImmunoPulse approach has been completed and three Phase II clinical trials focused on melanoma, Merkel cell carcinoma and cutaneous t-cell lymphoma have been initiated.

Our business model is based on a commercialization strategy that leverages previous in-depth clinical experiences, previous approvals for the electroporation-based devices and late stage clinical studies in the United States and Europe.  We plan to seek regulatory approvals to initiate specific studies in target markets to collect clinical, reimbursement, and pharmacoeconomic data in order to advance our commercialization strategy. Our clinical development strategy includes completing the necessary additional clinical trials in accordance with FDA guidelines for cutaneous cancers including select rare cancers that have limited, adverse or no therapeutic alternatives.  Our strategy also includes expanding the applications of our technologies through strategic collaborations or evaluation of other opportunities such as in-licensing and strategic acquisitions.  We may collaborate with major pharmaceutical and biotechnology companies and government agencies, providing us access to complementary technologies or greater resources. These business activities are intended to provide us with mutually beneficial opportunities to expand or advance our product pipeline and serve significant unmet medical needs. We may license our intellectual property to other companies to leverage our technologies for applications that may not be appropriate for our independent product development.

Asset Acquisition

On March 14, 2011, we entered into an Asset Purchase Agreement with Inovio to acquire certain assets from Inovio related to certain non-DNA vaccine technology and intellectual property relating to selective electrochemical tumor ablation (formerly referred to as “SECTA,” and which we now refer to as the OncoSec Medical System, or “OMS”).  The asset purchase was completed on March 24, 2011.  On September 28, 2011 and March 24, 2012, we entered into amendments to the Asset Purchase Agreement to amend certain of the payment terms.  We acquired the following assets from Inovio in connection with this transaction: certain equipment, machinery, inventory and other tangible assets of Inovio related to the OMS technology; certain engineering and quality documentation related to the OMS technology; the assignment of certain contracts; and certain of Inovio’s patents, including patent applications, and trademarks, and all goodwill associated therewith related to the OMS technology.  We did not assume any of the liabilities of Inovio except with respect to all liabilities under the assigned contracts and assigned or acquired intellectual property arising after the closing of the acquisition.

Pursuant to a cross-license agreement with Inovio entered into in connection with the closing of the asset acquisition, we granted to Inovio a fully paid-up, exclusive, worldwide license to certain of the OMS technology patents in the field of gene or nucleic acids, outside of those encoding cytokines, delivered by electroporation. Inovio also granted us a non-exclusive, worldwide license to certain non-OMS technology patents in the OMS field for the following consideration: a fee for any sublicense of the Inovio technology; a royalty on net sales of any business we develop with the Inovio technology; and repayment of Inovio for any amount Inovio pays to the licensor of the Inovio technology that is a direct result of the license.

We are required to pay Inovio $3,000,000 in scheduled payments over a period of two years from the closing date and a royalty on commercial product sales related to the OMS technology.  As we describe elsewhere in this prospectus, on March 18, 2011, we closed a private placement of 1,456,000 units at a purchase price of $0.75 per unit for gross proceeds of $1,092,000.  Each unit consists of one share of our common stock and one share purchase warrant entitling the holder to acquire one share of common stock at a price of $1.00 per share for a period of five years from the closing of such private placement.  We used $250,000 of the proceeds as the first payment to Inovio pursuant to the Asset Purchase Agreement.  On September 28, 2011, we entered into a First Amendment to Asset Purchase Agreement (the “First Amendment”).  The First Amendment modified the payment terms of the  $750,000 due to Inovio by September 24, 2011, instead requiring us to make a payment of $100,000 to Inovio on September 30, 2011, with the remaining $650,000 to be paid to Inovio at the earlier of (a) 30 days following the receipt by us of aggregate net proceeds of more than $5,000,000 from one or more financings occurring on or after September 30, 2011, or (b) March 31, 2012.  On March 24, 2012, we entered into a Second Amendment to Asset Purchase Agreement (the “Second Amendment”).  The Second Amendment further modified the payment terms for the $1,150,000 scheduled payments due to Inovio in March 2012 by requiring us to make a payment of $150,000 on March 31, 2012, with the remaining $1,000,000 to be paid to Inovio on December 31, 2013.  In consideration for the amendments, we issued to Inovio warrants to purchase 4,000,000 shares of our common stock.  The warrant has an exercise price which ranges between $1.00 and $1.20 per share, are exercisable immediately upon issuance and have an exercise term of five years. The warrants also contain a mandatory exercise provision allowing us to request the exercise of the warrant in whole provided that our daily market price (as defined in the warrant) is equal to or greater than $2.40 for twenty consecutive trading days.  Payment of the remaining amounts owed to Inovio are due on the following schedule: $500,000 eighteen months from the closing date, September 24, 2012; $1,000,000 on the second anniversary of the closing date, March 24, 2013; and $1,000,000 on December 31, 2013.

June 2011 Private Placement

On June 24, 2011, we completed a private placement of an aggregate of 4,000,000 shares of our common stock, Series A Warrants to purchase an aggregate of 4,000,000 shares of our common stock, Series B Warrants to purchase an aggregate of 4,000,000 shares of our common stock and Series C Warrants to purchase an aggregate of 4,000,000 shares of our common stock, for proceeds to us of $3,000,000, which we refer to in this prospectus as the June 2011 Private Placement.  After deducting for fees and expenses, the aggregate net cash proceeds to us from the June 2011 Private Placement were approximately $2,790,000.

Each purchaser in the offering was issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of our common stock equal to 100% of the shares issued to such purchaser pursuant to the Securities Purchase Agreement.  The Series A Warrants have an exercise price of $1.20 per share, are exercisable immediately upon issuance and have a term of exercise of five years.  On February 21, 2012, the Series B and Series C Warrants expired unexercised.  On March 28, 2012, upon the closing of the March 2012 Public Offering, the exercise price of the Series A Warrants reset to $0.50 in accordance with the terms of the warrant agreement.

March 2012 Public Offering

On March 28, 2012, we completed a public offering of an aggregate of 31,000,000 shares of common stock and warrants to purchase an aggregate of 31,000,000 shares of common stock at a purchase price of $0.25 per unit, for gross proceeds of $7.75 million (the “March 2012 Public Offering”).  After deducting for fees and expenses, the aggregate net proceeds to us from the March 2012 Public Offering were approximately $7.2 million.  The warrants have an exercise price of $0.35 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance of the warrants.

The OncoSec Medical System

Most drugs and DNA-based therapeutics must enter the target cell through its membrane in order to perform their intended function.  However, the effectiveness of these medicines is limited as gaining entry into target cells through the outer membrane can be a significant challenge.  In the 1970s, it was discovered that the brief application of high-intensity, pulsed electric fields to the cell resulted in a temporary and reversible increase in the permeability of the cell membrane.  As a consequence, it was also demonstrated that there was a subsequent increase in the ability of both small and large molecules to move between the cell exterior and interior via the newly formed membrane pores.

The transient, reversible nature of the electrical permeabilization of cell membranes and the resulting increase in intracellular delivery of therapeutic agents is the underlying basis of our therapeutic approach, which we refer to as the OncoSec Medical System, or “OMS”.  OMS consists of an electrical pulse generator console and various disposable applicators specific to the individual tumor size, type and location.  While the extent of membrane permeabilization depends on various electrical, physical, chemical, and biological parameters, research with OMS has demonstrated an increase of cellular uptake of chemical molecules from 6,000-8,000 fold above baseline.  Once inside of the cell, the membrane permeability decreased thereby trapping the molecules within the cell and allowing them to perform their function.  The enhanced delivery of these agents may result in the ability to not only improve cytotoxicity and therapeutic value but also to lower the required doses and thereby providing a potentially safer treatment.

Our OMS business is composed of two different therapeutic approaches: ImmunoPulse and NeoPulse.  Our ImmunoPulse product candidates involve the direct injection of solid tumors with a DNA plasmid followed by electroporation, which, upon uptake into cells, direct the production of the encoded immunostimulatory cytokine to generate a local, regional an systemic immune response for the treatment of various cutaneous cancers.  NeoPulse utilizes our electroporation technologies for the local delivery of the chemotherapeutic drug bleomycin to treat solid tumors.  Our OMS platform for the delivery of therapeutic agents is designed to target and kill cancerous cells while leaving healthy normal tissues unharmed.  Our mission is to enable people with life-altering cancers to lead better lives through the development of our treatment approaches.

DNA Delivery With Electroporation — ImmunoPulse

The greatest obstacles to making conventional immunotherapy and DNA-based immunotherapies a reality has been the limited data supporting safe, efficient, and economical delivery and expression of plasmid-DNA constructs into the target cells.  We have significant history and experience in developing the methods and devices that optimize the use of electroporation for the efficient and effective delivery of DNA-based therapeutics.  The use of OMS in this approach has been validated from multiple clinical studies assessing DNA-based immunotherapies against cancers.  Together with our partners and collaborators, we plan to be the leader in establishing proof-of-principle of electroporation-delivered DNA immunotherapies.  We believe that electroporation should become the method of choice for plasmid-DNA delivery into cells in many clinical applications.

The immunotherapy approach of our OMS therapy uses an electroporation system that is calibrated and designed to create optimal conditions to deliver plasmid DNA encoding immunotherapeutic cytokines into tumor cells that in turn promote anti-cancer responses.  The cytokine-encoding plasmid is first injected with a syringe/needle into the selected tumor.  Using a remote control, the pulse generator is switched on and electrical pulses are generated and delivered through an attached electrical cord into the injected tissue through an electrode-needle array on the applicator.  When DNA injection is followed by electroporation of the target tissue, transfection is significantly greater with resultant gene expression generally enhanced from 100 to 1000-fold.  This increase makes many DNA-based candidates potentially feasible without unduly compromising safety or cost.

A Phase I clinical trial in metastatic melanoma has been completed using ImmunoPulse to deliver plasmid-DNA encoding for the IL-12 cytokine.  The study was designed to assess both the adaptive and innate immunity responses from the targeted delivery of the IL-12 into melanoma tumor cells.  Published data have suggested that gene transfer utilizing in vivo DNA electroporation in metastatic melanoma showed that it was safe, effective, reproducible, and titratable.  The findings also demonstrated not only regression of treated melanoma skin lesions, but also regression of distant untreated lesions, suggesting a systemic immune response to the localized treatment.  These results are of great significance and thus the Company is now planning the further development of OMS for the delivery of plasmid-DNA encoding for the IL-12 cytokine in a Phase II clinical trial that has been initiated.

Drug Delivery With Electroporation — NeoPulse

The chemotherapeutic approach of our OMS ElectroOncology platform was formerly described as Selective Electrochemical Tumor Ablation (SECTA).  OMS utilizes electroporation technologies for the local delivery of the chemotherapeutic drug bleomycin to treat solid tumors.  The approach has demonstrated safety and efficacy in a wide range of solid tumors including, basal cell, squamous carcinomas, melanoma, breast, prostate, and pancreatic.  The OMS therapy has been developed up to Phase III clinical trials in the United States for the treatment of recurrent head and neck cancer and in Phase I/II for the treatment of recurrent breast cancer.  In addition, Phase IV pre-marketing studies to support the commercialization of the OMS system in Europe were also performed for the treatment of primary and recurrent head and neck cancers and cutaneous skin cancers.  The previous sponsor of these studies (Inovio Pharmaceuticals, Inc.) elected not to conclude the clinical testing but rather monetize certain SECTA assets in order to pursue a more focused strategy for development of DNA vaccines.

We believe that one of the distinctive features of the system is both the preservation of healthy tissue and killing of cancerous cells at the margins of the tumor.  We anticipate the system may therefore afford advantages over surgery in preserving function and improving the quality of life for cancer patients who would otherwise face significant morbidity associated with cancer surgery or other methods of treatment.  In addition, we believe that the OMS ElectroOncology approach will have pharmacoeconomic advantages over existing therapies and will be more readily accepted by both physicians and patients alike.

Clinical Program

We initiated three Phase II clinical trials to assess the cancer-destroying and tissue-sparing properties of the ImmunoPulse technology in patients with melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma during calendar year 2012.  Our lead ImmunoPulse candidate for these trials is a DNA plasmid coding for IL-12 that is delivered using our OMS electroporation device. While the DNA IL-12 immunotherapy is administered locally, results from preclinical and Phase I clinical trials indicated that the therapy was safe and without toxic side effects.  Although Phase I trials are designed to study only safety and tolerability, our Phase I trial appeared to suggest that our ImmunoPulse produced both a local and systemic effect against cancerous cells. In the Phase I human study, 15% of patients demonstrated 100% clearance of distant, untreated metastatic melanoma tumors; wherein only 0.25% would normally be expected to clear on their own if left untreated.  All three Phase II clinical trials are physician-sponsored open label, multi-center trials.

Phase II Melanoma Trial (OMS-I100)

Our melanoma trial, entitled “Phase II trial of intratumoral pIL-12 electroporation in advanced stage cutaneous and in transit malignant melanoma,” is a single dose trial treating approximately 25 patients. The primary endpoint is the objective response rate (local and distant) at six months. Secondary trial endpoints include time to objective response (complete and partial responses), duration of distant response and overall survival. We are building on positive Phase I dose escalation trial results in 24 patients with metastatic melanoma treated with pIL-12 in combination with electroporation. That study established safety and tolerability and suggested a systemic objective response in more than half of the subjects; 15% of patients showed 100% clearance of distant, non-treated tumors. Based on historical data, less than 0.25% of patients would have been expected to see regression in their untreated tumors.  Our melanoma study is a physician-sponsored trial that will be lead by the University of California at San Francisco.

Phase II Merkel Cell Carcinoma Trial (OMS-I110)

Merkel cell carcinoma is a lethal but rare skin cancer affecting about 1,500 people each year with 33% mortality rate. Current outcomes to chemotherapy treatment have demonstrated short-lived responses with no clear impact on overall survival. Our clinical trial, entitled “A Phase II study of intratumoral injection of interleukin-12 plasmid and in vivo electroporation in patients with Merkel cell carcinoma,” is a single dose, open label trial in 15 patients. The study’s endpoints are IL-12 gene expression in tumor tissue at three to four weeks post-treatment and objective response rates (both local and distant) at six months post-treatment. Secondary endpoints will evaluate time to relapse or progression and overall survival. This study will evaluate the safety and tolerability of DNA IL-12 as a treatment for Merkel cell carcinoma and aims to further validate the findings from the Phase I dose escalation trial carried out in 24 metastatic melanoma patients.  This study is a physician-sponsored trial initiated at the University of Washington in collaboration with the University of California at San Francisco.

Phase II Cutaneous T-Cell Lymphoma (OMS-I120)

Cutaneous T-cell lymphoma, or CTCL, is a rare disease affecting approximately 3,000 people each year with current therapies requiring life-long management and treatment. Today’s treatment methods delivered either locally or systemically all result in systemic toxicities. Cytokine therapies have shown some therapeutic benefit, however, the requirement for high dose systemic concentrations results in unwanted toxicities and eventual resistance to the therapy. In contrast, our ImmunoPulse treatment uses locally delivered low dose plasmid-DNA coding for IL-12, which induces a systemic immune response designed to target and destroy cancerous cells. A previous Phase I clinical trial in 24 melanoma patients demonstrated a strong safety profile for this mode of treatment.  The planned clinical trial, entitled “Phase II trial of intratumoral IL-12 plasmid electroporation in cutaneous lymphoma,” is an open label, multi-center study and is expected to enroll at least 27 patients. The trial’s primary endpoint is to assess the objective response rate (both local and distant) at six months post-treatment, with safety and progression-free survival as secondary endpoint measures.  ImmunoPulse is a new treatment for patients suffering from CTCL, who currently have few options to treat this chronic life-altering disease.  This study is a physician-sponsored trial led by the University of California at San Francisco.

Scientific Advisory Panel

We have consulted with senior and respected oncology researchers to provide counsel as part of our scientific advisory panel for our ImmunoPulse clinical program, each of whom is employed elsewhere on a full-time basis. As a result, they can only spend a limited amount of time on our affairs. We expect to access scientific and medical experts in academia, as needed, to support our scientific advisory panel. The scientific advisory panel assists us on issues related to potential product applications, product development and clinical testing.

Commercialization

Our business model is based on a partnering and commercialization strategy that leverages previous in-depth clinical experiences, and late stage clinical studies in the United States (Phase III) and Europe (Phase IV).  Our near term plan will be to identify and engage potential partner(s) who are established industry leaders in the field of surgical oncology, or who are seeking to expand their portfolio into this space with the purpose of partnering the NeoPulse asset in select geographic regions, such as Eastern Europe and Asia. Once a partner is engaged, we will seek regulatory approvals to initiate specific studies in target markets to collect clinical, reimbursement, and pharmacoeconomic data in order to advance a joint commercialization strategy.

We plan to continue our clinical development strategy for the ImmunoPulse program with Phase II and subsequent pivotal clinical trials focused on cutaneous cancers including select rare cancers that have limited, adverse or no therapeutic alternatives.  We expect our current studies to validate data from previous Phase I clinical experience, which will be used to further develop the Company’s commercialization strategy for this program.

Competition

We are in a highly competitive industry. We are in competition with traditional and alternative therapies for the indications we are targeting, as well as pharmaceutical and biotechnology companies, hospitals, research organizations, individual scientists and nonprofit organizations engaged in the development of drugs and other therapies for these indications. Our competitors may succeed, and many have already succeeded, in developing competing products, obtaining FDA approval for products or gaining patient and physician acceptance of products before us for the same markets and indications that we are targeting. Many of these companies, and large pharmaceutical companies in particular, have greater research and development, regulatory, manufacturing, marketing, financial and managerial resources and experience than we have and many of these companies may have products and product candidates that are in a more advanced stage of development than our product candidates. If we are not “first to market” for a particular indication, it may be more difficult for us or our collaborators to effectively enter markets unless we can demonstrate our products are clearly superior to existing therapies.

Examples of competitive therapies include the following:

•Surgical Resection.  In 90% of cases, the primary treatment for localized and operable tumors or lesions is surgical resection alone or in combination with other modalities such as radiation therapy.  Given the ability to cut an appropriate margin around the tumor in order to avoid recurrence from microscopic disease populating the periphery of the tumor mass makes surgery highly effective for early stage cancers. Recent advances in robotic surgical technology have provided more minimally invasive surgical options.  However, accessibility of a tumor at times prevents the use of surgery or limits the margin that can be removed especially at sites such as the tongue where the loss of tissue results in the loss of critical function such as speech. The drawback to resecting tissue is potential disfigurement or debilitating effects on organ function. Surgery also requires additional cost in the form of hospitalization and post-operative care.

•Radiation Therapy. Radiation therapy’s high-energy rays generated by an external machine or by radioactive materials placed directly into or near the tumor are used to damage and stop growth of malignant cells, which are more sensitive to the effects of radiation. Radiation is often used in combination with surgery and chemotherapy. In cases where a tumor is inoperable or unresponsive to chemotherapy, radiation is often used palliatively to limit the complications of disease progression.  Radiation therapy has a number of significant side effects, in that it damages healthy cells surrounding the target area and takes several weeks to administer. It may also be costly due to the number of procedures and cost of administration.

•Chemotherapy. Post-surgery or in cases where surgery is contraindicated, chemotherapy is often used to treat systemic disease and may frequently be combined with radiation therapy. Typically it is used under the following circumstances:

•When cancer is disseminated requiring treatment of systemic or metastatic disease;

•Where the prognosis for local regional disease is poor due to the likelihood of disease progression;

•Where surgery is contraindicated, e.g. certain liver or pancreatic carcinoma or as a result of the patient’s overall health condition; and

•For palliation, to achieve tumor shrinkage to ameliorate tumor symptoms or complications.

The cytotoxicity of many existing anti-cancer drugs is well proven, but with many undesirable proven side effects including immunosuppression alopecia (loss of hair), nausea, vomiting, and in some cases drug resistance. Surgery and radiation cannot be used where treatment poses a risk to nearby nerves, blood vessels, or vital organs. All of these practices have limited efficacy in treating cancers of certain organs, such as the pancreas.

•Alternative treatments.  Competitive therapies also include alternative treatments, such as radio frequency ablation, photodynamic therapy, cryoablation, brachytherapy and biologic or immunotherapy:

•Radio Frequency Ablation (“RFA”). This modality uses radio frequency energy to heat tissue to a high enough temperature to cause ablation or cell death. An RFA ablation probe is placed directly into the target tissue. An array of several small, curved electrodes is deployed from the end of the probe. Once sufficient temperatures are reached, the heat kills the target tissue within a few minutes. This treatment has been proven efficacious in treating some solid tumors but suffers from not being tumor specific by destroying healthy as well as malignant tissue.

•Photodynamic Therapy.  Photodynamic therapy (“PDT”) uses intravenous administration of a light-activated drug that accumulates in malignant cells. A non-thermal laser is used to activate the drug, producing free radical oxygen molecules that destroy the cancer. PDT has low risk of damage to adjacent normal tissue, the ability to retreat, and can be used concurrently with other treatment modalities. A major side effect of PDT is patient photosensitivity that can last up to eight weeks. Other side effects include nausea and vomiting. This method is limited by the shallow depth of penetration of the laser light which makes it more applicable to surface lesions on the skin or esophagus.

•Cryoablation. Cryoablation is a technique being used to treat lesions in liver, kidney, prostate, and breast cancer. This method uses liquid nitrogen filled probes inserted into the tumor mass with image guided surgery to freeze cancer cells. Necrosis (cell death) occurs and the dead cells are naturally sloughed off into the body. Cryoablation has been most commonly adopted for use in treating prostate carcinoma where surgery can often lead to impotence. The technology is claimed to limit nerve damage in the prostate allowing for the retention of bladder and sexual function. Therefore, it may afford advantages over surgery and brachytherapy (see below).

•Brachytherapy. Brachytherapy involves the local implantation of radioactive seeds into or near a tumor mass. It has been most widely used in prostate and breast carcinoma in situ. The seeds decay over time resulting in the local destruction of malignant cells. The difficulty with brachytherapy, in addition to the concomitant destruction of nascent healthy tissue, is the investment and training required to administer the therapy. Recent reports also suggest that the therapy may not produce durable responses (i.e. long term cures). Consequently, brachytherapy does not appear to be growing in acceptance in the marketplace.

•Biological and Immunotherapy. This therapeutic approach stimulates the patient’s own immune system to attack malignant tumor cells, which have managed to circumvent the body’s natural immune processes that would normally recognize and destroy these cells before they are able to form growing cancerous tumors. Several methods have been employed to evoke this immune response including vaccination using tumor specific antigens, such as monoclonal antibodies, such as Yervoy®, and cell-based immune therapies which activate immune cells, such as cytotoxic T lymphocytes (CTLs) and dendritic cells (DC) to fight against the cancer. Despite these therapies showing benefit to some patients by extending life beyond traditional therapeutic options, safety and tolerance to these drugs, as well as ease of administration of the therapies, has proven to be a deterrent for adoption into the clinic. As a result, emerging therapies continue to be developed to improve upon the safety, efficacy and ease-of-use problems currently encountered by immunotherapies.

Like Provenge®, many emerging therapies continue to employ an autologous cell-based mode of delivery, which involves the harvesting of a patients own cells, growing them in a lab, incubating with a vaccine or immune stimulating agent, and re-administering the resulting product to the patient. This autologous cell-based approach has shown safety and efficacy, however, the significant cost and time involved in preparing this therapeutic treatment for each individual patient has demonstrated unattractive for many patients and clinicians.

Viral vectors, such as adenoviruses and oncolytic viruses, have also been used to deliver immunotherapeutic payloads to fight against cancerous cells, either systemically or through direct injection into the tumor. Clinical trials for this therapeutic delivery method are on-going with no approved therapies yet to be available in the clinic, however, questions still remain about efficacy of viral vectors as a delivery method, since the patient may mobilize an immune reaction against the virus itself resulting in neutralization of the virus and clearance from the body before an effectual response is elicited.  Since viral vectors are occasionally created from pathogenic viruses, involving a deletion of a part of the viral genome critical for viral replication, safety has also been a concern to avoid production of new virions.

Other non-viral vector methods, including liposome-based delivery systems, are also currently being developed and employed in on-going clinical trials. The impact of these emerging cancer immunotherapies will ultimately be determined by their ability to improve upon the safety, efficacy, utility and cost of currently available therapies.

•Vaccination.  The use of vaccination has long held interest as another potential modality that could prove beneficial in treating and limiting systemic disease. The challenge has been that tumors do not display antigens unique to the tumor cell that the immune system can use to specifically target for selective destruction of the malignant tissue. Even though tumors over-express normal cellular products that the immune system ignores, due to a process called tolerization, the immune system is educated not to recognize self antigens early in development. As a result of the lack of immune system detection, it has proven difficult to use conventional vaccination strategies to break or overcome tolerance and generate immunity against tumor cells.

Research and Development Expenditures

We have not incurred significant expenditures in or conducted any research and development activities over the last two fiscal years.  However, we expect to incur significant expenditures in these areas in the future.  Our expenditures will be primarily related to the advancement of three Phase II clinical trials to assess the ImmunoPulse technology in patients with melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma.  Expenditures related to these studies began during calendar year 2011 and we expect to ramp up expenditures based on enrollment in the trials and subsequent analysis of patient data from the separate studies.

Employees

Concurrent with the asset acquisition, we assembled a senior management team with many years of experience and success in biotech/pharma operations, business and commercial development and capital markets.  In addition, we have assembled a clinical and regulatory team that has had many years of experience in developing and advancing novel therapeutic approaches through clinical testing and regulatory approvals. We have a total of ten full-time employees.

We expect to hire additional staff and to engage consultants in regulatory, compliance, investor and public relations, and general administration as necessary.  We also expect to engage experts in healthcare and in general business to advise us in various capacities.

Intellectual Property

Our success and ability to compete depends upon our intellectual property. We have been issued 30 U.S. patents and have one U.S. patent application pending.  We expect to file additional patent applications.  We have a total of 10 issued patents and nine patent applications in other jurisdictions.  The bulk of our patents, including fundamental patents directed toward our proprietary technology, expire between 2014 and 2027.  In addition, we have licensed intellectual property rights to use certain electroporation technology and intellectual property for delivering DNA-based cytokines as an immunotherapy.

Government Regulation

United States

In the United States, our product candidates are subject to extensive regulation by the Food and Drug Administration (the “FDA”).  Federal and state statutes and regulations, many of which are administered by the FDA, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products.  Failure to comply with applicable FDA or other requirements may subject a company to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending applications, a clinical hold, warning letters, recall or seizure of products, partial or total suspension of production, withdrawal of the product from the market, injunctions, fines, civil penalties or criminal prosecution.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States.  The process required by the FDA before a drug may be marketed in the United States generally involves, among other things:

•completion of pre-clinical testing and formulation studies in compliance with the FDA’s good laboratory practice regulations;

•submission to the FDA of an investigational new drug application, or IND, for human clinical testing, which must become effective before human clinical trials may begin in the United States;

•performance of adequate human clinical trials in accordance with good clinical practices to establish the safety and efficacy of the proposed drug product for each intended use; and

•submission to the FDA of a new drug application, or NDA, which the FDA must review and approve.

The pre-clinical and clinical testing and approval process requires substantial time, effort and financial resources, and the receipt and timing of approval, if any, is highly uncertain.  The results of pre-clinical tests, together with certain manufacturing information, analytical data and a proposed clinical trial protocol and other information, are submitted as part of an IND to the FDA.  Once an IND is in effect, the protocol for each clinical trial to be conducted under the IND must be submitted to the FDA, which may or may not allow the trial to proceed.  A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with good clinical practice requirements.  For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

•Phase I:  The drug is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

•Phase II:  The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage.  Multiple Phase II clinical trials may be conducted.

•Phase III:  The drug is administered in large patient populations to obtain additional evidence of clinical efficacy and safety in an expanded patient population at multiple, geographically-dispersed clinical trial sites and to establish the overall risk-benefit relationship of the drug.

•Phase IV:  In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval.

The results of product development, pre-clinical studies and clinical trials are submitted to the FDA as part of an NDA requesting approval to market the product.  NDAs must also contain extensive information relating to the product’s pharmacology, chemistry, manufacture, controls and proposed labeling, among other things.

Once the submission has been accepted for filing, the FDA begins an in-depth substantive review.  Pursuant to the FDA’s performance goals, NDA reviews are to be completed within ten months, subject to extensions by the FDA.  Before approving an NDA, the FDA often inspects the facility or facilities where the product is manufactured and will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with good manufacturing practices.  Additionally, the FDA will typically inspect one or more clinical sites to assure compliance with good clinical practices before approving an NDA.  If the FDA determines that the NDA is not acceptable, then the FDA may outline the deficiencies in the NDA and often will request additional information or additional clinical trials.  Notwithstanding the submission of any requested additional testing or information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Even if regulatory approval of a product candidate is obtained, such approval will usually entail limitations on the indicated uses for which the product may be marketed.  Additionally, the FDA may require post-approval testing, such as Phase IV studies, or surveillance programs to monitor the effect of approved products, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

After FDA approval, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug/device listing, recordkeeping, periodic reporting, product sampling and distribution, manufacturing practices, labeling, advertising and promotion, and reporting of adverse experiences with the product.  The FDA may withdraw its approval of a product if compliance with regulatory requirements and manufacturing standards is not maintained or if problems occur after the product reaches the market.  Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:  restrictions on the marketing or manufacturing of the product; complete withdrawal of the product from the market or product recalls; fines, warning letters or holds on post-approval clinical trials; or injunctions or the imposition of civil or criminal penalties.

International Regulation

If we pursue research and/or commercialization of our product candidates in countries other than the United States, then we would need to obtain the necessary approvals by the regulatory authorities of such foreign countries comparable to the FDA before we could commence clinical trials or marketing of our product candidates in those countries, and we would be subject to a variety of foreign regulations regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products.  The approval process and requirements vary from country to country and can involve additional product testing and additional review periods, and the time may be longer or shorter than that required to obtain FDA approval.

Other Regulatory Requirements and Environmental Matters

We are or may become subject to various laws and regulations regarding laboratory practices and the experimental use of animals, as well as environmental laws and regulations governing, among other things, any use and disposal by us of hazardous or potentially hazardous substances in connection with our research.  In each of these areas, as above, the FDA and other government agencies have broad regulatory and enforcement powers, including, among other things, the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect on us.  Additionally, if we are able to successfully obtain approvals for and commercialize our product candidates, then we may become subject to various federal, state and local laws targeting fraud, abuse, privacy and security in the healthcare industry.

Description of Property

We do not own any real property.  In May 2011, we entered into a one year operating lease agreement with a base annual rent of $42,000 for office space for our headquarters in San Diego, California.  The lease expired on May 30, 2012.  On June 1, 2012, we entered into an amendment to our lease agreement extending the lease term for a period of seven months commencing on June 1, 2012.  The amendment also increases the base monthly rent to approximately $10,000.  We believe our current facility is adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.  Set forth below is certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Position	Age	Director / Officer Since
Avtar Dhillon, M.D. (2)(3)(4)(5)	Chairman and Director	51	March 10, 2011
James DeMesa, M.D. (1)(2)(3)	Director	54	February 3, 2011
Anthony Maida, III, Ph.D (1)(3)(4)	Director	60	June 21, 2011
Punit Dhillon	President, Chief Executive Officer and Director	32	March 10, 2011
Veronica Vallejo	Vice President, Finance, and Controller	39	March 10, 2011

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating and Corporate Governance Committee

(4) Member of Clinical and Regulatory Affairs Committee

(5) Member of Financing Committee

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Avtar Dhillon, M.D., Chairman and Director

Dr. Dhillon served as President and Chief Executive Officer of Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation) (NYSE Amex: INO) from October 2001 to June 2009, as President and Chairman of Inovio from June 2009 until October 2009, and as Executive Chairman since October 2009.  During his tenure at Inovio, Dr. Dhillon led the successful turnaround of the company through a restructuring, acquisition of technology from several European and North American companies, and a merger with VGX Pharmaceuticals to develop a vertically integrated DNA vaccine development company with one of the strongest development pipelines in the industry.  Dr. Dhillon led nine successful financings, raising over $136 million for Inovio and concluded several licensing deals valued at over $200 million that included global giants, Merck and Wyeth (now Pfizer).  Prior to joining Inovio, Dr. Dhillon was vice president of MDS Capital Corp. (now Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. Dr. Dhillon has been instrumental in successfully turning around struggling companies and influential as an active member in the biotech community.  From March 1997 to July 1998, Dr. Dhillon was a consultant to CardiomePharma Corp. (“Cardiome”), a biotechnology company listed on the Toronto Stock Exchange and NASDAQ. While at Cardiome, Dr. Dhillon led a turnaround based on three pivotal financings, establishing a clinical development strategy, and procuring a new management team.  In his role as a founder and board member of companies, Dr. Dhillon has been involved in several early stage healthcare focused companies listed on the Toronto Stock Exchange and TSX Venture Exchange, which have successfully matured through advances in their development pipeline and subsequent M&A transactions.  Most recently, he was a founding board member (May 2003) of Protox Therapeutics, Inc., a publicly traded specialty pharmaceutical company. Dr. Dhillon maintained his board position until the execution of a financing of up to $35 million with Warburg Pincus in November 2010.  Dr. Dhillon currently sits on the Board of Directors of BC Advantage Funds, the largest venture capital corporation in British Columbia. Dr. Dhillon was also a member of the Securities Practice Advisory Committee to the British Columbia Securities Commission from July 1998 to September 2001.  From May 2003 to April 2010, Dr. Dhillon was also a director of Auricle Biomedical, a publicly traded capital pool company.  Dr. Dhillon has a Bachelor of Science with honors in Human Physiology, and an M.D. from the University of British Columbia.  Dr. Dhillon plays a key role on our Board of Directors because of his extensive experience with pharmaceutical and biotech companies, including during his tenure at Inovio.

James M. DeMesa, M.D., Director

Dr. DeMesa has been a practicing physician and has served as a senior executive with several international pharmaceutical and biotech companies in the areas of corporate management, regulatory affairs, and pre-clinical and clinical pharmaceutical and medical device product development. Most recently, in August 2008, Dr. DeMesa retired from his role as President, Chief Executive Officer and a director of Migenix Inc. (“Migenix”), a public biotechnology company focused on infectious and neurodegenerative diseases.  From 1997 to 2001, he was President, Chief Executive Officer and a director of GenSci Regeneration Sciences Inc., a public biotech company involved in the field known as orthobiologics, which is the use of biotechnology to treat musculoskeletal disease and injury. From 1992 to 1997, he was Vice President, Medical and Regulatory Affairs at Biodynamics International, Inc., and from 1989 to 1992 was Vice President, Medical and Regulatory Affairs of Bentley Pharmaceuticals. Dr. DeMesa is a co-founder of CommGeniX, a medical communications company, and MedXcel, a medical education company.  Dr. DeMesa is a member of the Board of Directors of Stem Cell Therapeutics, a public biotechnology company based in Toronto, and Induce Biologics, a private Toronto-based biotechnology company.  Dr. DeMesa attended the University of South Florida where he received his B.A. (Chemistry), M.D. and M.B.A. degrees and did his medical residency at the University of North Carolina. He is the author of two books and speaks regularly to companies and organizations throughout North America.  Dr. DeMesa provides the Board with extensive experience with pharmaceutical and biotechnology companies, including his experience during his tenure with Migenix.

Anthony Maida, III, Ph.D, MA, MBA, Director

On June 21, 2011, Dr. Maida joined our Board of Directors.  Dr. Maida has served as a director on the Board of Directors of Spectrum Pharmaceuticals, Inc. since December 2003 and currently serves as the Chair of its Audit Committee and a member of its Compensation Committee, Placement Committee, Nominating and Corporate Governance Committee and Product Acquisition Committee. He is currently Chief Operating Officer at Northwest Biotherapeutics, Inc., a company focused on the development of therapeutic DC cell based vaccines to treat patients with cancer.  Dr. Maida has been the acting Chairman of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. He has served as Chairman, Founder and Director of BioConsul Drug Development Corporation and as Principal of Anthony Maida Consulting International since 1999, providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Recently Dr. Maida was Vice President of Clinical Research and General Manager, Oncology, world-wide for PharmaNet, Inc. He served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. From 1999 to 2001, he held positions as Interim Chief Executive Officer for Trellis Bioscience, Inc., a privately held biotechnology company that addresses high clinical stage failure rates in pharmaceutical development, and President of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. From 1992 until 1999, Dr. Maida served as President and CEO of Jenner Biotherapies, Inc., a biopharmaceutical company. From 1980 to 1992, he held senior management positions with various companies including Vice President Finance and Chief Financial Officer of Data Plan, Inc., a wholly owned subsidiary of Lockheed Corporation. Dr. Maida serves or has served as a consultant and technical analyst for several investment firms, including CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, North Sound Capital, The Bonnie J. Addario Lung Cancer Foundation and Pediaric BioScience, Inc. Additionally, he has been retained by Abraxis BioScience, Inc., Northwest Biotherapeutics, Inc., Takeda Chemical Industries, Ltd. (Osaka, Japan), and Toucan Capital to conduct corporate and technical due diligence on investment opportunities. Dr. Maida formerly served as a member of the board of directors of Sirion Therapeutics, Inc., a privately held ophthalmic-focused company, and GlycoMetrix, Inc., a startup company focused on the development of tests to identify carbohydrates that can indicate cancer. He is a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology and the International Society for Biological Therapy of Cancer. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California in 2010.  Dr. Maida brings to the Board extensive experience in our industry and significant expertise in clinical development and clinical trials.  We believe that his financial and operational experience in our industry will provide important resources to our Board.

Punit Dhillon, President, Chief Executive Officer and Director

On March 10, 2011, Mr. Punit Dhillon was appointed Chief Executive Officer.  Mr. Dhillon was formerly Vice President of Finance and Operations at Inovio until March 2011.  In his corporate finance role, Mr. Dhillon was pivotal to the company raising over $125 million through multiple financings and several licensing deals including early stage deals with Merck and Wyeth. Mr. Dhillon was responsible for implementation of Inovio’s corporate strategy, including achievement of annual budgets and milestones.  He was also instrumental to the successful in-licensing of key intellectual property and a number of corporate transactions, including the acquisition and consolidation of Inovio AS, a Norwegian DNA delivery company, and the recent merger with VGX Pharmaceuticals (“VGX”), which solidified Inovio’s position in the DNA vaccine industry.  Mr. Dhillon has played an effective role as head of operations for Inovio. He recently completed the integration of the VGX with Inovio, including achieving cost-cutting of over 30% through the synergy assessment of both companies, consolidating four operating locations to two bi-coastal offices, and managing the existing shareholders from both companies.  Mr. Dhillon was a director of Auricle Biomedical, a capital pool company, from July 2007 to April 2010.  Mr. Dhillon has also been a consultant and board member for several TSX Venture Exchange listed early stage life science companies which matured through advances in their development pipelines and subsequent

M&A transactions.  Most recently, Mr. Dhillon was involved in the completion of a trilateral merger between three Capital Pool Companies listed on the TSX Venture Exchange, which completed a qualifying transaction in April 2010 with a company specializing in conservation and demand management accessories for the utilities industry.  Prior to joining Inovio, Mr. Dhillon worked for a corporate finance law firm as a law clerk.  Since September 1999 to July 2002, he worked with MDS Capital Corp. (now Lumira Capital Corp.) as an intern analyst.  Mr. Dhillon is an active member in his community and co-founder of Inbalance Network Inc. an organization focused on promoting an active lifestyle and grass roots community involvement, including scholarships to support students pursuing post-secondary education.  Mr. Dhillon has a Bachelor of Arts with honors in Political Science and a minor in Business Administration from Simon Fraser University.  Mr. Dhillon’s in depth knowledge of our business and operations as our Chief Executive Officer, his experience in the biotechnology and pharmaceutical industry, and his experience with publicly traded companies, position him well to serve as a member of our Board of Directors.

Veronica Vallejo, Vice President, Finance, and Controller

On March 10, 2011 Veronica Vallejo was appointed Secretary and Treasurer, and serves as Controller and Principal Financial Officer of OncoSec Medical Incorporated.  As of June 30, 2011, Ms. Vallejo also serves as our Vice President, Finance. Ms. Vallejo joined the Company in February of 2011. Prior to working for us, Ms. Vallejo had worked in public accounting since 1997, most recently working as a Senior Manager with Mayer Hoffman McCann P.C., from January 2001 to December 2010. Ms. Vallejo holds a B.S. in Business Administration with an emphasis in accounting from San Diego State University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Committees of the Board of Directors

On June 30, 2011, our Board of Directors established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Clinical and Regulatory Affairs Committee and a Financing Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee of our Board of Directors consists of Dr. Anthony Maida and Dr. James DeMesa, with Dr. Maida serving as Chairman.  Our Board of Directors has determined that each of the members of our Audit Committee is independent within the meaning of applicable Securities and Exchange Commission rules and Rule 803B of the NYSE Amex LLC Company Guide, and has determined that Dr. Maida is an audit committee financial expert, as such term is defined in the rules and regulations of the Securities and Exchange Commission, and is financially sophisticated within the meaning of Rule 803B of the NYSE Amex LLC Company Guide.  The Audit Committee has oversight responsibilities regarding, among other things: the preparation of our financial statements and our financial reporting and disclosure processes; the administration, maintenance and review of our system of internal controls regarding accounting compliance; our practices and processes relating to internal audits of our financial statements; the appointment of our independent registered public accounting firm and the review of its qualifications and independence; the review of reports, written statements and letters from our independent registered public accounting firm; and our compliance with legal and regulatory requirements in connection with the foregoing.  Our Board of Directors has adopted a written charter for our audit committee, which is available on our website, www.oncosec.com.

Compensation Committee

The Compensation Committee of our Board of Directors consists of Dr. Avtar Dhillon and Dr. James DeMesa, with Dr. Dhillon serving as Chairman.  Our Board of Directors has also determined that each of the members of our Compensation Committee is independent within the meaning of applicable Securities and Exchange Commission rules and Rule 803A of the NYSE Amex LLC Company Guide.  The duties of our Compensation Committee include, without limitation: reviewing, approving and administering compensation programs and arrangements to ensure that they are effective in attracting and retaining key employees and reinforcing business strategies and objectives; determining the objectives of our executive officer compensation programs and the specific objectives relating to CEO compensation, including evaluating the performance of the CEO in light of those objectives; approving the compensation of our other executive officers and our directors; administering our as-in-effect incentive-compensation and equity-based plans; and producing an annual report on executive officer compensation for inclusion in our proxy statement, when required and in accordance with applicable rules and regulations.  Our Board of Directors has adopted a written charter for our compensation committee, which is available on our website, www.oncosec.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors consists of Dr. James DeMesa, Dr. Avtar Dhillon and Dr. Anthony Maida, with Dr. DeMesa serving as Chairman.  Our Board of Directors has also determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of applicable Securities and Exchange Commission rules and Rule 803A of the NYSE Amex LLC Company Guide.  The responsibilities of the Nominating and Corporate Governance Committee include, without limitation: assisting in the identification of nominees for election to our Board of Directors, consistent with approved qualifications and criteria; determining the composition of the Board of Directors and its committees; recommending to the Board of Directors the director nominees for the annual meeting of stockholders; establishing and monitoring a process of assessing the effectiveness of the Board of Directors; developing and overseeing a set of corporate governance guidelines and procedures; and overseeing the evaluation of our directors and executive officers.  Our Board of Directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website, www.oncosec.com.

Clinical and Regulatory Affairs Committee

The Clinical and Regulatory Affairs Committee of our Board of Directors consists of Dr. Anthony Maida and Dr. Avtar Dhillon, with Dr. Maida serving as Chairman.  The Clinical and Regulatory Affairs Committee does not currently have a charter.  The Clinical and Regulatory Affairs Committee has responsibilities relating to reviewing and providing comments on the clinical development plan for our OMS ElectroOncology programs, including introducing the clinical team to established opinion leaders, potential doctors and investigators, regulatory contacts and other professionals in the clinical oncology field that could benefit us in executing our development plan.

Financing Committee

Dr. Avtar Dhillon is the Chairman and sole member of our Financing Committee.  The Financing Committee does not currently have a charter.  The Financing Committee has responsibilities relating to our efforts to obtain adequate funding to finance our development programs and operations.

Family Relationships

No family relationships exist between any of the directors or executive officers of our company, except that Mr. Punit Dhillon, director, President and Chief Executive Officer, is the nephew of Dr. Avtar Dhillon, a director and our Chairman of the Board.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the fiscal years ended July 31, 2012 and July 31, 2011 for (i) our principal executive officer, (ii) our principal financial officer and (iii) our former next most highly compensated executive officer whose total compensation exceeded $100,000 in fiscal year 2012.

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Punit Dhillon, President & CEO (1)	2012	$247,500	—	—	13,992	—	—	—	$261,492
	2011	$90,000	—	—	—	—	—	—	$90,000

Dr. Michael Cross, CBO (2)(4)	2012	$185,449	—	—	—	—	—	$62,150	$247,599
	2011	$100,833	—	—	—	—	—	$3,700	$104,533

Veronica Vallejo, VP Finance and Controller (3)	2012	$165,000	—	—	4,198	—	—	—	$169,198
	2011	$65,833	—	—	—	—	—	—	$65,833

(1)         Mr. Dhillon was appointed our President and Chief Executive Officer on March 10, 2011.

(2)         Dr. Cross was appointed our Chief Business Officer on March 10, 2011.  Dr. Cross’ employment terminated on April 26, 2012.  Severance compensation paid in 2012 of $55,000 is included as part of “Other Compensation”.

(3)         Ms. Vallejo was appointed our Secretary and Treasurer on March 10, 2011.  Ms. Vallejo is also our Principal Financial Officer.

(4)         Amounts under the “All Other Compensation” column consist of company-paid auto, housing allowances and severance payments.

(5)         The values listed in the above table represent the fair value of the option grants that was recognized during fiscal 2012 under Topic ASC 718 and is calculated as of the grant date using a Black-Scholes option-pricing model.  For information on the valuation assumptions with respect to the grants made during fiscal 2012, refer to Note 8 “Stock-Based Compensation” in OncoSec’s Form 10-Q for the period ended April 30, 2012, filed with the SEC on June 14, 2012.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the aggregate number of option awards held by our named executive officers at July 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Punit Dhillon	166,667	333,333	—	$0.21	4/25/22

Michael Cross	—	—	—	—	—

Veronica Vallejo	50,000	100,000	—	$0.21	4/25/22

(1)         Mr. Dhillon was issued an option to purchase 500,000 shares of common stock on April 25, 2012.  The option vests on the following schedule:  33% upon grant, 33% one year anniversary of grant date, 34% two year anniversary of grant date.

(2)         Ms. Vallejo’s was issued an option to purchase 150,000 shares of common stock on April 25, 2012.  The option vests on the following schedule:  33% upon grant, 33% one year anniversary of grant date, 34% two year anniversary of grant date.

Employment Agreements

Punit Dhillon

On May 18, 2011, we entered into an Employment Agreement with our current President and Chief Executive Officer, Mr. Punit Dhillon.  The Employment Agreement provides for the following, among other things: (a) a base annual salary of $240,000; (b) eligibility to receive an annual bonus at the discretion of the Board of Directors; (c) eligibility to participate in the Company’s stock incentive program at the discretion of the Board of Directors; (d) acceleration of vesting of any unvested stock options outstanding upon a change of control of the Company; (e) if Mr. Dhillon is terminated other than for cause, death or disability, or if he terminates his employment with the Company for good reason, Mr. Dhillon is entitled to receive (i) severance payments equal to 24 months of his base salary, (ii) a pro rata percentage of the annual bonus he had received the prior fiscal year and (iii) payment of health benefits for 24 months, conditioned on his execution of a release; and (f) if Mr. Dhillon’s employment is terminated for death or disability, he or his estate is entitled to receive a pro rata percentage of the annual bonus he had received for the prior fiscal year.  The Employment Agreement has an initial term of five years.

The term “good reason” is defined to mean termination by Mr. Dhillon following the occurrence of any of the following events without Mr. Dhillon’s consent: (a) Mr. Dhillon ceases to report to the Board of Directors, provided that such change in reporting relationship results in a material reduction in his authority, duties or responsibilities; or (b) any other material reduction in his duties, authority or responsibilities relative to those in effect immediately prior to the reduction.

On April 25, 2012, our Board of Directors approved an increase in Mr. Dhillon’s base salary to $270,000.

On April 25, 2012, the Company granted to Mr. Dhillon an option to purchase up to 500,000 shares of common stock at an exercise price of $0.21 per share under the 2011 Plan.  The option vests over a two year period, with 33% vesting immediately upon issuance, 33% vesting on the one year anniversary of the grant date and 34% vesting on the two year anniversary of the grant date.  The option may vest immediately upon a corporate transaction or change in control, as defined in the 2011 Plan.

Michael Cross

On May 18, 2011, we entered into an Employment Agreement with our Chief Business Officer, Dr. Michael Cross.  The Employment Agreement with Dr. Cross provides for the following, among other things: (a) a base annual salary of $220,000; (b) eligibility to receive an annual bonus at the discretion of the Board of Directors; (c) eligibility to participate in the Company’s stock incentive program at the discretion of the Board of Directors; (d) acceleration of vesting of any unvested stock options outstanding upon a change of control of the Company; (e) if Dr. Cross is terminated other than for cause, death or disability, or if he terminates his employment with the Company for good reason, Dr. Cross is entitled to receive (i) severance payments equal to 12 months of his base salary, (ii) a pro rata percentage of the annual bonus he had received the prior fiscal year and (iii) payment of health benefits for 12 months, conditioned on his execution of a release; and (f) if Dr. Cross’s employment is terminated for death or disability, he or his estate is entitled to receive a pro rata percentage of the annual bonus he had received for the prior fiscal year.  Under the Employment Agreement, Dr. Cross may perform his duties from his current location in Ontario, Canada for 12 months following the effective date of the Employment Agreement.  If the Company satisfies certain financial conditions as of April 30, 2012 (as provided in the Company’s Form 10-Q for the quarter ending April 30, 2012), Dr. Cross must relocate to the Company’s headquarters in San Diego, California.  The Employment Agreement has an initial term of five years.

The term “good reason” is defined to mean termination by Dr. Cross following the occurrence of any of the following events without Mr. Cross’s consent: (a) Dr. Cross ceases to report to the Chief Executive Officer or the Board of Directors, provided that such change in reporting relationship results in a material reduction in his authority, duties or responsibilities; (b) any other material reduction in his duties, authority or responsibilities relative to those in effect immediately prior to the reduction; or (c) following Dr. Cross’s relocation to San Diego, California, the relocation of Dr. Cross’s place of employment more than 50 miles from the Company’s current location in San Diego, California.

Dr. Cross’s employment with us terminated effective April 26, 2012.  In connection with such termination and in accordance with the terms of his employment agreement, we made a $220,000 severance payment to Dr. Cross.

Veronica Vallejo

On May 18, 2011, we entered into an Employment Agreement with our Vice President, Finance and Controller, Ms. Veronica Vallejo.  The Employment Agreement provides for the following, among other things: (a) a base annual salary of $140,000; (b) eligibility to receive an annual bonus at the discretion of the Board of Directors; (c) eligibility to participate in the Company’s stock incentive program at the discretion of the Board of Directors; (d) acceleration of vesting of any unvested stock options outstanding upon a change of control of the Company; (e) if Ms. Vallejo is terminated other than for cause, death or disability, or if she terminates her employment with the Company for good reason, she is entitled to receive (i) severance payments equal to six months of her base salary, (ii) a pro rata percentage of the annual bonus she had received the prior fiscal year and (iii) payment of health benefits for six months, conditioned on her execution of a release; and (f) if Ms. Vallejo’s employment is terminated for death or disability, she or her estate is entitled to receive a pro rata percentage of the annual bonus she had received for the prior fiscal year.  The Employment Agreement has an initial term of five years.

The term “good reason” is defined to mean termination by Ms. Vallejo following the occurrence of any of the following events without Ms Vallejo’s consent: (a) Ms Vallejo ceases to report directly to the President and Chief Executive Officer or the Board of Directors, provided that such change in reporting relationship results in a material reduction in her authority, duties or responsibilities; or (b) any other material reduction in her duties, authority or responsibilities relative to those in effect immediately prior to the reduction.

On June 30, 2011, our Board of Directors approved the promotion of Ms. Vallejo to Vice President, Finance, and a commensurate increase in her base annual salary to $160,000.  On April 25, 2012, our Board of Directors approved an increase in Ms. Vallejo’s base salary to $180,000.

On April 25, 2012, the Company granted to Ms. Vallejo an option to purchase up to 150,000 shares of common stock at an exercise price of $0.21 per share under the 2011 Plan.  The option vests over a two year period, with 33% vesting immediately upon issuance, 33% vesting on the one year anniversary of the grant date and 34% vesting on the two year anniversary of the grant date.  The option may vest immediately upon a corporate transaction or change in control, as defined in the 2011 Plan.

Compensation of Directors

On June 30, 2011, the Board of Directors adopted a new director compensation policy for non-employee directors.  According to such policy, the Chairman of our Board of Directors receives an annual fee of $30,000 and all other independent directors receive an annual fee of $15,000 for membership on the Board of Directors.  In addition, non-employee directors will receive the following compensation for service on the committees of the Board of Directors beginning August 1, 2011:

•The Chairman of the Audit Committee will receive $12,000 per year and each member of the Audit Committee will receive $6,000 per year;

•The Chairman of the Compensation Committee will receive $8,000 per year and each member of our Compensation Committee will receive $4,000 per year;

•The Chairman of our Nominating and Corporate Governance Committee will receive $6,000 per year and each member of the committee will receive $3,000 per year; and

•In recognition of the significant contributions expected of the members of our Clinical and Regulatory Affairs Committee and our Financing Committee, each member of the Clinical and Regulatory Affairs Committee will receive $20,000 per year and each member of our Financing Committee will receive $40,000 per year.

Additionally, members of all of our committees receive a fee of $1,500 for each committee meeting attended in person and $750 for each committee meeting attended telephonically.

The following table summarizes all compensation paid to our non-employee directors during the fiscal year ended July 31, 2012:

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Dr. Avtar Dhillon (1)	$110,000	—	2,719	—	—	—	$112,719
Dr. Anthony Maida (2)	$60,000	—	25,878	—	—	—	$85,878
Dr. James DeMesa (3)	$39,250	—	2,719	—	—	—	$41,969

(1)  On April 25, 2012, Dr. Dhillon was granted an option to purchase 100,000 shares of common stock with an exercise price of $0.21 and a ten year term. The option vests over a one year period, as follows: 25% of the date of grant, and 25% quarterly thereafter.

(2)  On April 25, 2012, Dr. Maida was granted an option to purchase 100,000 shares of common stock with an exercise price of $0.21 and a ten year term. The option vests over a one year period, as follows: 25% of the date of grant, and 25% quarterly thereafter. On September 27, 2011, Dr. Maida was granted an option to purchase 100,000 shares of common stock with an exercise price of $0.40 and a ten year term. The option vests over a one year period, as follows: 25% of the date of grant, and 25% quarterly thereafter.

(3)  On April 25, 2012, Dr. De Mesa was granted an option to purchase 100,000 shares of common stock with an exercise price of $0.21 and a ten year term. The option vests over a one year period, as follows: 25% of the date of grant, and 25% quarterly thereafter.

(4)  Reflects the dollar amount of the grant date fair value of awards granted during the fiscal year, measured in accordance with Accounting Standards Codification Topic 718 and without adjustment for estimated forfeitures. The assumptions used in the calculations for these amounts are described in Note 8 “Stock-Based Compensation” in the Company’s Form 10-Q for the period ended April 30, 2012, filed with the SEC on June 14, 2012.

Change in Accountants

Dismissal of Previous Independent Registered Public Accounting Firm

On May 27, 2011, we, with the approval of our Board of Directors, dismissed Silberstein Ungar, PLLC (“Silberstein”) as the independent registered public accounting firm engaged to audit our financial statements.

The reports issued by Silberstein relating to its audit of our balance sheets as of July 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended and for the period from inception (February 8, 2008) through July 31, 2010, contained an explanatory paragraph noting that our expected losses, negative working capital, and need to raise capital raised substantial doubt about our ability to continue as a going concern.  Other than as disclosed above, such reports did not contain an adverse opinion or a disclaimer of an opinion and was not qualified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period preceding the dismissal of Silberstein, there were no disagreements with Silberstein on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Silberstein, would have caused Silberstein to make reference to the subject matter of the disagreements in connection with its report.  Pursuant to rules of the Securities and Exchange Commission applicable to smaller reporting companies, Silberstein was not required to provide an attestation as to the effectiveness of our internal control over financial reporting for any period since our inception.  However, as disclosed in Item 9A of our Annual Report on

Form 10-K for the fiscal year ended July 31, 2010 and Part I, Item 4 of our Form 10-Q for the quarterly period ended January 31, 2011, our management determined that our internal control over financial reporting was not effective as of the end of such periods due to the existence of material weaknesses related to the following:

•inadequate segregation of duties;

•lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on the Company’s Board of Directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; and

•ineffective controls over period end financial disclosures and reporting processes.

Other than as disclosed above, there were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years or during the subsequent interim period through May 27, 2011.  Our Board of Directors discussed the subject matter of each reportable event with Silberstein.  We authorized Silberstein to respond fully and without limitation to all requests of the successor accountant on all matters related to the annual and interim periods audited and reviewed by Silberstein, including with respect to the subject matter of each reportable event.

Pursuant to Securities and Exchange Commission rules, we provided Silberstein with a copy of the above disclosures and requested that Silberstein furnish us a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made above and, if it did not agree, stating the respects in which it did not agree.

Engagement of New Independent Registered Public Accounting Firm

We, with the approval of our Board of Directors, engaged Mayer Hoffman McCann P.C. (“MHM”) as our independent registered public accounting firm on May 27, 2011.

During our two most recent fiscal years and during the subsequent interim period through May 27, 2011, neither we nor anyone acting on our behalf consulted with MHM regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided that MHM concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Other than as described below, since August 1, 2009, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

On February 11, 2011, we entered into a promissory note arrangement with Poma Management S.A. in the amount of $120,000.  Our former director and chief executive officer and a former holder of over 5% of our common stock, Ronald Dela Cruz, is affiliated with Poma Management S.A.  The promissory note bore interest at a rate of 10% annually.  We made full payment on this promissory note on March 18, 2011.

Mr. Dela Cruz also loaned us an amount of $33,867 to fund operations, which did not include interest terms.  On March 18, 2011, we made full payment on this loan.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that the Board of Directors be independent.  However, our Board of Directors has determined that all of the current members of our Board of Directors would be considered independent under Rule 803A of the NYSE Amex LLC Company Guide as applied to directors and to members of audit, nominating and corporate governance and compensation committees of the Board of Directors, except that Punit Dhillon would not be considered independent because he is our President and Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.  Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o OncoSec Medical Incorporated, 4690 Executive Drive Suite #250, San Diego, CA 92121.  Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of August 22, 2012, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Directors and Named Executive Officers:
Avtar Dhillon (2)	9,960,480	11.3%
Punit Dhillon (3) (4)	4,560,667	5.2%
Anthony Maida (5)	150,000	*
James DeMesa (2)	300,000	*
Veronica Vallejo (2)	250,000	*
Current Directors and Executive Officers as a Group (5 persons)	15,221,147	17.3%

*Less than 1%

(1)       Based on 87,856,000 shares of our common stock issued and outstanding as of August 22, 2012.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)       Includes 50,000 shares of common stock issuable upon exercise of options exercisable within 60 days of August 22, 2012.

(3)       Includes 120,000 shares held by Inbalance Network Inc., and 25,000 shares held by Four Front Investments.  Mr. Dhillon is a stockholder and managing partner of Inbalance Network, Inc. and Four Front Investments.  Also included are 607,000 shares held by the spouse of Mr. Dhillon.

(4)       Includes 166,667 shares of common stock issuable upon exercise of options exercisable within 60 days of August 22, 2012.

(5)       Includes 150,000 shares of common stock issuable upon exercise of options exercisable within 60 days of August 22, 2012.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada.

EXPERTS

Mayer Hoffman McCann P.C., an independent registered public accounting firm, has audited our consolidated financial statements for the year ended July 31, 2011, as stated in its report appearing herein, and such audited consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

Silberstein Ungar PLLC, an independent registered public accounting firm, has audited our financial statements for the year ended July 31, 2010, as stated in its report appearing herein, and such audited financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.  You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge.  The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants being offered by this prospectus.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

OncoSec Medical Incorporated

(formerly Netventory Solutions, Inc.)

(A Development Stage Company)

FINANCIAL STATEMENTS

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

To the Board of Directors
OncoSec Medical Incorporated
(formerly Netventory Solutions, Inc.)
Reno, Nevada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of OncoSec Medical Incorporated, a Nevada Corporation, as of July 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from February 8, 2008 (date of inception) through July 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OncoSec Medical Incorporated, as of July 31, 2010 and 2009 and the results of its operations and cash flows for the periods then ended and from February 8, 2008 (date of inception) through July 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that OncoSec Medical Incorporated will continue as a going concern.  As discussed in Note 8 to the financial statements, the Company has incurred losses from operations, has negative working capital, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 8.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Bingham Farms, Michigan
November 15, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

OncoSec Medical Incorporated and Subsidiary

We have audited the accompanying consolidated balance sheet of OncoSec Medical Incorporated and Subsidiary (a development stage company) as of July 31, 2011, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended and for the period from inception (February 8, 2008) through July 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary for the period from inception to July 31, 2010. Such statements are included in the cumulative inception to July 31, 2011 totals of the consolidated statements of operations and cash flows and reflect total expenses and net loss of 2 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to July 31, 2010, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OncoSec Medical Incorporated and Subsidiary as of July 31, 2011, and the results of their operations and their cash flows for the year then ended, and for the period from inception to July 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
October 19, 2011

OncoSec Medical Incorporated

(formerly Netventory Solutions Inc.)

(A Development Stage Company)

Consolidated Balance Sheets

As of July 31, 2011 and July 31, 2010

	July 31, 2011	July 31, 2010
Assets
Current assets
Cash and cash equivalents	$2,457,693	$237
Prepaid expenses	427,961	—
Other current assets	15,939	—
Total Current Assets	2,901,593	237
Property and equipment, net	57,298	—
Intangible assets, net	2,715,167	—
Total Assets	$5,674,058	$237

Liabilities and Stockholders’ Deficit

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$369,175	$15,929
Accrued compensation	67,774	—
Due to stockholder	—	14,367
Accrued income taxes	1,600	—
Derivative liabilities	4,850,385	—
Acquisition obligation, current	1,250,000	—
Total Current Liabilities	6,538,934	30,296
Acquisition obligation, net of current portion	1,500,000	—
Total Liabilities	8,038,934	30,296

Stockholders’ Deficit
Common stock authorized—3,200,000,000 common shares with a par value of $0.0001 Common stock issued and outstanding—56,856,000 and 68,480,000 common shares as of July 31, 2011 and July 31, 2010, respectively	5,686	6,848
Additional paid-in capital	1,033,333	40,152
Warrants issued and outstanding — 13,696,000 units as of July 31, 2011	431,981	—
Deficit accumulated during the development stage	(3,835,876)	(77,059)
Total Stockholders’ Deficit	(2,364,876)	(30,059)
Total Liabilities and Stockholders’ Deficit	$5,674,058	$237

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(formerly Netventory Solutions Inc.)

(A Development Stage Company)

Consolidated Statements of Operations

	Fiscal Year Ended July 31, 2011	Fiscal Year Ended July 31, 2010	Period from Inception (February 8, 2008) to July 31, 2011
Revenue	$—	$—	$—
Expenses:
Research and development	648,314	—	648,314
General and administrative	1,047,161	27,158	1,115,220
Loss from operations	(1,695,475)	(27,158)	(1,763,534)
Other expenses:
Fair value of derivative liabilities in excess of proceeds	808,590	—	808,590
Adjustments to fair value of derivative liabilities	1,041,795	—	1,041,795
Financing transaction costs	210,000	—	210,000
Interest expense	1,357	—	1,357
Impairment charges	—	9,000	9,000
Net loss before income taxes	(3,757,217)	(36,158)	(3,834,276)
Provision for income taxes	1,600	—	1,600
Net loss	$(3,758,817)	$(36,158)	$(3,835,876)
Basic and diluted net loss per common share	$(0.06)	$(0.00)
Weighted average shares used in computing basic and diluted net loss per common share	63,300,493	68,480,000

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(formerly Netventory Solutions Inc.)

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)

For the period from Inception (February 8, 2008) to July 31, 2011

	Common Stock (1)		Additional Paid In	Warrants		Deficit Accumulated during the Development	Total Stockholders’ Equity
	Shares	Amount	Capital	Shares	Amount	Stage	(Deficit)

Balance, February 8, 2008	—	$—	$—	—	$—	$—	$—
Shares issued to founder on Feb 8, 2008	48,000,000	4,800	10,200	—	—	—	15,000
Private placement on June 30, 2008	20,480,000	2,048	29,952	—	—	—	32,000
Net loss	—	—	—	—	—	(7,187)	(7,187)
Balance, July 31, 2008	68,480,000	6,848	40,152	—	—	(7,187)	39,813
Net loss	—	—	—	—	—	(33,714)	(33,714)
Balance, July 31, 2009	68,480,000	6,848	40,152	—	—	(40,901)	6,099
Net loss	—	—	—	—	—	(36,158)	(36,158)
Balance, July 31, 2010	68,480,000	6,848	40,152	—	—	(77,059)	(30,059)
Common stock cancelled	(17,280,000)	(1,728)	1,728	—	—	—	—
Private placement on March 18, 2011	1,456,000	146	659,873	1,456,000	431,981	—	1,092,000
Common stock issued for services	200,000	20	331,980	—	—	—	332,000
Private placement on June 24, 2011	4,000,000	400	(400)	4,000,000	—	—	—
Net loss	—	—	—	—	—	(3,758,817)	(3,758,817)
Balance, July 31, 2011	56,856,000	$5,686	$1,033,333	5,456,000	$431,981	$(3,835,876)	$(2,364,876)

(1) Adjusted to reflect the forward stock split of 32-for-1 effective March 1, 2011.

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(formerly Netventory Solutions Inc.)

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Fiscal Year Ended July 31, 2011	Fiscal Year Ended July 31, 2010	Period from Inception (February 8, 2008) to July 31, 2011
Operating activities
Net loss	$(3,758,817)	$(36,158)	$(3,835,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	250,821	—	250,821
Write-down of supplies inventory	38,000	—	38,000
Write-down of web development costs	—	9,000	9,000
Fair value of derivative liabilities in excess of proceeds	808,590	—	808,590
Loss on adjustment to fair value of derivative liabilities	1,041,795	—	1,041,795
Amortization of common stock issued for services	83,000	—	83,000
Changes in operating assets and liabilities:
(Increase) Decrease in prepaid expenses	(178,961)	5,610	(178,961)
Increase in other current assets	(15,939)	—	(15,939)
Increase in accounts payable and accrued liabilities	353,246	9,696	369,175
Increase in accrued compensation	67,774	—	67,774
Increase in accrued income taxes	1,600	—	1,600
Net cash used in operating activities	(1,308,891)	(11,852)	(1,361,021)
Investing activities
Purchases of property and equipment	(61,286)	—	(70,286)
Investment in intangible assets	(250,000)	—	(250,000)
Net cash used in investing activities	(311,286)	—	(320,286)
Financing activities
Proceeds from issuance of common stock and warrants	4,092,000	—	4,139,000
Proceeds from amounts due to stockholder	139,500	2,333	153,867
Repayment of amounts due to stockholder	(153,867)	—	(153,867)
Net cash provided from financing activities	4,077,633	2,333	4,139,000
Net increase (decrease) in cash	2,457,456	(9,519)	2,457,693
Cash, at beginning of period	237	9,756	—
Cash, at end of period	$2,457,693	$237	$2,457,693

Supplemental disclosure for cash flow information:
Cash paid during the period for:
Interest	$1,357	$—	$1,357

Noncash investing and financing transaction:
Acquisition obligation of asset purchase agreement	$2,750,000	$—	$2,750,000

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Operations and Basis of Presentation

OncoSec Medical Incorporated (“the Company”) was incorporated under the name of Netventory Solutions Inc., in the state of Nevada on February 8, 2008 to pursue the business of inventory management solutions.  On March 1, 2011, Netventory Solutions Inc. completed a merger with its subsidiary OncoSec Medical Incorporated and, as a result, changed its name to OncoSec Medical Incorporated.  On March 24, 2011, the Company completed the acquisition of certain technology and related assets from Inovio Pharmaceuticals, Inc. (“Inovio”) pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 14, 2011.  The acquired technology and related assets relate to the use of drug-medical device combination products for the treatment of different cancers.  With this acquisition, the Company is now focusing its efforts in the biomedical industry and abandoning its efforts in the online inventory services industry.  Prior to the acquisition of the assets from Inovio, the Company had been inactive since March 2010 and had no continuing operations other than those of a company seeking a business opportunity.  The Company has not produced any revenues from its newly acquired assets and is considered a development stage company.

The accompanying consolidated financial statements include the accounts of OncoSec Medical Incorporated and its wholly-owned inactive subsidiary, OncoSec Medical Therapeutics Incorporated (“OncoSec Medical Therapeutics”), which was acquired on June 3, 2011.  The Company acquired all of the outstanding common stock as of the acquisition date for a total purchase price of $1,000.  OncoSec Medical Therapeutics was incorporated in Delaware on July 2, 2010.  There have been no significant transactions related to this subsidiary since its inception.  All significant intercompany transactions and balances have been eliminated at consolidation.

Certain reclassifications have been made to the prior year consolidated financial statements, including the aggregation of certain operating expenses into the classification of general and administrative expenses to conform to the presentation used for the annual period ended July 31, 2011.  The reclassifications had no effect on previously reported net losses.

Note 2—Significant Accounting Policies

Financial Instruments

The carrying amounts for cash, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term nature, generally less than three months.  The carrying amounts of our short-term and long-term acquisition obligation outstanding approximate their fair value based upon current rates and terms available to us for similar activity.  It is management’s opinion that the Company is not exposed to significant interest, currency, or credit risks arising from its other financial instruments and that their fair values approximate their carrying values except where separately disclosed.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements.  Actual results could differ materially from the estimates.

Property and Equipment

The cost of property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. The useful lives of property and equipment for the purpose of computing depreciation are:

Computers and Equipment	3 to 5 years
Computer Software	1 to 3 years
Leasehold Improvements	1 year

Total depreciation expense recorded for the years ended July 31, 2011 and 2010 was $3,989 and $0, respectively.

Loss Per Share

The Company computes basic net loss per common share by dividing the applicable net loss by the weighted average number of common shares outstanding during the respective period. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock equivalents.  The Company did not include shares underlying warrants outstanding of 13,696,000 in the computation of net loss per share for year ended July 31, 2011, as the effect would have been anti-dilutive.

Comprehensive Income

Comprehensive income or loss includes all changes in equity except those resulting from investments by owners and distributions to owners.  The Company did not have any items of comprehensive income or loss other than net loss from operations for the years ended July 31, 2011 and 2010, or for the period from inception (February 8, 2008) through July 31, 2011.

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded as additional paid-in capital on the consolidated balance sheets and no further adjustments to their valuation are made. During the year ended July 31, 2011, some of the Company’s warrants that were issued in conjunction with the June 2011 Private Placement were determined to be ineligible for equity classification because of anti-dilution provisions that may result in an adjustment to their exercise price. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”), issued authoritative guidance for the consolidation of variable interest entities, to require an issuer to perform an analysis to determine whether the issuer’s variable interest or interests give it a controlling financial interest in a variable interest entity, if any.  This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest.  The guidance became effective for the Company on August 1, 2010, however it did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that amends existing revenue recognition accounting pronouncements related to multiple-deliverable revenue arrangements.  The new guidance provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and how the consideration should be allocated.  This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item.  The guidance became effective for the Company on August 1, 2010, however it did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued authoritative guidance that requires new disclosures and clarifies certain existing disclosure requirements about fair value measurements.  The new guidance requires a reporting entity to disclose significant transfers in and out of Level 1 and Level 2 fair value measurements, to describe the reasons for the transfers and to present separately information about purchases, sales, issuances and settlements for fair value measurements using significant unobservable inputs. The Company adopted the guidance in the third quarter of Fiscal 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010 (the Company’s fiscal quarter ending April 30, 2011).

In April 2010, the FASB issued guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  The guidance became effective for the Company on a prospective basis for milestones achieved beginning with the Company’s first quarter of Fiscal 2011; however it did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued authoritative guidance regarding common fair value measurements and disclosure requirements in U.S. GAAP and IFRS. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. This guidance is effective on a prospective basis for annual and interim reporting periods beginning after December 15, 2011. The Company does not expect that adoption of this standard will have a material impact on its financial position or results of operations.

In June 2011, the FASB issued authoritative guidance regarding comprehensive income. This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This guidance is required to be applied retrospectively and is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this standard is not expected to have an impact on the Company’s financial position or results of operations.

Note 3—Cash and Liquidity

The Company considers all liquid investments with maturities of ninety days or less when purchased to be cash equivalents.

The Company’s activities to date have been supported by equity and debt financing.  It has sustained losses in all previous reporting periods with an inception to date loss of $3,835,876 as of July 31, 2011.

The Company does not currently believe that its existing cash resources are sufficient to meet its anticipated needs during the next twelve months.  The Company will require additional financing to fund its planned operations, including commercializing of the intellectual property acquired from Inovio pursuant to the Asset Purchase Agreement (as further described in Note 5), making of scheduled payments to Inovio under the acquisition obligation (as further described in Note 6), seeking to license or acquire new assets, researching and developing any potential patents and the related compounds, and any further intellectual property that we may acquire.  Additional financing may not be available to the Company when needed or, if available, it may not be obtained on commercially reasonable terms.  If the Company is not able to obtain the additional financing on a timely basis, if and when it is needed, the Company will be forced to delay or scale down some or all of its development activities or perhaps even cease the operation of its business.  Since inception the Company has funded its operations primarily through equity and debt financings and it expects that it will continue to fund its operations through equity and debt financing.  If the Company raises additional financing by issuing equity securities, its existing stockholders’ ownership will be diluted.  Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company has a history of recurring losses from operations, an accumulated deficit of $3,835,876 as of July 31, 2011, and no sources of revenue.  These factors raise substantial doubt about the Company’s ability to continue as a going concern as the continuation of its business is dependent upon additional financing sources and the continued support of the Company’s stockholders to aid in financing operations.  The consolidated financial statements do not include any adjustments that might result from this uncertainty.

Note 4—Fair Value of Financial Instruments

Financial assets and liabilities are measured at fair value, which is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following is a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•Level 1 — Quoted prices in active markets for identical assets or liabilities.

•Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of July 31, 2011 and 2010, cash and cash equivalents were comprised of cash in checking accounts.

In conjunction with the June 2011 Private Placement, the Company issued warrants with derivative features. These instruments are accounted for as derivative liabilities (see Note 7).

The Company used Level 3 inputs for its valuation methodology for the warrant derivative liabilities. The estimated fair values were determined using a Monte Carlo option pricing model based on various assumptions (see Note 7). The Company’s derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to fair value of derivative liabilities.

At July 31, 2011, the estimated fair values of the liabilities measured on a recurring basis are as follows:

Fair Value Measurements at July 31, 2011

	Balance at July, 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant derivative liability — Series A and Series C Warrants	$4,850,385	—	—	$4,850,385

The following table presents the activity for liabilities measured at estimated fair value using unobservable inputs for the year ended July 31, 2011:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Warrant Derivative Liability
Beginning balance at July 31, 2010	$—

Issuances	3,808,590

Adjustments to estimated fair value	1,041,795

Ending balance at July 31, 2011	$4,850,385

At the closing of the 2011 June 2011 Private Placement, the amount by which the fair value of the 2011 derivative liability issuances exceeded the proceeds from the June 2011 Private Placement of $3,000,000 was recorded to other expense. During the year ended July 31, 2011, the estimated fair value of derivative liabilities increased by $1,041,795, which was recorded as other expense, resulting in net other expense of $1,850,385 for the year ended July 31, 2011.

Note 5—Intangible Asset Acquisition and Cross License Agreement

On March 14, 2011, the Company entered the Asset Purchase Agreement with Inovio, whereby the Company agreed to purchase certain assets of Inovio related to certain non-DNA vaccine and selective electrochemical tumor ablation (“SECTA”) technology, including, among other things: (a) certain patents, including patent applications, and trademarks related to the SECTA technology; (b) certain equipment, machinery, inventory and other tangible assets related to the technology; (c) certain engineering and quality documentation related to the technology; and (d) the assignment of certain contracts related to the technology.  In return, the Company is obligated to pay Inovio $3,000,000 in scheduled payments over the period of two years from the closing date of the Asset Purchase Agreement and a royalty on commercial product sales related to the SECTA technology.  The transaction closed on March 24, 2011.

In connection with the closing of the Asset Purchase Agreement, the Company entered into a cross-license agreement with Inovio.  Under the terms of the agreement, the Company granted Inovio a fully paid-up, exclusive, worldwide license to certain of the acquired SECTA technology patents in the field of use of electroporation. No consideration was received by the Company, nor will Inovio be liable for future royalty fees related to this arrangement.  Inovio also granted the Company a non-exclusive, worldwide license to certain non-SECTA technology patents held by it in consideration for the following: (a) a fee for any sublicense of the Inovio technology, not to exceed 10%; (b) a royalty on net sales of any business the Company develops with the Inovio technology, not to exceed 10%; and (c) payment to Inovio of any amount Inovio pays to one licensor of the Inovio technology that is a direct result of the license.  In addition, the Company agreed not to transfer this non-exclusive license apart from the assigned intellectual property.

ASC 805, Business Combinations, provides guidance on determining whether an acquired set of assets meets the definition of a business for accounting purposes.  Under the framework, the acquired set of activities and assets have to be capable of being operated as a business, from the viewpoint of a market participant as defined in ASC 820, Fair Value Measurements.  Two essential elements required for an integrated set of activities are inputs and outputs.  The Company evaluated the Asset Purchase Agreement and in accordance with the guidance, determined it did not meet the definition of a business acquisition as the acquisition consisted solely of the SECTA technology and certain other tangible assets.  The Company did not acquire the right to any employees previously involved with the technology, or research processes previously in place at Inovio.  The Company has therefore accounted for the transaction as an asset acquisition.

The following table summarizes the purchase price allocation for the assets acquired and recorded as of March 24, 2011:

Intangible assets - patents	$2,962,000
Tangible assets — machinery, property and inventory	$38,000

The purchase price was allocated to the identified tangible and intangible assets acquired based on their relative fair values, which were derived from their individual estimated fair values of $38,000 and $3,000,000, respectively.  Included in the estimated fair value of the intangible assets is the value associated with the engineering and quality documentation acquired, which was determined to have no stand-alone value apart from the patents.  The relative fair value of the tangible assets was expensed to research and development as of the acquisition date.

Patents are stated net of accumulated amortization of $246,833 as of July 31, 2011. The patents are amortized on a straight-line basis over the estimated remaining useful lives of the patents, determined as four years from the date of acquisition.  At July 31, 2011, the weighted average remaining amortization period for all patents was approximately 3.67 years.  Amortization expense for the year ended July 31, 2011 was $246,833.

Estimated amortization expense over each of the next four years is as follows:

Year End July 31	Estimated amortization
2012	740,500
2013	740,500
2014	740,500
2015	493,667

In accordance with the provisions of the applicable authoritative guidance, the Company’s long-lived assets and amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  The Company assesses the recoverability of such assets by determining whether their carrying value can be recovered through undiscounted future operating cash flows, including its estimates of revenue driven by assumed market segment share and estimated costs.  If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value.  During the year ended July 31, 2011, no impairment was recorded.

Note 6—Acquisition Obligation

On March 24, 2011, the Company recorded an acquisition obligation for amounts due to Inovio in accordance with the Asset Purchase Agreement (see Note 5).  On September 28, 2011, the Company entered into a First Amendment to Asset Purchase Agreement (the “Amendment”).  The Amendment amended and modified certain payment terms of the Asset Purchase Agreement (see Note 12).  The obligation recorded is based on the total purchase price of $3,000,000.  The scheduled payments under this arrangement, as amended, are as follows:

•$   250,000 - Upon the closing of the Asset Purchase Agreement

•$   100,000 — September 30, 2011

•$   650,000 - Earlier of: i) 30 days following the receipt by the Company of aggregate net proceeds of more than

$5,000,000 from one of more financings occurring on or after September 30, 2011, or

ii) March 31, 2012

•$   500,000 - March 24, 2012

•$   500,000 - September 24, 2012

•$1,000,000 - March 24, 2013

On March 24, 2011, the Company made a payment of $250,000 to Inovio.  As of July 31, 2011, the Company has classified $1,250,000 as the current portion of the obligation, and $1,500,000 as a long-term obligation.

Note 7—Private Placements

March 2011 Private Placement

On March 18, 2011, the Company closed a private placement whereby it issued 1,456,000 units at a purchase price of $0.75 per unit for gross proceeds of $1,092,000.  Each unit consists of one share of common stock and one share purchase warrant entitling the holder to acquire one share of common stock at a price of $1.00 per share for a period of five years from the closing of the private placement.  The fair value of the warrants, based on their fair value relative to the common stock issued, was $431,981 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 89.68%, and a risk-free interest rate of 2.11%).  The warrants were exercisable as of March 18, 2011 and any unexercised warrants will expire on March 18, 2016.  The Company completed an evaluation of the warrants issued in connection with this private placement and determined the warrants should be classified as equity within the consolidated balance sheet.

June Private Placement

On June 24, 2011 (the “Closing Date”), the Company closed a private placement whereby it issued an aggregate of 4,000,000 shares of the Company’s common stock at a purchase price of $0.75 per share, (the “Common Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, (the “Warrants”), to purchase an aggregate of 12,000,000 shares of the Company’s common stock, for proceeds to the Company of $3.0 million.  After deducting for fees and expenses, the aggregate net proceeds from the sale of the Common Shares and the Warrants were approximately $2.79 million.

Pursuant to the terms of the Securities Purchase Agreement, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s common stock equal to 100% of the shares issued to such Purchaser pursuant to the Securities Purchase Agreement.  The Series A Warrants have an exercise price of $1.20 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.  The Series B Warrants have an exercise price of $0.75 per share, are exercisable immediately upon issuance and have a term of exercise between eight and nineteen months, as further described therein.  The Series C Warrants have an exercise price of $1.20 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term of exercise equal to five years.

On June 24, 2011, in connection with the closing of the private placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, the Company is required to file a registration statement within 30 days following such closing to register the resale of the Common Shares and the Warrant Shares.  The failure on the part of the Company to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties, up to a maximum of 9% of the aggregate proceeds of the June Private Placement.  As of July 31, 2011 we were in compliance with the requirements set forth in the Registration Rights Agreement.

In addition, pursuant to the terms of a placement agent agreement entered into with the lead placement agent on June 1, 2011 and amended on June 21, 2011, the Company agreed to pay the lead placement agent and the co-placement agent fees equal to 6% of the aggregate gross proceeds raised in the private placement of $180,000 and reimbursement to our lead placement agent for certain expenses in the amount of $30,000.  The total cash fees of $210,000 paid to the placement agents were recorded as a period expense as of the Closing Date of the private placement.  In connection with the agreement, the Company also issued to the placement agents Series A Warrants equal to 6% of the aggregate Common Shares issued with the private placement, or 240,000 warrants.

Allocation of Proceeds

At the Closing Date, the estimated fair value of the Series A and Series C Warrants exceeded the proceeds from the June 2011 Private Placement of $3,000,000 (see the valuations of these derivative liabilities under the heading, “Derivative Liabilities” below). As a result, all of the proceeds were allocated to these derivative liabilities and no proceeds remained for allocation to the Common Stock and Series B Warrants issued in the financing.

Common Stock

At the Closing Date, the Company issued 4,000,000 shares of common stock and recorded the par value of the shares issued of $400 (at par value of $0.0001 per share) with a corresponding reduction to paid-in capital, given that there was no allocated value from the proceeds to the common stock.  As of July 31, 2011, the common stock is unregistered.

Derivative Liabilities

The Company accounted for the Series A and C Warrants in accordance with accounting guidance for derivatives. The accounting guidance provides a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock that would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the balance sheet. The Company determined that its Series A and Series C Warrants are ineligible for equity classification as a result of the anti-dilution provisions in the Series A and Series C Warrants that may result in an adjustment to the warrant exercise price.

The estimated fair values of the derivative liabilities at the Closing Date of the private placement and at July 31, 2011 are $3,808,590 and $4,850,385, respectively.

On the Closing Date, the derivative liabilities were recorded at an estimated fair value of $3,808,590. Given that the fair value of the derivative liabilities exceeded the total proceeds of the private placement of $3,000,000, no net amounts were allocated to the common stock. The $808,590 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the closing date. The Company has revalued the derivative liability as of July 31, 2011, and will continue to do so on each subsequent balance sheet date until the securities to which to derivative liabilities relate are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. On July 31, 2011, the total value of the derivative liabilities was $4,850,385.  The increase in the estimated fair value of the derivative liabilities for the year ended July 31, 2011 resulted in other expense of $1,041,795. Such increase in the estimated fair value was primarily due to the decrease in the Company’s common stock price and updates to the assumptions used in the option pricing models.

The derivative liabilities were valued at the Closing Date of the private placement and at July 31, 2011 using a Monte Carlo valuation model with the following assumptions:

	June 24, 2011	July 31, 2011
Closing price per share of common stock	$0.77	$0.93
Exercise price per share	$1.20	$1.20
Expected volatility	90.9%	91.6%
Risk-free interest rate	1.40%	1.35%
Dividend yield	—	—
Floor price	$0.50	$0.50
Remaining expected term of underlying securities (years)	5.00	4.90

In addition, as of the valuation dates, management assessed the probabilities of future financings assumptions in the Monte Carlo valuation models. Management also applied a discount for lack of marketability to the valuation of the derivative liabilities based on such trading restrictions due to the shares not being registered.

Note 8—Equity and Common Stock Transactions

On March 1, 2011 the Company effected a 32 for one forward stock split of its authorized, issued and outstanding common stock.  As a result, its authorized capital increased from 100,000,000 shares of common stock at $0.001 par value to 3,200,000,000 shares of common stock at $0.0001 par value, and its outstanding common stock has increased from 2,140,000 shares of common stock to 68,480,000 shares of common stock as of that date.  The accompanying consolidated financial statements for the annual prior periods presented have been retroactively adjusted to reflect the effects of the forward stock split.

On March 22, 2011, 17,280,000 shares of common stock held by previous majority stockholders were returned to the Company for no consideration.  The shares were not retired and are available for future issuance.

On May 9, 2011, the Board of Directors authorized the issuance of 200,000 fully vested shares of the Company’s common stock to a consultant in exchange for advisory services, pursuant to an exemption from registration under Section 4(2) of the Securities Act.  The shares were valued at $332,000, based on the closing price of the Company’s common stock on the date of grant, and are amortized over the service period of twelve months.  As of July 31, 2011, $83,000 of consulting expense was recorded for these shares.

In May 2011, the Company’s Board of Directors adopted the 2011 Stock Incentive Plan (“the 2011 Plan”), subject to stockholder approval.  The 2011 Plan authorized the Board of Directors to grant incentive stock options and non-statutory stock options to employees, directors, and consultants for up to 5,200,000 shares of common stock.  Under the Plan, incentive stock options and nonqualified stock options can be granted.  Incentive stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant.  Options vest over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after the date of grant.  Options granted to stockholders who own more than 10% of the outstanding stock of OncoSec at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.  No options were issued under the plan during the fiscal year ended July 31, 2011.

At July 31, 2011 we had outstanding warrants to purchase 13,696,000 shares of our common stock, with exercise prices ranging from $0.75 to $1.20.  These warrants expire at various times between February 2012 and June 2016.  At July 31, 2011, 5,456,000 of these warrants were classified as equity instruments.  The remaining warrants in the amount of 8,240,000 were recorded as derivative liabilities.

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid during the periods presented.

Note 9—Income Taxes

The FASB Topic on Income Taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company has had no unrecognized tax benefits.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on the Company’s consolidated balance sheets at July 31, 2011 or December 31, 2010, and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended July 31, 2011 and 2010.

The Company is subject to taxation in the United States and California. The Company’s tax years for 2008 and forward are subject to examination by the United States and California tax authorities due to the carry forward of unutilized net operating losses and research and development credits.

At July 31, 2011, the Company had federal and California income tax net operating loss carryforwards of approximately $1,300,000 and $1,300,000, respectively.  In addition, the Company has federal and California research and development tax credit carryforwards of approximately $42,000 and $44,000, respectively. The federal net operating loss, research tax credit carryforwards and California net operating loss carryforwards will begin to expire in 2030 unless previously utilized. The California research and development credit carryforwards will carry forward indefinitely until utilized. The Company has not completed a study to assess whether an ownership change has occurred, as defined by IRC Section 382/383 or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future.  Based on a preliminary assessment, the Company believes that an ownership change occurred in 2011. The Company estimates that if such a change did occur, the federal and state net operating loss carry-forwards and research and development credits that can be utilized in the future will be significantly limited. There can be no assurance that the Company will ever be able to realize the benefit of some or all of the federal and state loss carryforwards or the credit carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

Significant components of the Company’s deferred tax assets as of July 31, 2011 and 2010 are listed below (in thousands):

	2011	2010
Net operating loss carryforwards	207,000	17,000
Start-up costs	74,000	—
Accumulated Depreciation	71,000	—
Other	42,000	—
Net deferred tax assets	394,000	17,000
Valuation allowance for deferred tax assets	(394,000)	(17,000)
Net deferred taxes	$—	$—

A valuation allowance of $394,000 and $17,000 at July 31, 2011 and 2010, respectively, has been recognized to offset the net deferred tax assets as realization of such assets is uncertain.

A reconciliation of incomes taxes using the statutory income tax rate, compared to the effective rate, is as follows:

	2011	2010
Federal tax benefit a the expected statutory rate	34.0%	$22%
State income tax, net of federal tax benefit	(3.08)%	—
Non-deductible expenses	(19.09)%	—
Change in valuation allowance	(9.93)%	(22)%
Other	(1.92)%
Income tax benefit — effective rate	0.02%	$0.0%

Note 10—Commitments and Contingencies

On May 12, 2011, the Company entered into a one year lease agreement for office space.  The lease runs through May 30, 2012, with a base annual rent of $42,000.

On May 18, 2011, we entered into Employment Agreements with a term of five years with our President and Chief Executive Officer, our Chief Business Officer and our VP Finance and Controller (the “Officers”). Under the terms of the agreements, if any of the Officers are terminated other than for cause, death or disability, or if the case of termination of employment with the Company for good reason, the Officers are entitled to receive (i) severance payments equal to between six and twenty four months of base salary, (ii) a pro rata percentage of the annual bonus received the prior fiscal year and (iii) payment of health benefits for a period between six and twenty four months, conditioned on the execution of a release.  In addition, in the event of a change in control of the Company, the agreements provide for the acceleration of vesting of any unvested stock options outstanding.

Note 11—Related Party Transactions

On February 11, 2011, the Company entered into a promissory note arrangement with a stockholder in the amount of $120,000.  The note bore interest at a rate of 10% annually.  Full payment on this note was made on March 18, 2011 with proceeds received from the March 2011 private placement (see Note 7).  Total interest expense recorded during the year ended July 31, 2011 was approximately $1,400 related to this note.

On March 18, 2011, the Company made full payment on a stockholder loan in the amount of $33,867 with proceeds received from the March 2011 private placement (see Note 7).  The note was non-interest bearing.  The outstanding balance of this loan as of July 31, 2010 was $14,367.

The Company’s Chairman of the Board of Directors is also a Director and the Executive Chairman of Inovio.  The Company’s Chairman abstained from all discussions and voting related to negotiations of the Asset Purchase Agreement disclosed in Note 5, while performing his duties as Executive Chairman of Inovio.

Note 12—Subsequent Events

On September 27, 2011, the Company granted options to purchase 455,000 shares of the Company’s common stock to employees and a Director.  The employee options have a ten year term, vest annually in equal increments over three years and have an exercise price of $0.40.  The Director options have a ten year term, vest quarterly in equal increments over one year and have an exercise price of $0.40.  The options were granted under the 2011 Stock Incentive Plan.

On September 28, 2011, the Company entered into a First Amendment to Asset Purchase Agreement with Inovio (the “Amendment”).  The Amendment amended and modified the payment terms of the Asset Purchase Agreement dated March 14, 2011.  Prior to the Amendment, the Asset Purchase Agreement required the Company to make a payment of $750,000 to Inovio by September 24, 2011.  Under the Amendment, the Company must make a payment of $100,000 to Inovio on September 30, 2011, with the remaining $650,000 to be paid to Inovio at the earlier of (a) 30 days following the receipt by the Company of aggregate net proceeds of more than $5,000,000 from one or more financings occurring on or after September 30, 2011, or (b) March 31, 2012.  In consideration for the Amendment, the Company issued to Inovio a warrant to purchase 1,000,000 shares of the Company’s common stock.  The warrant has an exercise price of $1.20 per share, is exercisable immediately upon issuance and has an exercise term of five years.  The warrants also contain a mandatory exercise provision allowing the Company to request the exercise of the warrant in whole provided that the Company’s Daily Market Price (as defined in the warrant) is equal to or greater than $2.40 for twenty consecutive trading days.

OncoSec Medical Incorporated

(A Development Stage Company)

Consolidated Balance Sheets

As of April 30, 2012 and July 31, 2011

	(unaudited) April 30, 2012	July 31, 2011
Assets
Current assets
Cash and cash equivalents	$6,569,626	$2,457,693
Prepaid expenses	128,732	427,961
Other current assets	18,789	15,939
Total Current Assets	6,717,147	2,901,593
Property and equipment, net	56,102	57,298
Intangible assets, net	2,033,029	2,715,167
Total Assets	$8,806,278	$5,674,058

Liabilities and Stockholders’ Equity (Deficit)

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$370,023	$369,175
Accrued compensation	258,416	67,774
Accrued income taxes	3,200	1,600
Derivative liabilities	—	4,850,385
Acquisition obligation, current	1,399,223	1,250,000
Total Current Liabilities	2,030,862	6,538,934
Acquisition obligation, net of current portion	967,176	1,500,000
Total Liabilities	2,998,038	8,038,934

Stockholders’ Equity (Deficit)
Common stock authorized—3,200,000,000 common shares with a par value of $0.0001 Common stock issued and outstanding—87,856,000 and 56,856,000 common shares as of April 30, 2012 and July 31, 2011, respectively	8,786	5,686
Additional paid-in capital	5,382,081	1,033,333
Warrants issued and outstanding — 42,246,000 and 13,696,000 units as of April 30, 2012 and July 31, 2011, respectively	5,024,640	431,981
Deficit accumulated during the development stage	(4,607,267)	(3,835,876)
Total Stockholders’ Equity (Deficit)	5,808,240	(2,364,876)
Total Liabilities and Stockholders’ Equity (Deficit)	$8,806,278	$5,674,058

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(A Development Stage Company)

Consolidated Statements of Operations (unaudited)

	Three Months Ended April 30, 2012	Three Months Ended April 30, 2011	Nine Months Ended April 30, 2012	Nine Months Ended April 30, 2011	Period from Inception (February 8, 2008) to April 30, 2012
Revenue	$—	$—	$—	$—	$—
Expenses:
Research and development	701,201	216,658	1,725,194	216,658	2,409,865
General and administrative	887,648	279,751	2,238,222	286,547	3,317,084
Loss from operations	(1,588,849)	(496,409)	(3,963,416)	(503,205)	(5,726,949)
Other income (expense):
Fair value of derivative liabilities in excess of proceeds	—	—	—	—	(808,590)
Adjustments to fair value of derivative liabilities	1,613,329	—	4,192,781	—	3,150,985
Loss on extinguishment of debt	(761,492)		(761,492)		(761,492)
Financing transaction costs	—	—	—	—	(210,000)
Non-cash interest expense	(74,562)	—	(236,864)	—	(236,864)
Interest expense	—	(1,400)	—	(1,400)	(1,357)
Impairment charges	—	—	—	—	(9,000)
Net income (loss) before income taxes	(811,574)	(497,809)	(768,991)	(504,605)	(4,603,267)
Provision for income taxes	—	1,600	2,400	1,600	4,000
Net income (loss)	$(811,574)	(499,409)	$(771,391)	$(506,205)	$(4,607,267)
Basic net income (loss) per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Diluted net income (loss) per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted average shares used in computing basic net income (loss) per common share	68,222,667	61,611,326	60,589,577	66,240,762
Weighted average shares used in computing diluted net income (loss) per common share	68,222,667	61,611,326	60,589,577	66,240,762

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit) (unaudited)

For the period from Inception (February 8, 2008) to April 30, 2012

	Common Stock (1)		Additional Paid In	Warrants		Deficit Accumulated during the Development	Total Stockholders’ Equity
	Shares	Amount	Capital (1)	Shares	Amount	Stage	(Deficit)

Balance, February 8, 2008	—	$—	$—	—	$—	$—	$—
Shares issued to founder on Feb 8, 2008	48,000,000	4,800	10,200	—	—	—	15,000
Private placement on June 30, 2008	20,480,000	2,048	29,952	—	—	—	32,000
Net loss	—	—	—	—	—	(7,187)	(7,187)
Balance, July 31, 2008	68,480,000	6,848	40,152	—	—	(7,187)	39,813
Net loss	—	—	—	—	—	(33,714)	(33,714)
Balance, July 31, 2009	68,480,000	6,848	40,152	—	—	(40,901)	6,099
Net loss	—	—	—	—	—	(36,158)	(36,158)
Balance, July 31, 2010	68,480,000	6,848	40,152	—	—	(77,059)	(30,059)
Common stock cancelled	(17,280,000)	(1,728)	1,728	—	—	—	—
Private placement on March 18, 2011	1,456,000	146	659,873	1,456,000	431,981	—	1,092,000
Common stock issued for services	200,000	20	331,980	—	—	—	332,000
Private placement on June 24, 2011	4,000,000	400	(400)	4,000,000	—	—	—
Net loss	—	—	—	—	—	(3,758,817)	(3,758,817)
Balance, July 31, 2011	56,856,000	5,686	1,033,333	5,456,000	431,981	(3,835,876)	(2,364,876)
Issuance of warrants - Inovio	—	—	—	4,000,000	958,111	—	958,111
Expiration of Series B Warrants	—	—	—	(4,000,000)	—	—	—
Re-classification of Series A Warrants	—	—	—	4,240,000	657,604	—	657,604
Public offering on March 28, 2012, net of issuance costs of $542,500	31,000,000	3,100	4,227,456	32,550,000	2,976,944	—	7,207,500
Share-based compensation expense	—	—	121,292	—	—	—	121,292
Net loss	—	—	—	—	—	(771,391)	(771,391)
Balance, April 30, 2012	87,856,000	$8,786	$5,382,081	42,246,000	$5,024,640	$(4,607,267)	$5,808,240

(1) Adjusted to reflect the forward stock split of 32-for-1 effective March 1, 2011.

The accompanying notes are an integral part of these consolidated financial statements

OncoSec Medical Incorporated

(A Development Stage Company)

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended April 30, 2012	Nine Months Ended April 30, 2011	Period from Inception (February 8, 2008) to April 30, 2012
Operating activities
Net income (loss)	$(771,391)	$(506,205)	$(4,607,267)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	532,828	62,642	783,650
Write-down of supplies inventory	—	38,000	38,000
Write-down of web development costs	—	—	9,000
Fair value of derivative liabilities in excess of proceeds	—	—	808,590
Loss on extinguishment of debt	761,492	—	761,492
(Gain) loss on adjustment to fair value of derivative liabilities	(4,192,781)	—	(3,150,985)
Non-cash interest expense	236,864	—	236,864
Share-based compensation	121,292	—	121,292
Amortization of common stock issued for services	249,000	—	332,000
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	50,229	(83,816)	(128,732)
(Increase) decrease in other current assets	(2,849)	(9,444)	(18,792)
(Decrease) increase in accounts payable and accrued liabilities	848	144,836	370,024
(Decrease) increase in accrued compensation	190,642	85,149	258,416
(Decrease) increase in accrued income taxes	1,600	1,600	3,200
Net cash (used in) provided by operating activities	(2,822,226)	(267,238)	(4,183,248)
Investing activities
Purchases of property and equipment	(23,341)	(17,736)	(93,626)
Investment in intangible assets	—	(250,000)	(250,000)
Net cash (used) provided by in investing activities	(23,341)	(267,736)	(343,626)
Financing activities
Proceeds from issuance of common stock and warrants	7,750,000	1,092,000	11,889,000
Payment of financing and offering costs	(542,500)	—	(542,500)
Payment of amounts due under acquisition obligation	(250,000)	—	(250,000)
Proceeds from amounts due to stockholder	—	139,500	153,867
Repayment of amounts due to stockholder	—	(153,867)	(153,867)
Net cash (used in) provided by financing activities	6,957,500	1,077,633	11,096,500
Net increase (decrease) in cash and cash equivalents	4,111,933	542,659	6,569,626
Cash and cash equivalents, at beginning of period	2,457,693	237	—
Cash and cash equivalents, at end of period	$6,569,626	$542,896	$6,569,626

Supplemental disclosure for cash flow information:
Cash paid during the period for:
Interest	$—	$1,400	$1,357
Income taxes	$800	$—	$800

Noncash investing and financing transaction:
Fair value of placement agent warrants issued in conjunction with financing	$276,980		$276,980
Acquisition obligation of asset purchase agreement	$—	$2,750,000	$2,750,000
Acquisition obligation discounts - imputed interest and fair value of warrants	$483,139	$—	$483,139

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Operations and Basis of Presentation

OncoSec Medical Incorporated (the “Company”) was incorporated under the name of Netventory Solutions Inc., in the state of Nevada on February 8, 2008 to pursue the business of inventory management solutions.  On March 1, 2011, Netventory Solutions Inc. completed a merger with its subsidiary OncoSec Medical Incorporated and changed its name to OncoSec Medical Incorporated.  On March 24, 2011, the Company completed the acquisition of certain technology and related assets from Inovio Pharmaceuticals, Inc. (“Inovio”) pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 14, 2011.  The acquired technology and related assets relate to the use of drug-medical device combination products for the treatment of various cancers.  With this acquisition, the Company re-focused its efforts in the biomedical industry and abandoned its efforts in the online inventory services industry.  Prior to the acquisition of the assets from Inovio, the Company had been inactive since March 2010 and had no continuing operations other than those of a company seeking a business opportunity.  The Company has not produced any revenues from its newly acquired assets and is considered a development stage company.

The accompanying consolidated financial statements include the accounts of OncoSec Medical Incorporated and its wholly-owned inactive subsidiary, OncoSec Medical Therapeutics Incorporated (“OncoSec Medical Therapeutics”), which was acquired on June 3, 2011 for a total purchase price of $1,000.  OncoSec Medical Therapeutics was incorporated in Delaware on July 2, 2010.  There have been no significant transactions related to this subsidiary since its inception.  All significant intercompany transactions and balances have been eliminated at consolidation.

Certain reclassifications have been made to the prior interim period consolidated financial statements, including the aggregation of certain operating expenses into the classification of general and administrative expenses, to conform to the presentation used for the interim periods ended April 30, 2012.  The reclassifications had no effect on previously reported net losses.

Note 2—Significant Accounting Policies

Financial Instruments

The carrying amounts for cash, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term nature, generally less than three months.  The carrying amounts of our short-term and long-term acquisition obligation outstanding approximate their fair value based upon current rates and terms available to us for similar activity.  It is management’s opinion that the Company is not exposed to significant interest, currency, or credit risks arising from its other financial instruments and that their fair values approximate their carrying values except where separately disclosed.

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements.  Actual results could differ materially from the estimates.

Property and Equipment

The cost of property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. The useful lives of property and equipment for the purpose of computing depreciation are:

Computers and Equipment	3 to 5 years
Computer Software	1 to 3 years
Leasehold Improvements	1 year

Total depreciation expense recorded for the three and nine months ended April 30, 2012 was approximately $8,400 and $24,500, respectively. Total depreciation expense for the three and nine months ended April 30, 2011 was approximately $1,000.

Net Income (Loss) Per Share

The Company computes basic net income (loss) per common share by dividing the applicable net income (loss) by the weighted average number of common shares outstanding during the respective period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock options and other potentially dilutive securities using the treasury stock method. In calculating diluted earnings per share, the dilutive effect of stock options is computed using the average market price for the respective period. In addition, the assumed proceeds under the treasury stock method include the average unrecognized compensation expense of stock options that are in-the-money. This results in the “assumed” buyback of additional shares, thereby reducing the dilutive impact of stock options. The Company did not include shares underlying stock options and warrants outstanding of 2,035,000 and 42,246,000, respectively, in the computation of net income (loss) per share for the three and nine months ended April 30, 2012, as the effect would have been anti-dilutive.

Stock Options to Non-Employees

Expense for stock options granted to non-employees have been determined using the estimated fair value of the stock options issued, based on the Black-Scholes Option Pricing Model.  Such options are revalued quarterly until fully vested, with any change in fair value expensed.  During the three and nine months ended April 30, 2012, the Company recorded approximately $8,000 in research and development expense and $25,000 in general and administrative expense for stock options granted to non-employees.

Comprehensive Income

Comprehensive income or loss includes all changes in equity except those resulting from investments by owners and distributions to owners.  The Company did not have any items of comprehensive income or loss other than net income (loss) from operations for the three and nine months ended April 30, 2012 and 2011, or for the period from inception through April 30, 2012.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. This guidance is effective on a prospective basis for annual and interim reporting periods beginning after December 15, 2011. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05. This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This guidance is required to be applied retrospectively and is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12.  This accounting standard amends certain pending paragraphs in ASU 2011-05. The amendments are being made to allow a company’s board of directors time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.  This guidance is effective on a prospective basis for annual and interim reporting periods beginning after December 15, 2011. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

Note 3—Cash and Liquidity

The Company considers all liquid investments with maturities of ninety days or less when purchased to be cash equivalents.  As of April 30, 2012 and July 31, 2011, cash and cash equivalents were comprised of cash in checking accounts.

The Company’s activities to date have been supported by equity and debt financing.  It has sustained losses in previous reporting periods with an inception to date loss of $4,607,267 as of April 30, 2012.

The Company will require additional financing to fund its planned operations, including research and development, its ongoing clinical trials and commercialization of the intellectual property acquired from Inovio pursuant to the Asset Purchase Agreement (as further described in Note 5) and making of scheduled payments to Inovio under the acquisition obligation (as further described in Note 6).  In addition, the Company will require additional financing in order to seek to license or acquire new assets, research and develop any potential patents and the related compounds, and obtain any further intellectual property that the Company may seek to acquire.  Additional financing may not be available to the Company when needed or, if available, it may not be obtained on commercially reasonable terms.  If the Company is not able to obtain the necessary additional financing on a timely basis, the Company will be forced to delay or scale down some or all of its development activities or perhaps even cease the operation of its business.  Since inception the Company has funded its operations primarily through equity and debt financings and it expects that it will continue to fund its operations through equity and debt financings.  If the Company raises additional financing by issuing equity securities, its existing stockholders’ ownership will be diluted.  Obtaining commercial loans, assuming those loans would be available, would increase the Company’s liabilities and future cash commitments.  The Company also expects to pursue non-dilutive financing sources.  However, obtaining such financing would require significant efforts by the Company’s management team, and such financing may not be available, and if available, could take a long period of time to obtain.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  There is substantial doubt about the Company’s ability to continue as a going concern as the continuation of the Company’s business is dependent upon obtaining additional financing and the continued support of its stockholders to aid in financing operations.  The consolidated financial statements do not include any adjustments that might result from this uncertainty.

Note 4—Fair Value of Financial Instruments

Financial assets and liabilities are measured at fair value, which is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following is a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•Level 1 — Quoted prices in active markets for identical assets or liabilities.

•Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In conjunction with the June Private Placement, the Company issued warrants with derivative features. These instruments are accounted for as derivative liabilities (see Note 7).

The Company used Level 3 inputs for its valuation methodology for the warrant derivative liabilities. The estimated fair values were determined using a Monte Carlo option pricing model based on various assumptions (see Note 7). The Company’s derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to fair value of derivative liabilities.

On February 21, 2012, Series C Warrants to purchase an aggregate of 4,000,000 shares of the Company’s stock expired unexercised.  On March 28, 2012, the Series A Warrants were reclassified to equity, following the reset of the exercise price to the base floor price of $0.50 per warrant share and an evaluation of the instrument’s settlement provisions which were determined to be fixed-for-fixed (see Note 7).  As a result, at April 30, 2012, there were no derivative liabilities recorded on the Company’s consolidated balance sheet.

At July 31, 2011, the estimated fair values of the liabilities measured on a recurring basis are as follows:

Fair Value Measurements at July 31, 2011

	Balance at July, 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant derivative liability — Series A and Series C Warrants	$4,850,385	—	—	$4,850,385

The following table presents the activity for liabilities measured at estimated fair value using unobservable inputs for the nine months ended April 30, 2012:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Warrant Derivative Liability
Beginning balance at July 31, 2011	$4,850,385

Issuances	—

Adjustments to estimated fair value	(4,192,781)

Re-classification of fair value to equity (see Note 7)	(657,604)

Ending balance at April 30, 2012	$—

During the three months ended April 30, 2012, the estimated fair value of derivative liabilities decreased by $1,613,329. During the nine months ended April 30, 2012, the estimated fair value of derivative liabilities decreased by $4,192,781.  These amounts were recorded as other income during the three and nine months ended April 30, 2012.

Note 5—Intangible Asset Acquisition and Cross License Agreement

On March 14, 2011, the Company entered the Asset Purchase Agreement with Inovio, whereby the Company agreed to purchase certain assets of Inovio related to certain non-DNA vaccine and selective electrochemical tumor ablation (“SECTA”) technology (now referred to as the OncoSec Medical System, or OMS), including, among other things: (a) certain patents, including patent applications, and trademarks related to the SECTA technology; (b) certain equipment, machinery, inventory and other tangible assets related to the technology; (c) certain engineering and quality documentation related to the technology; and (d) the assignment of certain contracts related to the technology.  In return, the Company is obligated to pay Inovio $3,000,000 in scheduled payments over the period of two years from the closing date of the Asset Purchase Agreement and a royalty on commercial product sales related to the SECTA technology.  The transaction closed on March 24, 2011.

In connection with the closing of the Asset Purchase Agreement, the Company entered into a cross-license agreement with Inovio.  Under the terms of the agreement, the Company granted Inovio a fully paid-up, exclusive, worldwide license to certain of the acquired SECTA technology patents in the field of use of electroporation. No consideration was received by the Company, nor will Inovio be liable for future royalty fees related to this arrangement.  Inovio also granted the Company a non-exclusive, worldwide license to certain non-SECTA technology patents held by it in consideration for the following: (a) a fee for any sublicense of the Inovio technology, not to exceed 10%; (b) a royalty on net sales of any business the Company develops with the Inovio technology, not to exceed 10%; and (c) payment to Inovio of any amount Inovio pays to one licensor of the Inovio technology that is a direct result of the license.  In addition, the Company agreed not to transfer this non-exclusive license apart from the assigned intellectual property.

ASC 805, Business Combinations, provides guidance on determining whether an acquired set of assets meets the definition of a business for accounting purposes.  Under the framework, the acquired set of activities and assets have to be capable of being operated as a business, from the viewpoint of a market participant as defined in ASC 820, Fair Value Measurements.  Two essential elements required for an integrated set of activities are inputs and outputs.  The Company evaluated the Asset Purchase Agreement and in accordance with the guidance, determined it did not meet the definition of a business acquisition as the acquisition consisted solely of the SECTA technology and certain other tangible assets.  The Company did not acquire the right to any employees previously involved with the technology, or research processes previously in place at Inovio.  The Company has therefore accounted for the transaction as an asset acquisition.

The purchase price was allocated to the identified tangible and intangible assets acquired based on their relative fair values, which were derived from their individual estimated fair values of $38,000 and $3,000,000, respectively.  Included in the estimated fair value of the intangible assets is the value associated with the engineering and quality documentation acquired, which was determined to have no stand-alone value apart from the patents.  The relative fair value of the intangible assets of $2,962,000 was reduced by a discount of approximately $174,000 recorded for the acquisition obligation (see Note 6).  The relative fair value of the tangible assets of $38,000 was expensed to research and development as of the acquisition date.

The following table summarizes the purchase price allocation for the assets acquired:

Intangible assets - patents	$2,788,154
Tangible assets — machinery, property and inventory	$38,000

Patents are stated net of accumulated amortization of approximately $755,000 and $247,000 as of April 30, 2012 and July 31, 2011, respectively. The patents are amortized on a straight-line basis over the estimated remaining useful lives of the assets, determined as four years from the date of acquisition.  Amortization expense for the three and nine months ended April 30, 2012 was approximately $174,000 and $508,000, respectively.

In accordance with the provisions of the applicable authoritative guidance, the Company’s long-lived assets and amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  The Company assesses the recoverability of such assets by determining whether their carrying value can be recovered through undiscounted future operating cash flows, including its estimates of revenue driven by assumed market segment share and estimated costs.  If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value.  During the three and nine months ended April 30, 2012, no impairment was recorded.

Note 6—Acquisition Obligation

On March 24, 2011, the Company recorded an acquisition obligation for amounts due to Inovio in accordance with the Asset Purchase Agreement (see Note 5).  On September 28, 2011, the Company entered into a First Amendment to Asset Purchase Agreement (the “First Amendment”).  The First Amendment modified the payment of $750,000 due to Inovio by September 24, 2011, requiring the Company to make a payment of $100,000 to Inovio on September 30, 2011, with the remaining $650,000 to be paid to Inovio at the earlier of (a) 30 days following the receipt by the Company of aggregate net proceeds of more than $5,000,000 from one or more financings occurring on or after September 30, 2011, or (b) March 31, 2012.  On March 24, 2012, the Company entered into a Second Amendment to Asset Purchase Agreement (the “Second Amendment”).  The Second Amendment further modified the payment terms for the $1,150,000 scheduled payments due to Inovio in March 2012 by requiring the Company to make a payment of $150,000 on March 31, 2012, with the remaining $1,000,000 to be paid to Inovio on December 31, 2013.  In consideration for the First Amendment, the Company issued to Inovio a warrant to purchase 1,000,000 shares of common stock (see Note 8).  In consideration for the Second Amendment, the Company issued to Inovio a warrant to purchase 3,000,000 shares of our common stock (see Note 8).

In accordance with ASC 835-30 “Interest on Receivables and Payables”, the future payments under the acquisition obligation were discounted using the incremental borrowing rate of 5.00%, to arrive at an initial imputed interest discount on the obligation as of the acquisition date of approximately $174,000.  The imputed interest discount was recorded as a reduction to the relative fair value of the intangible assets acquired (see Note 5).  The discount was revised as of the date of the First and Second Amendments to arrive at a revised imputed interest discount on the obligation of approximately $132,000 as of September 28, 2011 and $145,000 as of March 24, 2012.  The increase in imputed interest as of the date of the Second Amendment was primarily due to the extended payment terms.  Non-cash interest expense recognized during the three and nine months ended April 30, 2012, was approximately $35,000 and $121,000, respectively.   As of April 30, 2012, the outstanding acquisition obligation was reduced by short-term and long-term imputed interest discounts of approximately $101,000 and $33,000, respectively.

The Company evaluated both amendments in accordance with ASC 470-50.  The Company determined the modification of the terms upon entry into the First Amendment to the Asset Purchase Agreement on September 28, 2011, was not considered substantial as of that date.  In accordance with the guidance, the fair value of the warrants issued to Inovio as consideration for the Amendment were recorded as a discount to the acquisition obligation to be amortized to interest expense over the remaining term of the modified obligation payable, starting September 28, 2011.  On March 24, 2012, the Company entered into the Second Amendment.  In accordance with the guidance, the Company evaluated the cumulative impact of both amendments and determined the modification of the terms of the Asset Purchase Agreement as a result of the Second Amendment was considered substantial.  The Company recorded the difference between the re-acquisition price and carrying value of the debt as of the modification date of March 24, 2012 as a loss on debt extinguishment of $761,492.  The loss on debt extinguishment recorded resulted in the write-off of the unamortized portion of the discount to the debt obligation initially recorded upon entry into the First Amendment in the amount of approximately $113,000 as of March 24, 2012.  As of March 24, 2012, the acquisition obligation’s fair value was $2,504,178.

During the three and nine months ended April 30, 2012, approximately $39,000 and $115,000, respectively, was recognized as non-cash interest expense for amortization of the discount.

The scheduled payments for the $3,000,000 obligation under this arrangement, as amended, are as follows:

•$   250,000 - Upon the closing of the Asset Purchase Agreement

•$   100,000 - September 30, 2011

•$   150,000 - March 31, 2012

•$   500,000 - September 24, 2012

•$ 1,000,000 - March 24, 2013

•$ 1,000,000 - December 31, 2013

On March 24, 2011, September 30, 2011 and March 30, 2012, the Company made payments of $250,000, $100,000 and $150,000, respectively, to Inovio.

Note 7—Private Placements and Public Offering

March 2011 Private Placement

On March 18, 2011, the Company closed a private placement whereby it issued 1,456,000 units at a purchase price of $0.75 per unit for gross proceeds of $1,092,000.  Each unit consists of one share of common stock and one share purchase warrant entitling the holder to acquire one share of common stock at a price of $1.00 per share for a period of five years from the closing of the private placement.  The fair value of the warrants, based on their fair value relative to the common stock issued, was $431,981 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 89.68%, and a risk-free interest rate of 2.11%).  The warrants were exercisable as of March 18, 2011 and any unexercised warrants will expire on March 18, 2016.  The Company completed an evaluation of the warrants issued in connection with this private placement and determined the warrants should be classified as equity within the consolidated balance sheet as the instrument’s settlement provisions were fixed-for-fixed.

June 2011 Private Placement

On June 24, 2011, the Company closed a private placement whereby it issued an aggregate of 4,000,000 shares of the Company’s common stock at a purchase price of $0.75 per share, and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, (collectively, the “Warrants”), to purchase an aggregate of 12,000,000 shares of the Company’s common stock, for proceeds to the Company of $3.0 million (the “June Private Placement”).  After deducting for fees and expenses, the aggregate net proceeds from the sale of the common stock and the Warrants in the June Private Placement were approximately $2.79 million.

Pursuant to the terms of the Securities Purchase Agreement, each investor was issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s common stock equal to 100% of the shares issued to such investor.  The Series A Warrants have an exercise price of $1.20 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.  The Series B Warrants have an exercise price of $0.75 per share, are exercisable immediately upon issuance and expire on February 21, 2012.  The Series C Warrants have an exercise price of $1.20 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each investor and have a term of exercise equal to five years. The Series C Warrants also expire if the Series B Warrants expire unexercised.  On February 21, 2012, the Series B and Series C Warrants expired unexercised.

On June 24, 2011, in connection with the closing of the June Private Placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement within 30 days following such closing to register the resale of the common stock and the common stock underlying the Warrants issued in the June Private Placement.  The failure on the part of the Company to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties, up to a maximum of 9% of the aggregate proceeds of the June Private Placement.  As of April 30, 2012 the Company was in compliance with the requirements set forth in the Registration Rights Agreement.

In addition, pursuant to the terms of a placement agent agreement entered into with the lead placement agent on June 1, 2011 and amended on June 21, 2011, the Company agreed to pay the lead placement agent and the co-placement agent fees equal to 6% of the aggregate gross proceeds raised in the private placement of $180,000 and reimbursement to the lead placement agent for certain expenses in the amount of $30,000.  The total cash fees of $210,000 paid to the placement agents were recorded as a period expense as of the closing date.  In connection with the agreement, the Company also issued to the placement agents Series A Warrants to purchase 6% of the aggregate common stock issued in the June Private Placement, or 240,000 shares of common stock.

Allocation of Proceeds

At the closing date, the estimated fair value of the Series A and Series C Warrants exceeded the proceeds from the June Private Placement of $3,000,000 (see the valuations of these derivative liabilities under the heading, “Derivative Liabilities” below). As a result, all of the proceeds were allocated to these derivative liabilities and no proceeds remained for allocation to the common stock and Series B Warrants issued in the financing.

Common Stock

At the closing date, the Company issued 4,000,000 shares of unregistered common stock and recorded the par value of the shares issued of $400 (at par value of $0.0001 per share) with a corresponding reduction to paid-in capital, given that there was no allocated value from the proceeds to the common stock.

Derivative Liabilities

The Company accounted for the Series A and C Warrants in accordance with accounting guidance for derivatives. The accounting guidance provides a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock that would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the balance sheet. The Company determined that its Series A and Series C Warrants were ineligible for equity classification as a result of the anti-dilution provisions in the Series A and Series C Warrants that may result in an adjustment to the warrant exercise price.

On the closing date of the June Private Placement, the derivative liabilities were recorded at an estimated fair value of $3,808,590. Given that the fair value of the derivative liabilities exceeded the total proceeds of the private placement of $3,000,000, no net amounts were allocated to the common stock. The $808,590 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the closing date. The Company revalued the derivative liability as of each subsequent balance sheet date, with any changes in the fair value between reporting periods recorded as other income or expense.

On March 28, 2012, the anti-dilution provisions of the Series A Warrants were triggered upon the closing of the Company’s March 2012 registered public offering, which resulted in the reset of the exercise price of the Series A Warrants to the base floor price of $0.50.  The fair value of the derivative liabilities as of March 28, 2012, was $657,604.  The reset of the exercise price to the base floor price caused the anti-dilution provisions to become void as of March 28, 2012 and for future periods.  As a result, on March 28, 2012, the Series A Warrants were reclassified as equity within the Company’s consolidated financial statements, at a fair value of $657,604.

The change in the estimated fair value of the Series A Warrants during the period of derivative liability classification resulted in other income of $1,613,329 and $4,192,781 for the three and nine months ended April 30, 2012, respectively. Such change in the estimated fair value was primarily due to the fluctuation in the Company’s common stock price and updates to the assumptions used in the option pricing models.

The derivative liabilities were valued as of March 28, 2012 and July 31, 2011, using a Monte Carlo valuation model with the following assumptions:

	March 28, 2012	July 31, 2011
Closing price per share of common stock	0.22	0.93
Exercise price per share	0.50	1.20
Expected volatility	125.0%	91.6%
Risk-free interest rate	1.05%	1.35%
Dividend yield	—	—
Floor price	0.50	0.50
Remaining expected term of underlying securities (years)	4.24	4.90

In addition, as of the valuation dates, management assessed the probabilities of future financings assumptions in the Monte Carlo valuation models.  The probability of the Series C Warrant conditional exercise feature was also assessed for the fair values derived as of July 31, 2011.

March 2012 Public Offering

On March 28, 2012, the Company closed its registered public offering of an aggregate of 31,000,000 shares of the Company’s ommon stock and warrants to purchase an aggregate of 31,000,000 shares of common stock at a purchase price of $0.25 per unit, for gross proceeds to the Company of $7.75 million (the “Public Offering”).  On March 23, 2012, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for the issuance and sale by the Company of the common stock and warrants in the Public Offering.  After deducting for fees and expenses, the aggregate net proceeds from the Public Offering were approximately $7.2 million.

Pursuant to the terms of the Securities Purchase Agreement, at the closing each purchaser was issued a warrant to purchase up to a number of shares of the Company’s common stock equal to 100% of the shares issued to such purchaser in the Public Offering.  The warrants have an exercise price of $0.35 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance of the warrants, or March 28, 2017.

Pursuant to a Placement Agent Agreement dated January 23, 2012 by and between the Company and Rodman & Renshaw, LLC (“Rodman”), as subsequently amended on March 12, 2012 (as amended, the “Placement Agent Agreement”), Rodman agreed to act as the Company’s placement agent in connection with the Public Offering.  Under the Placement Agent Agreement, the Company agreed to pay Rodman a cash fee equal to 6% of the gross proceeds of the Public Offering, as well as a non-accountable expense allowance equal to 1% of the gross proceeds of the Public Offering.  In addition, the Company agreed to issue to the placement agent warrants to purchase up to an aggregate of 5% of the aggregate number of shares of common stock sold in the Public Offering, or warrants to purchase 1,550,000 shares of the Company’s common stock (the “Placement Agent Warrants”).  As permitted under the Placement Agent Agreement, the Company elected to pay 30% of the 5% Placement Agent Warrants directly to Roth Capital Partners, LLC (“Roth”), who acted as financial advisors in the Public Offering, and as a result issued to Rodman a Placement Agent Warrant to purchase 1,085,000 shares of common stock and issued to Roth a Placement Agent Warrant to purchase 465,000 shares of common stock.  The Placement Agent Warrants have substantially the same terms as the warrants issued to the purchasers in the Public Offering, except that such warrants have an exercise price of $0.3125 and shall expire on March 23, 2017.  The fair value of the Placement Agent Warrants was $276,980 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 125.0%, and a risk-free interest rate of 1.05%), and was recorded as an offering cost.  The Placement Agent Warrants and the shares of the Company’s common stock underlying the Placement Agent Warrants have not been registered under the Securities Act of 1933, as amended.

The fair value of the warrants issued in connection with the Public Offering to the purchasers, based on their fair value relative to the common stock issued, was $3,206,486 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 125.0%, and a risk-free interest rate of 1.05%).  The Company completed an evaluation of all of the warrants issued in connection with this Public Offering and determined the warrants should be classified as equity within the consolidated balance sheet.

Note 8— Other Equity and Common Stock Transactions

On March 1, 2011 the Company effected a 32 for one forward stock split of its authorized, issued and outstanding common stock.  As a result, its authorized capital increased from 100,000,000 shares of common stock at $0.001 par value to 3,200,000,000 shares of common stock at $0.0001 par value, and its outstanding common stock has increased from 2,140,000 shares of common stock to 68,480,000 shares of common stock as of that date.  The accompanying consolidated financial statements for the annual prior periods presented have been retroactively adjusted to reflect the effects of the forward stock split.

On March 22, 2011, 17,280,000 shares of common stock held by previous majority stockholders were returned to the Company for no consideration.  The shares were not retired and are available for future issuance.

On May 9, 2011, the Board of Directors authorized the issuance of 200,000 fully vested shares of the Company’s common stock to a consultant in exchange for advisory services.  The shares were valued at $332,000, based on the closing price of the Company’s common stock on the date of issuance, and are amortized over the service period of twelve months.  During the three and nine months ended April 30, 2012, $83,000 and $249,000, respectively, was recorded as consulting expense for these shares.

On September 28, 2011, in consideration for the First Amendment entered into with Inovio, the Company issued to Inovio a warrant to purchase 1,000,000 shares of the Company’s common stock (see Note 6).  The warrant has an exercise price of $1.20 per share, is exercisable immediately upon issuance and has an exercise term of five years.  The warrant also contains a mandatory exercise provision allowing the Company to request the exercise of the warrant in whole provided that the Company’s Daily Market Price (as defined in the warrant) is equal to or greater than $2.40 for twenty consecutive trading days.  The Company completed an evaluation of the warrant issued in connection with this private placement and determined the warrants should be classified as equity within the consolidated balance sheet. The fair value of the warrant is $228,509 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 87.62%, and a risk-free interest rate of 0.96%).  In accordance with the guidance, the fair value of the warrants was recorded as a discount to the acquisition obligation to be amortized to interest expense over the remaining term of the modified obligation payable (see Note 6).

On March 24, 2012, in consideration for the Second Amendment entered into with Inovio, the Company issued to Inovio a warrant to purchase 3,000,000 shares of the Company’s common stock (see Note 6).  The warrant has an exercise price of $1.00 per share, is exercisable immediately upon issuance and has an exercise term of five years.  The warrant also contains a mandatory exercise provision allowing the Company to request the exercise of the warrant in whole provided that the Company’s Daily Market Price (as defined in the warrant) is equal to or greater than $2.40 for twenty consecutive trading days.  The Company completed an evaluation of the warrant issued in connection with this private placement and determined the warrants should be classified as equity within the consolidated balance sheet. The fair value of the warrant is $729,602 (based on the Black-Scholes Option Pricing Model assuming no dividend yield, volatility of 125.0%, and a risk-free interest rate of 1.04%).  In accordance with the applicable guidance, the fair value of the warrants will be recorded as part of the loss on debt extinguishment as of the issuance date (see Note 6).

At April 30, 2012 the Company had outstanding warrants to purchase 42,246,000 shares of common stock, with exercise prices ranging from $0.50 to $1.20, all of which were classified as equity instruments.  These warrants expire at various times between June 2016 and March 2017.

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid during the periods presented.

Note 9 — Stock-Based Compensation

In May 2011, the Company’s Board of Directors adopted the OncoSec Medical Incorporated 2011 Stock Incentive Plan (the “2011 Plan”), subject to stockholder approval.  The 2011 Plan authorized the Board of Directors to grant incentive stock options and non-statutory stock options to employees, directors, and consultants for up to 5,200,000 shares of common stock.  Under the 2011 Plan, incentive stock options and nonqualified stock options can be granted.  Incentive stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant.  Options vest over a period specified in individual option agreements entered into with grantees, and are exercisable for a maximum period of ten years after the date of grant.  Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.  The Company obtained stockholder approval of the 2011 Plan at its March 2, 2012 annual meeting of stockholders.

During the quarter ended October 31, 2011, the Company granted options to purchase 355,000 shares of the Company’s common stock to employees and options to purchase 100,000 shares of the Company’s common stock to one non-employee director under the 2011 Plan.  The options issued to employees have a ten-year term, vest annually in equal increments over three years and have an exercise price of $0.40.  The option issued to the director has a ten-year term, vests quarterly in equal increments over one year and has an exercise price of $0.40.

During the quarter ended January 31, 2012, the Company granted options to purchase 50,000 shares of the Company’s common stock to employees and options to purchase 410,000 shares of the Company’s common stock to consultants under the 2011 Plan.  The employee options have a ten year term, vest annually in equal installments over three years and have an exercise price of $0.23.  The options issued to consultants have a ten year term, vest in accordance with the term of the consulting agreement, and have exercise prices ranging from $0.30 to $0.39.

During the quarter ended April 30, 2012, the Company granted options to purchase 895,000 shares of the Company’s common stock to employees and options to purchase 300,000 shares of the Company’s common stock to directors under the 2011 Plan.  The employee options have a ten year term, vest annually in equal installments over three years and have an exercise price of $0.21.  The options issued to directors have a ten year term, vest quarterly in equal installments over one year and have exercise price of $0.21.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award.  The service period is generally the vesting period, with the exception of options granted subject to a consulting agreement, whereby the option vesting period and the service period are defined pursuant to the terms of the consulting agreement. Share-based compensation expense for awards granted during the three and nine months ended April 30, 2012 were based on the grant date fair value estimated using the Black-Scholes Option Pricing Model.  The following assumptions were used to calculate the fair value of share based compensation for the three and nine months ended April 30, 2012: Expected volatility, 85.96% - 125.0%; Risk-free interest rate, 0.82% - 2.08%; Expected forfeiture rate, 0.00%; Expected dividend yield, 0.00%; Expected term, 5.00 - 10.00 years.

Expected price volatility is the measure by which the Company’s stock price is expected to fluctuate during the expected term of an option.  The Company exited shell status on March 24, 2011.  In situations where a newly public entity has limited historical data on the price of its publicly traded shares and no other traded financial instruments, authoritative guidance is provided on estimating this assumption by basing its expected volatility on the historical, expected, or implied volatility of similar entities whose share option prices are publicly available.  In making the determination as to similarity, the guidance recommends the consideration of industry, stage of life cycle, size and financial leverage of such other entities.  The Company’s expected volatility is derived from the historical daily change in the market price of its common stock since it exited shell status, as well as the historical daily changes in the market price for the peer group as determined by the Company.

The expected term of the options represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in ASC Topic 718, which averages an award’s weighted-average vesting period and expected term for share options and warrants. The Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with ASC Topic 718, as amended by SAB 110. For the expected term of options issued to employees and directors, the Company used a simple average of the vesting period and the contractual term for options granted, all of which have been granted subsequent to March 2011, as permitted by ASC Topic 718.  The Company expects to continually evaluate its historical data as a basis for determining the expected terms of options granted under the 2011 Plan.

The Company’s estimation of the expected term for stock options granted to parties other than employees or directors is the contractual term of the option award.  For the purposes of estimating the fair value of stock option awards, the risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield.  The Company has never paid any dividends on its common stock and does not anticipate paying dividends on our common stock in the foreseeable future.

Stock-based compensation expense recognized in the Company’s consolidated statements of operations is based on awards ultimately expected to vest, reduced for estimated forfeitures.  Authoritative guidance requires forfeitures to be estimated at the time of grant, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Due to the Company’s minimal stock-based compensation activity, the Company has not had significant forfeitures of stock options granted to employees and directors. Therefore, the Company has estimated the forfeiture rate of its outstanding stock options as zero, but will continually evaluate its historical data as a basis for determining expected forfeitures.

Share-based compensation expense recorded in the Company’s consolidated statements of operations for the three and nine months ended April 30, 2012 resulting from share-based compensation awarded to the Company’s employees, directors and consultants was approximately $65,000 and $121,000, respectively.  Of this balance during the three and nine months ended April 30, 2012, $17,000 and $37,000, respectively, was recorded to research and development, and $48,000 and $84,000, respectively, was recorded in general and administrative in the Company’s consolidated statement of operations.

A summary of the stock option activity is as follows:

	Weighted-Average Exercise Price	Weighted-Average Exercise Price	Aggregate Intrinsic Value ($000’s)
Balance at July 31, 2011	—	—	$—
Granted	2,110,000	$0.27
Exercised	—	—
Forfeited / Cancelled	75,000	0.40
Balance at April 30, 2012	2,035,000	$0.27	$—

Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price	Number Of Shares Exercisable	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$0.21 - 0.40	2,035,000	9.80	0.27	748,333	9.75	$0.28

The weighted-average grant date fair value of stock options granted during the three and nine months ended April 30, 2012 was $0.17 and $0.19, respectively.   As of April 30, 2012, there was approximately $260,000 of unrecognized non-cash compensation cost related to unvested options, which will be recognized over a weighted average period of 2.30 years.

Note 10—Income Taxes

The Company uses the asset and liability method of accounting for income taxes, in accordance with ASC 740-10, which requires the recognition of deferred tax liabilities for taxable temporary differences and deferred tax assets for deductible temporary differences and operating loss carryforwards using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit or expense is recognized as a result of changes in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all of any deferred tax assets will not be realized. As of April 30, 2012 and July 31, 2011, the Company recorded a full valuation allowance on its deferred tax assets.

Note 11—Commitments and Contingencies

On May 12, 2011, the Company entered into a one-year lease agreement for office space.  The lease runs through May 30, 2012, with a base annual rent of $42,000.

On May 18, 2011, the Company entered into Employment Agreements with a term of five years with its President and Chief Executive Officer, its Chief Business Officer and its VP Finance and Controller (the “Officers”). Under the terms of the agreements, if any of the Officers are terminated other than for cause, death or disability, or if the case of termination of employment with the Company for good reason, the Officers are entitled to receive (i) severance payments equal to between six and twenty four months of base salary, (ii) a pro rata percentage of the annual bonus received the prior fiscal year and (iii) payment of health benefits for a period between six and twenty four months, conditioned on the execution of a release.   In addition, in the event of a change in control of the Company, the agreements provide for the acceleration of vesting of any unvested stock options outstanding.  Effective April 26, 2012, as a result of the termination of employment of the Company’s Chief Business Officer and his execution of a release, the Company recorded a severance liability of $220,000 in accordance with the terms of the Employment Agreement and the separation release.

Note 12—Related Party Transactions

On February 11, 2011, the Company entered into a promissory note arrangement with a stockholder in the amount of $120,000.  The note bore interest at a rate of 10% annually.  Full payment on this note was made on March 18, 2011 with proceeds received from the March 2011 private placement (see Note 7).  Total interest expense recorded during the year ended July 31, 2011 was approximately $1,400.

On March 18, 2011, the Company made full payment on a stockholder loan in the amount of $33,867 with proceeds received from the March 2011 private placement (see Note 7).  The note was non-interest bearing.

The Company’s Chairman of the Board of Directors is also a Director and the Chairman (formerly Executive Chairman) of Inovio.  The Company’s Chairman abstained from all discussions and voting related to negotiations of the Asset Purchase Agreement disclosed in Note 5 and the First and Second Amendments (and related warrants) disclosed in Notes 6 and 8, while performing his duties as Executive Chairman of Inovio.

Note 13—Subsequent Events

On June 1, 2012, the Company entered into an amendment to its lease agreement for office space at its current location.  The lease amendment extends the lease term for a period of seven months commencing on June 1, 2012, through December 31, 2012.  The amendment also increases the base monthly rent to approximately $10,000.

ONCOSEC MEDICAL INCORPORATED

PROSPECTUS

Up to             Shares of Common Stock

Warrants to Purchase up to                      Shares of Common Stock and

                Shares of Common Stock Issuable upon Exercise of the Warrants

Prospectus dated                      , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the securities being offered.

EXPENSE	AMOUNT

SEC Registration Fees		$1,146
Legal Fees
Accounting Fees
Miscellaneous Fees and Expenses

Total	$

Item 14. Indemnification of Directors and Officers.

We have not entered into separated indemnification agreements with our directors and officers. Our bylaws provide that we shall indemnify any director or officer to the full extent permitted by law.

Nevada Revised Statutes provide us with the power to indemnify any of our directors, officers, employees and agents:

•a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•by the stockholders of the corporation;

•by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•by court order.

Nevada Revised Statutes further provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 15. Recent Sales of Unregistered Securities.

On June 24, 2011, we issued an aggregate of 4,000,000 shares of our common stock and three series of warrants the Series A Warrants, Series B Warrants and Series C Warrants, to purchase an aggregate of 12,000,000 shares of our common stock, pursuant to a Securities Purchase Agreement dated June 21, 2011 (the “June 2011 Private Placement”).  The common stock sold in the June 2011 Private Placement was sold at a purchase price of $0.75 per share. The Series A Warrants have an exercise price of $1.20 per share, are exercisable immediately and have a term of five years. The Series B Warrants have an exercise price of $0.75 per share and a term of from eight to sixteen months (unless extended, as provided in such warrants), as provided in the Series B Warrant. The Series C Warrants have an exercise price of $1.20 per share and are exercisable ratably in proportion to each holder’s exercise of the Series B Warrants held by such holder.  The purchasers include Capital Ventures International and Hudson Bay Master Fund Ltd.  In connection with the June 2011 Private Placement, we also issued to Rodman & Renshaw, LLC and a co-placement agent or their respective designees warrants to purchase up to 240,000 shares of our common stock at an exercise price of $1.20 per share for their services as placement agents.  Pursuant to a registration rights agreement entered into with the purchasers in the June 2011 Private Placement, such purchasers are entitled to certain registration rights with respect to the issued shares and the shares underlying the warrants.  The securities sold in the June 2011 Private Placement were sold in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.  In determining that the issuance of the securities in the June 2011 Private Placement qualified for an exemption under Section 4(2) and Rule 506 of Regulation D, we relied on the following facts: the securities were offered only to a limited number of large institutional investors and we did not use general solicitation or advertising to market the securities; each investor in the June 2011 Private Placement represented to us that it was an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and not with a view to distribute them; and the securities issued were restricted securities.  We received net proceeds of approximately $2,790,000 from the June 2011 Private Placement, which will be used for working capital purposes and to satisfy certain obligations to Inovio.  The shares of common stock issued and the shares of common stock underlying the warrants were registered on October 21, 2011. On February 21, 2012, the Series B and Series C Warrants expired unexercised.

On May 9, 2011, our Board of Directors authorized the issuance of 200,000 fully vested shares of our common stock to a consultant in exchange for advisory services.  The shares were issued pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  The shares were valued at $332,000, based on the closing price of our common stock on the date of issuance.  The shares of common stock issued were registered on October 21, 2011.

On March 18, 2011, we closed a private placement of 1,456,000 units at a purchase price of $0.75 per unit for gross proceeds of $1,092,000.  Each unit consists of one share of our common stock and one share purchase warrant entitling the holder to acquire one share of common stock at a price of $1.00 per share for a period of five years from the closing of such private placement.  We are not obligated to register any of the shares issued or issuable upon exercise of the warrants issued in such private placement.  We issued the units to three subscribers, each of whom represented that it was not a U.S. person (as that term is defined in Regulation S of the Securities Act), in an offshore transaction pursuant to Regulation S under the Securities Act.  We used $250,000 of the proceeds as the first payment to Inovio pursuant to the Asset Purchase Agreement and used the remaining funds for general working capital purposes.

On September 28, 2011 and March 24, 2012, we issued warrants with an exercise price of $1.20 and $1.00 to purchase 1,000,000 and 3,000,000 shares, respectively, of our common stock to Inovio in consideration for entry into amendments to the Asset Purchase Agreement.  The warrants are exercisable immediately upon issuance and have an exercise term of five years.  The warrants also contain a mandatory exercise provision allowing us to request the exercise of the warrant in whole provided that our Daily Market

Price (as defined in the warrant) is equal to or greater than $2.40 per share for twenty consecutive trading days.  The warrant was issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following exhibits are being filed with this registration statement on Form S-1.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of Netventory Solutions, Inc. (incorporated by reference to our Registration Statement on Form S-1, filed on September 3, 2008)

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, filed on March 6, 2012)

3.3	Articles of Merger dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.4	Certificate of Change dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.5	Certificate of Correction dated March 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 14, 2011)

5.1	Opinion of McDonald Carano Wilson LLP (to be filed by amendment)

10.1*

Asset Purchase Agreement, dated March 14, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.2*

Cross-License Agreement, dated March 24, 2011 by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.3#	Employment Agreement with Punit Dhillon dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.4#	Employment Agreement with Veronica Vallejo dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.5#	Employment Agreement with Michael Cross dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.6	Form of Private Placement Subscription Agreement (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.7	Form of Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.8

Securities Purchase Agreement, dated June 21, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.9

Form of Registration Rights Agreement, dated June 24, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.10

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated June 1, 2011, as amended on June 21, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on October 11, 2011, File No. 333-175779)

10.11

Consulting Agreement between Vista Partners LLC and OncoSec Medical Incorporated dated April 27, 2011, as amended on June 6, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.12

Amendment to Asset Purchase Agreement, dated September 28, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.13	Form of Series A Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.14	Form of Series B Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.15	Form of Series C Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.16	Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2011)

10.17

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated January 23, 2012 (incorporated by reference to our Registration Statement on Form S-1, filed on January 24, 2012, File No. 333-179146)

10.18	Form of Securities Purchase Agreement (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.19	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.20	Amendment Agreement to Placement Agent Agreement, dated March 12, 2012 (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.21	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.22

Securities Purchase Agreement, dated March 23, 2012, by and among Oncosec Medical Incorporated and each purchaser identified on the signature pages thereto (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.23

Second Amendment to Asset Purchase Agreement, dated March 24, 2012, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.24	Common Stock Purchase Warrant (issued to Inovio Pharmaceuticals on March 24, 2012) (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

16.1	Letter dated June 7, 2011 from Silberstein Ungar, PLLC (incorporated by reference to our Current Report on Form 8-K/A, filed on June 10, 2011)

21.1	Subsidiaries of the registrant (incorporated by reference to our Registration Statement on Form S-1, file no. 333-177579, filed on July 25, 2011)

23.1	Letter of Consent from Independent Registered Public Accounting Firm, Silberstein Ungar PLLC

23.2	Letter of Consent from Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

23.3	Letter of Consent from McDonald Carano Wilson LLP (to be filed by amendment)

24.1	Power of Attorney (included on signature page)

101.INS++	XBRL Instant Document

101.SCH++	XBRL Taxonomy Extension Schema Document

101.CAL++	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++	BRL Taxonomy Extension Presentation Linkbase Document

# Management contract or compensatory plan or arrangement.

* Confidential treatment has been granted or requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and these confidential portions have been redacted from the filing that is incorporated by reference. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

++ In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on August 24, 2012.

ONCOSEC MEDICAL INCORPORATED

	By:	/s/ Punit Dhillon
Date: August 24, 2012		Punit Dhillon
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Punit Dhillon and Veronica Vallejo, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Punit Dhillon	President and Chief Executive Officer (Principal Executive Officer)	August 24, 2012
Punit Dhillon

/s/ Veronica Vallejo	Vice President, Finance and Controller (Principal Financial and Accounting Officer)	August 24, 2012
Veronica Vallejo

/s/ James DeMesa	Director	August 24, 2012
Dr. James DeMesa

/s/ Avtar Dhillon	Director	August 24, 2012
Dr. Avtar Dhillon

/s/ Anthony Maida	Director	August 24, 2012
Dr. Anthony Maida, III

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of Netventory Solutions, Inc. (incorporated by reference to our Registration Statement on Form S-1, filed on September 3, 2008)

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, filed on March 6, 2012)

3.3	Articles of Merger dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.4	Certificate of Change dated February 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011)

3.5	Certificate of Correction dated March 9, 2011 (incorporated by reference to our Current Report on Form 8-K, filed on March 14, 2011)

5.1	Opinion of McDonald Carano Wilson LLP (to be filed by amendment)

10.1*

Asset Purchase Agreement, dated March 14, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.2*

Cross-License Agreement, dated March 24, 2011 by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.3#	Employment Agreement with Punit Dhillon dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.4#	Employment Agreement with Veronica Vallejo dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.5#	Employment Agreement with Michael Cross dated May 18, 2011 (incorporated by reference to our Quarterly Report on Form 10-Q, filed on June 14, 2011)

10.6	Form of Private Placement Subscription Agreement (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.7	Form of Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 24, 2011)

10.8

Form of Securities Purchase Agreement, dated June 21, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.9

Form of Registration Rights Agreement, dated June 24, 2011, by and among OncoSec Medical Incorporated and the purchasers identified therein (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.10

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated June 1, 2011, as amended on June 21, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on October 11, 2011, File No. 333-175779)

10.11

Consulting Agreement between Vista Partners LLC and OncoSec Medical Incorporated dated April 27, 2011, as amended on June 6, 2011 (incorporated by reference to our Registration Statement on Form S-1/A, filed on September 6, 2011, File No. 333-175779)

10.12

Amendment to Asset Purchase Agreement, dated September 28, 2011, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.13	Form of Series A Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.14	Form of Series B Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.15	Form of Series C Warrant (incorporated by reference to our Current Report on Form 8-K, filed on June 27, 2011)

10.16	Share Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on October 3, 2011)

10.17

Placement Agent Agreement between Rodman & Renshaw and OncoSec Medical Incorporated dated January 23, 2012 (incorporated by reference to our Registration Statement on Form S-1, filed on January 24, 2012, File No. 333-179146)

10.18	Form of Securities Purchase Agreement (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.19	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.20	Amendment Agreement to Placement Agent Agreement, dated March 12, 2012 (incorporated by reference to our Registration Statement on Form S-1/A, filed on March 12, 2012, File No. 333-179146)

10.21	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.22

Securities Purchase Agreement, dated March 23, 2012, by and among Oncosec Medical Incorporated and each purchaser identified on the signature pages thereto (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.23

Second Amendment to Asset Purchase Agreement, dated March 24, 2012, by and between OncoSec Medical Incorporated and Inovio Pharmaceuticals, Inc. (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

10.24	Common Stock Purchase Warrant (issued to Inovio Pharmaceuticals on March 24, 2012) (incorporated by reference to our Current Report on Form 8-K, filed on March 29, 2012)

16.1	Letter dated June 7, 2011 from Silberstein Ungar, PLLC (incorporated by reference to our Current Report on Form 8-K/A, filed on June 10, 2011)

21.1	Subsidiaries of the registrant (incorporated by reference to our Registration Statement on Form S-1, file no. 333-177579, filed on July 25, 2011)

23.1	Letter of Consent from Independent Registered Public Accounting Firm, Silberstein Ungar PLLC

23.2	Letter of Consent from Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

23.3	Letter of Consent from McDonald Carano Wilson LLP (to be filed by amendment)

24.1	Power of Attorney (included on signature page)

101.INS++	XBRL Instant Document

101.SCH++	XBRL Taxonomy Extension Schema Document

101.CAL++	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++	BRL Taxonomy Extension Presentation Linkbase Document

# Management contract or compensatory plan or arrangement.

* Confidential treatment has been granted or requested with respect to portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and these confidential portions have been redacted from the filing that is incorporated by reference. A complete copy of this exhibit, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

++ In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”